UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARGONAUT TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT

Dear Argonaut Technologies, Inc. stockholder:

The board of directors of Argonaut Technologies, Inc. has approved a sale of the assets of Argonaut’s chemistry consumables business and certain assets related to its process chemistry business, which constitutes substantially all of Argonaut’s assets, to Biotage AB. If the asset sale is completed, Argonaut will be paid $21,200,000 in cash by Biotage, subject to adjustment as described in the attached proxy statement.

Stockholders of Argonaut will be asked, at a special meeting of Argonaut’s stockholders, to approve the asset sale and to approve a proposal to grant discretionary authority to adjourn or postpone the Argonaut special meeting to another time or place for the purpose of soliciting additional proxies. The board of directors of Argonaut recommends that Argonaut’s stockholders vote FOR approval of the asset sale and the adjournment proposal.

The date, time and place of the special meeting to consider and vote upon the proposals are as follows:

Wednesday, June 1, 2005

9 a.m., local time

Argonaut Technologies, Inc. Headquarters

220 Saginaw Drive

Redwood City, California 94063

The proxy statement attached to this letter provides you with information about the special meeting of Argonaut’s stockholders and the proposals to be considered at the special meeting. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Argonaut common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us so your shares are represented at the special meeting. If you do not vote, it will have the same effect as a vote against the asset sale to Biotage.

Lissa A. Goldenstein

President and Chief Executive Officer

Argonaut Technologies, Inc.

The proxy statement is dated May 3, 2005 and is first being mailed to stockholders of Argonaut on or about May 3, 2005.

ARGONAUT TECHNOLOGIES, INC.

220 Saginaw Drive

Redwood City, California 94063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 1, 2005

To our stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Argonaut Technologies, Inc., a Delaware corporation, will be held on June 1, 2005, at 9:00 a.m. local time, at Argonaut’s headquarters located at 220 Saginaw Drive, Redwood City, California, for the following purposes:

1. To consider and vote upon a proposal to approve the proposed sale of our chemistry consumables business and certain assets related to our process chemistry business, which constitutes substantially all of our assets, to Biotage AB pursuant to the amended and restated stock and asset purchase agreement attached as Annex A to the accompanying proxy statement.

2. To consider and vote upon a proposal to grant discretionary authority to adjourn or postpone the Argonaut special meeting to another time or place for the purpose of soliciting additional proxies.

3. To transact such other business as may properly come before the Argonaut special meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice, which you are encouraged to read in its entirety. The board of directors of Argonaut has fixed the close of business on April 20, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Argonaut common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Argonaut had outstanding and entitled to vote 20,757,462 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Argonaut common stock is required to approve the proposed asset sale. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Argonaut special meeting but will effectively be counted as a vote against the proposed asset sale. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The Argonaut board of directors recommends that you vote “FOR” the asset sale to Biotage and the grant of discretionary authority to adjourn or postpone the special meeting.

By Order of the Board of Directors,

Lissa A. Goldenstein

President and Chief Executive Officer

Redwood City, California

May 3, 2005

Annexes
Annex A	Purchase Agreement
Annex B	Form of Escrow Agreement
Annex C	Opinion of SG Cowen & Co., LLC

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the Special Meeting?

A:	The following two proposals will be voted on at the Special Meeting:

•	The first proposal to be voted on is a proposal to approve the sale of substantially all of our assets to Biotage AB, a company organized under the laws of Sweden. The assets we propose to sell to Biotage consist of the assets related to our chemistry consumables business and certain assets related to our process chemistry business pursuant to the terms of the amended and restated purchase agreement attached as Annex A to this proxy statement, which we refer to in this proxy statement as the purchase agreement or the amended and restated purchase agreement. See “Proposal No. 1—Proposal to Approve the Asset Sale to Biotage.”

•	The second proposal to be voted on is a proposal to grant discretionary authority to adjourn or postpone the Argonaut special meeting to another time or place for the purpose of soliciting additional proxies, which we refer to in this proxy statement as the Argonaut adjournment proposal. See “Proposal No. 2—Proposal to Grant Authority to Adjourn or Postpone the Special Meeting.”

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting in one of three ways. First, you can send a written notice via registered mail to our president and chief executive officer, Lissa A. Goldenstein, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us before the special meeting. Third, you can attend the meeting and vote in person.

Q:	If my Argonaut shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	A broker will vote Argonaut shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposal to approve the proposed asset sale requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against the proposal. The proposal to grant discretionary authority to adjourn or postpone the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting, so a broker non-vote will have no effect on the outcome of that proposal. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

Q:	Can I still sell my shares of Argonaut common stock?

A:	Yes. Our common stock is currently traded on The Nasdaq National Market. However, we have received notice from The Nasdaq National Market that we are at risk of having our common stock delisted from that market.

Q:	Who can help answer my questions?

A:	If you have any questions about the special meeting or the proposals to be voted on at the special meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations department at (650)716-1600 or Innisfree M&A Incorporated, our proxy solicitor, at (888) 750-5834. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

See “Information About the Special Meeting.”

i

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement for a more complete understanding of the matters to be considered at the special meeting.

The Parties to the Asset Sale (Page 9)

Argonaut Technologies, Inc.

220 Saginaw Drive

Redwood City, California 94063

Telephone: (650) 716-1600

Argonaut is a Delaware corporation and is a provider of consumables, instruments and services designed to help the pharmaceutical industry accelerate drug development.

Biotage AB

Kungsgatan 76

SE-753 Uppsala, Sweden

Telephone: +46 18 56 59 00

Biotage is a corporation organized under the laws of Sweden and is a supplier of complete solutions for medicinal chemistry research and applied genetic analysis.

The Agreement

Our agreement with Biotage is attached as Annex A to this proxy statement. Under a prior agreement, which we refer to as the Prior Agreement, Biotage had agreed to purchase our chemistry consumables business for a purchase price of $19,930,000.

Purchase Price (Page 13)

Biotage will pay us a total purchase price of $21,200,000 in cash and assume specified liabilities. The purchase price will be decreased to the extent that the value of the working capital of our chemistry consumables business at the closing of the asset sale is less than $7,080,000, and will be increased to the extent that the value of the working capital of our chemistry consumables business at the closing of the asset sale is greater than $7,080,000. To the extent the accounts payable of our process chemistry business are greater than $350,000 at closing, the excess over $350,000 will be subtracted from any purchase price adjustment in our favor or added to any purchase price adjustment in Biotage’s favor. At the closing of the asset sale, $2,000,000 of the cash purchase price will be put into an escrow account to secure our indemnification obligations under the purchase agreement.

Distributions (Page 14)

If the asset sale to Biotage is approved, we will complete the sale of the assets in accordance with the terms of and subject to satisfaction of the closing conditions set forth in the purchase agreement. We anticipate the transaction will close shortly after the special meeting. After the closing of the asset sale to Biotage, we currently intend to wind up our affairs and continue to explore alternatives for the disposition of our remaining assets. Alternatives could include a sale of Argonaut or a sale of any remaining assets in one or a series of transactions. We may ultimately pursue a plan of complete liquidation and dissolution. Our board, which will generally oversee our wind-up, has not yet approved any such plan, and if it were to do so, it would be submitted to our stockholders for approval. We currently estimate that the amount ultimately distributed to our stockholders as a result of our winding up will be in the range of $0.98 to $1.10 per share. Although our board of directors has not established a firm timetable for distributions to our stockholders, we currently intend make an initial distribution of a portion of the net proceeds of the asset sale to Biotage following the closing of the asset sale, the exact amount or timing of which has not been determined but is expected to be approximately $0.70 per share. We currently intend to make the initial distribution to our stockholders within 45 days after the closing of the asset sale. The amount of distributions may vary based on a number of factors.

After the asset sale to Biotage, we will no longer have an operating business and plan to wind-up our assets and liabilities. Our remaining assets will consist of cash from the asset sale, historical accounts receivable from our prior operations and immaterial office-related and other assets. Our liabilities will consist of non-operating liabilities, such as historical leases, employee expenses related to the wind-up and other similar or unknown non-operating expenses. We expect to have no revenue or expenses associated with the ongoing operation of our previous business.

If our stockholders fail to approve the asset sale to Biotage, we will review all options for continuing operations, including reducing expenses through the termination of employees and the discontinuation of our process chemistry business, and we will potentially seek to sell our stock or all or any part of our assets to the highest bidder, if any. There can be no assurance that any potential bidder will make a definitive offer to purchase our assets for a price equal to or greater than the price proposed to be paid by Biotage in the asset sale, or that the assets can be sold at all. In addition, under the terms of the purchase agreement, we would be obligated to reimburse Biotage for its expenses incurred in connection with the transaction up to $550,000.

Opinion of Our Financial Advisor (Page 30)

SG Cowen & Co., LLC delivered its oral opinion to our board of directors on February 20, 2005, subsequently confirmed in writing as of February 21, 2005, to the effect that and based upon and subject to the various assumptions set forth in the written opinion, as of February 21, 2005, the consideration to be paid by Biotage under the Prior Agreement was fair, from a financial point of view, to us.

The full text of the written opinion of SG Cowen, dated February 21, 2005, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken by SG Cowen in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated in this proxy statement by reference. We encourage you to read the opinion in its entirety. SG Cowen provided its opinion for the information and assistance of our board of directors in connection with its consideration of the Prior Agreement. The SG Cowen opinion is not a recommendation as to how any holder of our common stock should vote with respect to the asset sale.

Interests of Our Directors and Executive Officers (Page 35)

Lissa A. Goldenstein, one of our directors and our president and chief executive officer, has entered into a change of control severance agreement with us under which, as a result of the asset sale to Biotage, Ms. Goldenstein will be entitled to a cash bonus, a cash payment equal to 12 months of her base salary, acceleration of all of her Argonaut options and payment of 100% of Ms. Goldenstein’s current benefits until the earlier of 12 months after the asset sale or the time she becomes covered by other group benefit plans with comparable levels of coverage.

David J. Foster, our senior vice president and chief financial officer, Gordon B. Tredger, our senior vice president, instrumentation and integration, and Jeffrey W. Labadie, our senior vice president, chemistry consumables group, have each entered into change of control severance agreements with us under which, as a result of the asset sale to Biotage, they will each be entitled to a cash bonus upon the closing of the assets sale. In addition, in the event any of them has his employment terminated as a result of an involuntary termination within one year after the closing of the asset sale to Biotage, that employee will be entitled to a severance payment equal to 12 months of his base salary, acceleration of all his Argonaut options and reimbursement of any payment by him for medical benefits under COBRA until the earlier of 12 months after the asset sale or the time he becomes covered by other group benefit plans with comparable levels of coverage.

Conditions to the Completion of the Asset Sale (Page 20)

Our and Biotage’s obligations to complete the transactions contemplated by the purchase agreement are subject to satisfaction of the following conditions which cannot be waived:

•	no order or other legal restraint or prohibition of any nature of any court or governmental authority of competent jurisdiction is in effect that restrains or prohibits the completion of the asset sale;

•	no action has been taken, and no statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the asset sale, by any governmental authority which makes the completion of the asset sale illegal; and

•	our stockholders have approved the asset sale at the special meeting.

Our and Biotage’s obligations to complete the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•	the other party’s representations and warranties in the purchase agreement (read without regard to any qualifications regarding materiality or material adverse effect or any similar standard or qualification) were true and correct as of the date of the purchase agreement (except to the extent such representations and warranties speak as of any earlier date) and are true and correct as of the closing date as though made on and as of the closing date, other than failures to be true and correct that individually or in the aggregate would not, in our case reasonably be expected to have a material adverse effect and in Biotage’s case, would not reasonably be expected to materially adversely affect the ability of Biotage to perform its obligations under the purchase agreement;

•	the other party has performed or complied with in all material respects all of its obligations required to be performed or complied with by it under the purchase agreement at or before the closing date; and

•	the receipt of officer’s certificates from the other party.

Biotage’s obligations to complete the transactions contemplated by the purchase agreement are subject to satisfaction or waiver of the following additional conditions:

•	all consents, approvals and authorizations of any governmental authority required to be made or obtained by us or Biotage to complete the asset sale, the failure of which to be made or obtained would, individually or in the aggregate, have a material adverse effect are in full force and effect at the closing;

•	we have delivered to Biotage a certificate(s) in form and substance reasonably satisfactory to Biotage, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated by the purchase agreement from withholding under section 1445 of the Internal Revenue Code and related treasury regulations;

•	Biotage has received, or will receive as of the closing, all material licenses and permits necessary to conduct the chemistry consumables business in all material respects with past practices and in all material respects in compliance with all applicable laws;

•	there are no pending or threatened investigations or proceedings to which a governmental authority is a party seeking to restrain or prohibit the completion of the transactions contemplated by the purchase agreement or seeking to prohibit or limit the ownership or operation by Biotage or us of any material portion of the chemistry consumables business or the transferred assets;

•	there has not occurred or arisen after the date of the purchase agreement, and prior to closing, any material adverse effect; and

•	we have obtained the lawful assignment of the lease held by International Sorbent Technology Limited in relation to a property in Wales to Argonaut Technologies Limited on or prior to closing.

Termination of the Purchase Agreement (Page 21)

We and Biotage may terminate the purchase agreement:

•	by mutual written consent;

•	upon written notice to the other party if the asset sale is not completed on or before July 1, 2005;

•	upon written notice to the other party, if any governmental authority issues an order or takes any other action (which the parties used their respective reasonable best efforts to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the purchase agreement, and the order has become final and nonappealable;

•	if our stockholders do not vote to approve the asset sale and the other transactions contemplated by the purchase agreement at the special meeting, or any adjournment or postponement of the special meeting; or

•	upon written notice provided to the other party, if there is a breach of any representation, warranty, covenant or agreement on the part of the other party contained in the purchase agreement which breach would, individually or in the aggregate together with all such other uncured breaches by the other party, constitute grounds for the closing conditions relating to representations and warranties and covenants and agreements not to be satisfied at the closing and the breach is not reasonably capable of being cured before a certain date or if the breach is reasonably capable of being cured before that date, but it is not cured before the earlier of 30 days after notice of the breach or that date.

Biotage may terminate the purchase agreement upon written notice to us, if:

•	our board effects a change in its recommendation in favor of the asset sale;

•	we materially breach our obligations under the purchase agreement by failing to call the special meeting or failing to prepare and mail to our stockholders this proxy statement; or

•	we otherwise fail to comply with or perform in any material respect our obligations under the no-solicitation provisions of the purchase agreement.

We may terminate the purchase agreement if, before the vote of our stockholders at the special meeting and after compliance in all material respects with our no-solicitation covenant, we elect to enter into a binding agreement with respect to a superior proposal and prior to that termination, we pay Biotage the termination fee.

Termination Fees (Page 22)

We may be required to pay to Biotage a termination fee of $950,000 if the purchase agreement is terminated under certain circumstances. We may also be required to reimburse Biotage’s expenses up to $550,000 (to be credited against any termination fee also payable) if the purchase agreement is terminated under certain circumstances.

Limitations on Considering Other Acquisition Proposals (Page 17)

The purchase agreement contains detailed “no-solicitation” provisions prohibiting us from seeking a competing acquisition transaction, although we are entitled to engage in negotiations and discussions with third parties who make bona fide unsolicited acquisition proposals under certain circumstances.

Material United States Federal Income Tax Consequences (Page 39)

Generally, the distribution by us of any amounts to you in connection with the sale of our assets will be a taxable event to you. However, the specific tax consequences to you will depend on the facts and circumstances of your own situation and on whether the distribution is treated as a distribution in complete liquidation of us.

See the section entitled “ Proposal No. 1—Proposal to Approve the Asset Sale to Biotage—Material United States Federal Income Tax Consequences” for a general discussion of the tax consequences of any distribution. Nevertheless, the tax consequences of any distribution are very complicated and we strongly urge you to consult with your own tax advisor to fully understand the tax consequences of any distribution to you.

Appraisal Rights (Page 41)

Our stockholders do not have appraisal rights in connection with the asset sale.

Board Recommendation (Page 41)

Our board of directors recommend a vote “FOR” approval of the asset sale and the grant of discretionary authority to adjourn or postpone the special meeting.

See “Proposal No. 1—Proposal to Approve the Asset Sale to Biotage.”

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our assets, the anticipated distribution per share of our common stock, the timing and amounts of distributions of proceeds to stockholders, the estimates of ongoing expenses, and the likelihood of stockholder value resulting from the sale of our assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that the asset sale may not be consummated, we may incur additional liabilities, that the consideration for the sale of our chemistry consumables business and our other non-cash assets could be lower than anticipated, that our expenses may be higher than estimated and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce any distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by our board of directors in connection with our special meeting of stockholders.

Date, Time and Place of Special Meeting

We will hold the special meeting of Argonaut stockholders at 220 Saginaw Drive, Redwood City, California at 9:00 a.m. local time on June 1, 2005.

Purpose of Special Meeting

At the special meeting, the following proposals will be presented:

•	the proposal to approve the sale of our chemistry consumables business and certain assets related to our process chemistry business, which constitute substantially all of our assets, to Biotage AB; and

•	the proposal to grant discretionary authority to adjourn or postpone the Argonaut special meeting to another time or place for the purpose of soliciting additional proxies, which we refer to in this proxy statement as the Argonaut adjournment proposal.

Argonaut stockholders will also be asked to consider any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting. We currently do not contemplate that any other matters will be considered at the special meeting.

Record Date and Voting Securities

Stockholders of record as of the record date, April 20, 2005, are entitled to notice of and to vote at the special meeting. As of the record date, 20,757,462 shares of our common stock were issued and outstanding. Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy.

Vote Required

The proposal to approve the asset sale to Biotage requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The Argonaut adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the special meeting and vote in person. Any stockholder giving a proxy has the right to revoke it in one of three ways:

•	you can send a written notice via registered mail to our president and chief executive officer, Lissa A. Goldenstein, at our executive offices, stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy; or

•	you can attend the meeting and vote in person.

If you choose either of the first two methods, you must submit the notice of revocation of the new proxy to us before the special meeting.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the special meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to approve the asset sale to Biotage requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the asset sale to Biotage. The Argonaut adjournment proposal requires a majority of the votes cast in person or by proxy at the special meeting by the holders of shares of our common stock entitled to vote on that proposal. For the purpose of determining whether the Argonaut adjournment proposal has received the requisite number of votes, abstentions and broker non-votes will have no effect of the outcome of the proposal. In addition, assuming that there is a quorum represented at the stockholder meeting, failing to vote will have no effect on the outcome of the Argonaut adjournment proposal. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

Adjournment and Postponement

Whether or not a quorum is represented at a stockholder meeting, our bylaws permit the stockholders present in person or represented by proxy to adjourn the meeting from time to time by the vote of the majority of the shares represented at that meeting without notice other than announcement at the meeting, until a quorum is present or represented. The Delaware General Corporation Law requires that if a meeting is adjourned for more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given to the stockholders.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Innisfree M&A Incorporated to assist in distribution of proxy materials and solicitation of votes. We will pay Innisfree $8,000 for its services plus reimbursement for certain out-of-pocket expenses.

Assistance

If you have any questions about the proposals or how to vote or revoke a proxy, or if an Argonaut stockholder wishes to obtain additional copies of this document or election forms, the stockholder should contact:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, New York 10022

(888) 750-5834

or

Argonaut Technologies, Inc.

220 Saginaw Drive

Redwood City, California 94063

Attention: Investor Relations

Telephone Number: (650) 716-1600

PROPOSAL NO. 1—PROPOSAL TO APPROVE

THE ASSET SALE TO BIOTAGE

This section of the proxy statement describes material aspects of the proposed asset sale to Biotage, including the purchase agreement. This summary may not contain all of the information that is important to you. You should carefully read this proxy statement, including the full text of the purchase agreement, which is attached as Annex A, for a more complete understanding of the asset sale.

Parties to the Asset Sale

Argonaut

We are engaged in the development of products designed to help pharmaceutical chemists engaged in the discovery and development of new chemical entities to increase their productivity and reduce their operating costs without compromising the scientific integrity of their research. Our chemistry consumables products allow scientists to optimize their experiments, purify their materials and yield better compounds than traditional consumable products used for chemical synthesis. Our instrument products enable parallel synthesis of new chemical compounds, allowing chemists to perform multiple experiments under a variety of conditions in much less time than other traditional chemistry development methods would take. Our products automate many of the most labor-intensive steps of chemistry development.

We were incorporated in the state of Delaware on November 10, 1994 and we maintain our principal offices at 220 Saginaw Drive, Redwood City, California 94063, telephone (650) 716-1600.

Biotage

Biotage is a supplier of complete solutions for medicinal chemistry research and applied genetic analysis. The Biosystems business division develops, manufactures and sells complete solutions for applied genomic analysis based on its proprietary pyrosequencing technology—a simple-to-use DNA sequencing technique. The Discovery Chemistry business division is made up of the Synthesis and Purification product lines. Synthesis develops, manufactures and sells instrumentation, knowledge products, reaction kits and accessories for microwave synthesis. Purification develops, manufactures and sells small molecule drug discovery purification systems, separation systems and consumables for the pharmaceutical, biopharmaceutical and specialty chemistry industry.

Biotage AB was created through Pyrosequencing AB’s acquisition of Personal Chemistry and Biotage LLC in 2003. Biotage is a corporation organized under the laws of Sweden and maintains its principal offices at Kungsgatan 76, SE-753 Uppsala, Sweden, telephone +46 18 56 59 00.

General

On March 17, our board of directors unanimously approved the amended and restated purchase agreement between us and Biotage, under which we agreed to sell the assets relating to our chemistry consumables business and certain assets related to our process chemistry business to Biotage for a total purchase price of $21,200,000 plus the assumption of specified liabilities, subject to adjustment as described below (see “—Purchase Price”), to be paid by Biotage in cash. The material terms of the purchase agreement are summarized below. A copy of the amended and restated purchase agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the purchase agreement in its entirety. The purchase agreement supercedes a prior February 21, 2005 agreement between us and Biotage pursuant to which we had agreed to sell to Biotage our chemistry consumables business. See “—Background of the Asset Sale.”

Assets to be Sold

The assets proposed to be sold to Biotage consist of the assets currently used or held for use principally in connection with the operation of our chemistry consumables business as well as certain assets related principally to our process chemistry business, including:

•	all billed and unbilled accounts and notes receivable principally related to the chemistry consumables business and related security deposits;

•	all prepayments and prepaid expenses and deposits and other current assets principally related to the chemistry consumables business and process chemistry business and related security, other than with respect to our process chemistry business, payments with respect to insurance or taxes and deposits for facilities owned or leased in connection with the process chemistry business;

•	owned real property related to the chemistry consumables business, other than a property located in Wales;

•	leased real property related to the chemistry consumables business;

•	all inventory used or held for use principally in the conduct or operation of the chemistry consumables business or the process chemistry business on the closing date;

•	all owned or leased tangible personal property used or held for use principally in the conduct or operation of the chemistry consumables business, including machinery, mobile and immobile equipment, furniture, office equipment, furnishings, transportation equipment, tools, tooling, dies, parts, supplies and other tangible personal property;

•	all manufacturing, engineering and laboratory machinery, equipment and supplies and demonstration equipment used or held for use principally in the conduct or operation of the process chemistry business;

•	all computer equipment and information systems used or held for use principally in the conduct or operation of the process chemistry business;

•	all right, title and interest in, to and under all contracts related principally to the operation of the chemistry consumables business or to which the assets to be transferred are subject;

•	all right, title and interest in and to any intellectual property;

•	all rights under any licenses and permits required to conduct the chemistry consumables business and the process chemistry business to the extent transferable under applicable law;

•	all books and records;

•	all rights under express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to the chemistry consumables business or process chemistry business;

•	all credits and deferred charges related to, or arising in connection with, the chemistry consumables business or process chemistry business, including leases and rentals;

•	all information systems, hardware, telephone systems, software systems, database and database systems used in the chemistry consumables business, in each case, to the extent reflected as an asset on the balance sheet of the chemistry consumables business or acquired after the date of the purchase agreement which would reasonably be expected to be reflected on a balance sheet of the chemistry consumables business as of the closing of the asset sale;

•	all insurance proceeds received by us or any of our subsidiaries in respect of any transferred assets as a result of any damage or claim occurring between the date of the purchase agreement and the closing of the asset sale and any rights, claims or causes of action existing or arising related to transferred assets under our insurance policies;

•	any assets relating to certain employee benefits liabilities to be assumed by Biotage;

•	the goodwill and going concern value of each of the chemistry consumables business and the process chemistry business;

•	all other properties, assets, rights and claims reflected on the December 31, 2004 balance sheet of the chemistry consumables business or accrued after the date of the purchase agreement which would reasonably be expected to be reflected on the balance sheet of the chemistry consumables business if it was prepared as of the closing of the asset sale;

•	all inventory backlog relating to the process chemistry business existing and unfulfilled as of the closing date of the asset sale; and

•	the equity interests in our subsidiaries engaged in the chemistry consumables business to be transferred to Biotage in the asset sale.

The assets proposed to be sold to Biotage specifically exclude:

•	all cash and cash equivalents;

•	all billed and unbilled accounts and notes receivable and other current assets principally related to the process chemistry business and related security;

•	all transfered assets sold or otherwise disposed of not in violation of any provisions of the purchase agreement during the period from the date of the agreement until the closing date;

•	all accounts receivable related to our process chemistry business;

•	all of our income tax returns and, subject to certain limitations described in the purchase agreement, all of our tax refunds, tax losses, tax carryforwards, tax credits and tax benefits;

•	the minute books for the board of directors, committees or shareholders’ meetings, incorporation documents, stock transfers and tax or similar or related corporate records of Argonaut and our subsidiaries, other than the subsidiaries to be transferred to Biotage;

•	all of the assets to be transferred to us or one of our retained subsidiaries pursuant to a reorganization to occur prior to closing;

•	the real property located at Tir-Y-Berth Industrial Estate, New Road, Hengoed, Wales;

•	all of our right, title and interest under the purchase agreement and the confidentiality agreement with Biotage; and

•	all of our and our retained subsidiaries’ assets not used in connection with the operation of the chemistry consumables business or the process chemistry business assets being transfered.

Liabilities to be Assumed

The liabilities proposed to be assumed by Biotage in the transaction consist of the following:

•	all liabilities related to our chemistry consumables business and reflected on the balance sheet of our chemistry consumables business dated as of December 31, 2004 (other than any liabilities that are specifically excluded under the terms of the purchase agreement);

•	all other liabilities related to our chemistry consumables business incurred after December 31, 2004 not in violation of the terms of the purchase agreement which would have been required to be reflected on the balance sheet of our chemistry consumables business dated as of December 31, 2004 if they had been incurred on or prior to December 31, 2004 (other than any liabilities that are specifically excluded under the terms of the purchase agreement);

•	all liabilities arising under contracts to be assumed by Biotage to the extent those liabilities arise in the ordinary course of business consistent with past practice pursuant to the terms of the contracts, were not due to have been satisfied or discharged prior to the closing of the asset sale and have not arisen as a result of a default or breach of the contract by us or our subsidiaries;

•	all warranty liabilities to the extent those liabilities arise in the ordinary course of business consistent with past practice under the terms of contracts to be assumed by Biotage or under the Uniform Commercial Code and were not due to have been satisfied or discharged prior to the closing of the asset sale;

•	all customer service and support obligations after the closing of the asset sale with respect to our process chemistry business to the extent those obligations arise in the ordinary course of business consistent with past practice under the contracts to be assumed by Biotage or under the Uniform Commercial Code and were not due to have been satisfied or discharged prior to the closing of the asset sale;

•	accounts payable related to our process chemistry business to the extent such payables were accrued in the ordinary course of business and do not exceed $350,000;

•	liability for all earned but unpaid base salary and other compensation accrued on the balance sheet of our chemistry consumables business or process chemistry business under GAAP as of the date of closing of the asset sale for the process chemistry business employees to be offered employment by Biotage; and

•	all liabilities arising as a result of the post-closing ownership or use by Biotage of the transferred assets.

The liabilities proposed to be assumed by Biotage specifically exclude:

•	any claims or liabilities related to or arising out of the use or ownership of any excluded assets;

•	liabilities, whether of the subsidiaries to be transferred to Biotage or otherwise, to us or any of our subsidiaries or affiliates;

•	any liabilities of Argonaut and the subsidiaries to be transferred to Biotage, whether arising prior to, on or after the closing date, to the extent arising from or as a result of the conduct of any business of Argonaut or such transferred subsidiaries other than the chemistry consumables business and liabilities of the process chemistry business expressly assumed;

•	claims or liabilities arising out of or otherwise with respect to or in connection with our pre-closing reorganization contemplated by the purchase agreement;

•	any liability of Argonaut or any of our affiliates (other than subsidiaries transferred to Biotage, and except for certain tax liabilities) for taxes relating to any pre-closing tax period;

•	liabilities to or with respect to our employees under any of our benefit plans or liabilities with respect to our employees that we retain pursuant to the purchase agreement;

•	liabilities under or relating to environmental laws to the extent relating to events or conditions existing as of, or prior to, the closing date, other than routine maintenance or similar obligations in the ordinary course of business;

•	any liability of Argonaut or our subsidiaries to any broker, finder or agent, including SG Cowen, for any investment banking or brokerage fees, finder’s fees or commission with respect to the transactions contemplated by the purchase agreement;

•	any liability with respect to a claim for personal injury (including wrongful death) and/or property damage arising out of pre-closing occurrences and based on product liability, strict liability or other similar theories of recovery, whether arising in contract or tort or otherwise;

•	any liability with respect to a claim in France by one of our former employees;

•	any other liability which we have expressly agreed to retain pursuant to the provisions of the purchase agreement; and

•	except to the extent expressly set forth in the purchase agreement, liabilities relating to the chemistry consumables business, the transferred assets, the subsidiaries to be transferred to Biotage, the shares of those subsidiaries or employees of the business or arising out of the operation or ownership of the chemistry consumables business, those subsidiaries or those shares or the employment of those employees, in each case, prior to the closing of the asset sale to Biotage.

Purchase Price

Biotage will pay us a total purchase price of $21,200,000 in cash for the assets. The purchase price will be decreased to the extent that the value of the working capital of our chemistry consumables business at the closing of the asset sale is less than $7,080,000, and will be increased to the extent that the value of the working capital of our chemistry consumables business at the closing of the asset sale is greater than $7,080,000. At the closing of the asset sale, $2,000,000 of the cash purchase price will be put into an escrow account to secure our indemnification obligations under the purchase agreement.

The target net working capital amount set forth in the purchase agreement is $7,080,000. Before the closing of the asset sale, we will prepare a preliminary estimate of net working capital at the closing. The purchase price payable at closing will be adjusted downward on a dollar-for-dollar basis to the extent the preliminary statement of the net working capital at closing is less than the target net working capital and will be adjusted upward on a dollar-for-dollar basis to the extent the preliminary statement of the net working capital at closing is greater than the target net working capital. Following the closing, we will prepare a final statement of net working capital at closing. Once we and Biotage have agreed on the final statement of net working capital at closing in accordance with the procedures set forth in the purchase agreement, there will be a further upward adjustment of the purchase price to the extent the final statement of net working capital reflects that net working capital at closing was greater than the net working capital reflected on the preliminary statement of net working capital, or there will be a further downward adjustment of the purchase price to the extent the final statement of net working capital reflects that net working capital at closing was less than the net working capital reflected on the preliminary statement of net working capital. For example, should the preliminary net working capital statement delivered by us to Biotage before closing reflect estimated net working capital of $7,180,000 at closing, then the purchase price payable at closing will be increased by $100,000 (the amount by which net working capital exceeds the target amount of $7,080,000). If, following the procedures set forth in the purchase agreement, the final statement of net working capital reflects net working capital of $7,170,000, then we will make a payment to Biotage of $10,000 (the amount by which the estimated net working capital used to calculate the initial purchase price adjustment exceeded the final net working capital). Alternatively, for example, should the preliminary net working capital statement delivered by us to Biotage before closing reflect estimated net working capital of $6,980,000 at closing, then the purchase price payable at closing will be decreased by $100,000 (the amount by which the target amount of $7,080,000 exceeds the net working capital). If, following the procedures set forth in the purchase agreement, the final statement of net working capital reflects net working capital of $6,990,000, then Biotage will make a payment to us of $10,000 (the amount by which the final net working capital exceeded the estimated net working capital used to calculate the initial purchase price adjustment).

To the extent the accounts payable of our process chemistry business are greater than $350,000 at closing, the excess over $350,000 will be subtracted from any purchase price adjustment in our favor or added to any purchase price adjustment in Biotage’s favor.

Biotage represents in the purchase agreement that it will have available to it adequate funds to pay the purchase price in cash.

Distributions

After the closing of the asset sale to Biotage, we currently intend to wind up our affairs in an orderly fashion and continue to explore the alternatives for the disposition of our remaining assets while settling our liabilities and any claims that may arise. Alternatives could include a sale of Argonaut or a sale of any remaining assets in one or a series of transactions. We may ultimately pursue a plan of complete liquidation and dissolution. Our board, which will generally oversee the wind-up, has not yet approved any such plan, and, if it were to do so, it would be submitted to the stockholders for approval. If a complete liquidation and dissolution were approved, pursuant to the General Corporation Law, we would continue to exist for three years after the dissolution became effective (or for any longer period as the Delaware Court of Chancery might direct), for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of property, to discharge our liabilities and to distribute to our stockholders any remaining assets.

Following is a table showing management’s estimates of our ultimate distribution to stockholders, assuming we complete the asset sale to Biotage and subsequently liquidate our remaining assets and distribute the net proceeds to our stockholders, estimated as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the proposed asset sale to Biotage and liquidation of our remaining assets by October 31, 2006. The estimates in the table below are based on shares outstanding as of December 31, 2004 and are based on estimates of:

•	any purchase price adjustment at closing;

•	the net proceeds from the sale of our assets;

•	severance costs; and

•	our anticipated operating expenses through completion of our liquidation.

Estimated Distribution to Stockholders
Low Range	High Range
$0.98	$1.10

Following the closing of the asset sale to Biotage, we intend to make a an initial distribution to our stockholders of a portion of the proceeds of the asset sale to Biotage. The exact amount or timing of any initial distribution has not been determined, but it is expected to be approximately $0.70 per share. We currently intend to make the initial distribution to our stockholders within 45 days after the closing of the asset sale.

After the asset sale to Biotage, we will no longer have an operating business and plan to wind-up our assets and liabilities. Our remaining assets will consist of cash from the asset sale, historical accounts receivable from our prior operations and immaterial office-related and other assets. Our liabilities will consist of non-operating liabilities, such as historical leases, employee expenses related to the wind-up and other similar or unknown non-operating expenses. We expect to have no revenue or expenses associated with the ongoing operation of our previous business.

We cannot assure you of the precise amount of any distribution to our stockholders. The above estimates were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, which would require a more complete presentation of data than as shown above, and our independent accountants have not examined or compiled any of these estimates or expressed any conclusion or provided any other form of assurance with respect to these estimates and accordingly assume no responsibility for these estimates. These estimates are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and developments. These estimates were not prepared by us in the ordinary course and are based on a number of internal assumptions as to matters that are inherently subject to significant uncertainties, all of which are difficult to predict and some of which are beyond our control, including assumptions as to the final purchase price as adjusted under the purchase agreement (which will be based on the value of our net working capital at closing), final sales and use taxes on the asset sale to Biotage, the amount of our liabilities and professional fees incurred in connection with the sale of our assets and our wind up. Accordingly, there can be no assurance, and no representation or warranty is or has been made by us or any of our representatives, that any distributions to our stockholders will not vary materially from those described above. The estimates are forward-looking in nature and inherently subject to significant uncertainties, risks and contingencies. The inclusion of these estimates should not be regarded as an indication that we consider this information a reliable prediction of future events, and the estimates should not be relied on as such. We do not intend to, and we disclaim any obligation to, update, revise or correct the estimates if they are or become inaccurate (even in the short term). The information set forth above is presented for the limited purpose of giving our stockholders an estimate of the amount of the distribution that may be made to them.

Indemnification

Under the terms of the purchase agreement we have agreed to indemnify Biotage against any losses, taxes, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, that Biotage may incur (which we refer to in this proxy statement as losses) if we breach any of our representations and warranties or breach any of our covenants or agreements contained in the purchase agreement. We have also agreed to indemnify Biotage for any losses that arise in connection with:

•	liabilities other than those specifically assumed by Biotage under the purchase agreement;

•	liabilities arising out of our sale of assets to Grace Construction Products, Inc.;

•	pre-closing taxes; and

•	liabilities relating to a lease for a property in Wales.

Under the terms of the purchase agreement Biotage has agreed to indemnify us against any losses that we may incur if Biotage breaches any of its representations and warranties or breaches any of its covenants or agreements contained in the purchase agreement. Biotage has also agreed to indemnify us for any losses that arise in connection with any liabilities it assumes, any post-closing taxes and the conduct of the chemistry consumables business after the closing.

Subject to certain exceptions, our indemnification obligations with respect to our representations and warranties is capped at $1,000,000. Furthermore, neither party is required to indemnify the other for a breach of any representation or warranty unless and until losses exceed $200,000, and then only to the extent of the excess. There is no cap with respect to our other indemnification obligations. Our indemnification obligations with respect to representations and warranties, subject to certain exceptions, survive for a period of 12 months after closing.

Escrow

Biotage will pay out of the purchase price $2,000,000 to be held in an escrow account in accordance with the terms of the escrow agreement, a form of which is attached as Annex B to this proxy statement, which you are encouraged to read in its entirety, and which is incorporated into this proxy statement by reference. $1,000,000 of the escrow funds will be available for Biotage to satisfy indemnification claims against us and an additional $1,000,000 will be available for Biotage to satisfy indemnification claims against us relating to certain potential tax claims. In the event that those tax claims are resolved within one year of the closing and any amount paid in connection with them is less than $1,000,000, we will receive a distribution of an amount equal to:

•	the excess of $1,000,000 over any amount paid to finally settle and resolve any such potential tax claims, immediately upon settlement of that amount; and

•	any remaining escrow funds (other than amounts required to satisfy outstanding claims), within three business days after the one year anniversary of the closing.

If the tax claims are not resolved within one year, the escrow funds related to such tax matter will continue to be held in the escrow account and will be available for indemnification claims by Biotage related only to the tax claims until they are resolved. Upon resolution of the tax claims and payment of any funds out of the escrow amount in satisfaction of them, any remaining escrow funds will be distributed to us.

The fees of the escrow agent will be paid out of the escrow fund, and will therefore diminish any funds available for distribution to us at the end of the escrow period. Any such fees in excess of $15,000 will be paid by us.

Other Terms of the Purchase Agreement

Representations and Warranties

In the purchase agreement, we make representations and warranties to Biotage including, among other things regarding:

•	our corporate status;

•	our subsidiaries;

•	our authority to complete the asset sale;

•	contracts being assumed by Biotage;

•	consents required in connection with the asset sale;

•	conduct of the chemistry consumables business;

•	our financial statements;

•	our liabilities;

•	takeover statutes;

•	our properties;

•	our title to the transferred assets;

•	sufficiency of the transferred assets;

•	taxes;

•	litigation;

•	our licenses and permits;

•	compliance with laws;

•	environmental matters;

•	employee benefit plans;

•	labor matters;

•	intellectual property;

•	brokers;

•	insurance;

•	transactions with related persons;

•	books and records;

•	contracts;

•	customers and suppliers;

•	products liability;

•	receivables;

•	the opinion of our financial advisor;

•	our sale of certain assets to Grace Construction Products, Inc.

•	our compliance with the non-solicitation provisions contained in the Prior Agreement; and

•	our continued solvency after the asset sale.

Biotage makes representations and warranties to us, including among other things regarding:

•	Biotage’s corporate status;

•	Biotage’s authority to complete the asset sale;

•	consents required in connection with the asset sale;

•	brokers;

•	availability of funds to pay the purchase price;

•	litigation;

•	Biotage’s board approval; and

•	Biotage’s investment intent.

Covenants

In the purchase agreement, we have agreed to provide Biotage and its officers, employees, auditors and other representatives with access to data and information about the transferred assets. We also agreed that between the signing of the purchase agreement and closing of the asset sale, subject to certain exceptions, unless Biotage otherwise consents in writing, we will, among other things, carry on our business only in the ordinary course of business and consistent with past practice. We also agreed that, subject to certain exceptions, we will not take certain actions without the prior written consent of Biotage (which consent may not be unreasonably withheld or delayed), including acquiring any other business, making any investment, selling any of the transferred assets, entering into any new line of business, entering into, terminating or renewing contracts, prepaying any liabilities, incurring indebtedness, incurring liens, increasing compensation or benefits to employees, terminating employees, issuing securities, paying dividends (other than cash dividends), transferring intellectual property, entering any collective bargaining agreements, effectuating a plant closing or mass layoff, settling litigation, amending the organizational documents of transferred subsidiaries, adopting a plan of liquidation, incurring capital expenditures in excess of certain limits, changing any accounting methods or principles, entering into agreements with related persons, accelerating the delivery or sale of products, purchasing inventory in excess of what is required to meet customer support or service, writing down inventory, making or rescinding tax elections, settling or compromising tax claims, filing amended tax returns, surrendering rights to a tax refund, or amending or modifying our stockholder rights agreement.

Limitations on Considering other Acquisition Proposals

We have agreed that we and our officers, directors, representatives and controlled affiliates will not:

•	directly or indirectly, solicit, initiate or knowingly facilitate or encourage, or respond to, any inquiries with respect to, or the making, submission or reaffirmation of any acquisition proposal;

•	engage in any discussions, negotiations or other communications relating to an acquisition proposal; or

•	furnish to any person (other than Biotage, its officers, directors, employees or representatives), or provide any person (other than the Biotage, its officers, directors, employees or representatives) access to, our properties, books and records or any non-public information or data with respect to us or our subsidiaries or the purchase agreement.

However, prior to our stockholders approving the asset sale, we may provide access to our properties and books and records in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if our board of directors receives from the party requesting that information an executed confidentiality agreement on terms substantially similar to those contained in our confidentiality agreement with Biotage, or we may engage in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal, if and only to the extent that prior to taking any of those actions:

•	our board of directors has determined in good faith, after consultation with our outside legal counsel and financial advisors, that the failure to take that action would violate its fiduciary duties under applicable law and that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal from the party that made the acquisition proposal; and

•	we inform Biotage promptly after, and in no event later than 24 hours after, we take the action.

An “acquisition proposal” is:

•	any inquiry with respect to, or a proposal or offer for a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving, us and our subsidiaries; or

•	any proposal or offer to acquire in any manner an equity interest representing a 10% or greater economic or voting interest in us, or the assets, securities or ownership interests of or in us or any of our subsidiaries representing 10% or more of the consolidated assets of us and our subsidiaries.

An “acquisition proposal” does not include:

•	a proposal with respect to a purchase of our property located at Tir-Y-Berth Industrial Estate, New Road, Hengoed, Wales; or

•	after any termination of this agreement, any proposal for a bona fide equity financing transaction made by a person who has not made an acquisition proposal before termination and which represents a 30% or less economic and voting interest in us.

A “superior proposal” is an acquisition proposal (except that the reference to “10% or more” in the definition of “acquisition proposal” above are deemed to be a reference to “a majority”):

•	that is reasonably capable of being completed, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal; and

•	which, if completed, would result in a transaction more favorable to our stockholders from a financial point of view than the asset sale, after giving effect to any adjustments to the terms and provisions of the purchase agreement proposed by Biotage in response to the acquisition proposal after it receives notice of the acquisition proposal.

We have agreed that promptly after we or any of our subsidiaries, or any of our or their directors, officers, employees or other representatives receives an acquisition proposal, or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us, our subsidiaries or any of our or their directors, officers, employees or other representatives, we will provide Biotage with written notice of the material terms and conditions of the acquisition proposal or the identity of any party requesting non-public information or seeking discussions or negotiations, and will keep Biotage informed, on a current basis, of the status and material terms and conditions of any proposals or offers. We have also agreed to make available to Biotage all non-public information we make available to any person making an acquisition proposal.

Our board has agreed not to make a change in its recommendation which includes:

•	withholding, withdrawing, amending, qualifying, modifying or changing in a manner adverse to Biotage (or proposing to do any of the foregoing), or failing to make, all or any portion of its recommendation that our stockholders approve the asset sale and the completion of the transactions contemplated by the purchase agreement;

•	approving or recommending any acquisition proposal; or

•	taking any other action or making any other public statements in connection with the special meeting that are inconsistent with its recommendation.

However, our board of directors may make a change in its recommendation and/or we may terminate the purchase agreement (together with the payment of the termination fee described below under “—Termination Fee”), before we receive stockholder approval of the asset sale, if and to the extent:

•	our board of directors concludes in good faith, after consultation with its financial advisors and our outside legal counsel, in response to a bona fide written acquisition proposal which was unsolicited and did not otherwise result from a breach of the no-solicitation provisions of the purchase agreement, that the proposal is a superior proposal and that not terminating the purchase agreement to accept the superior proposal and/or failure to recommend the superior proposal to our stockholders would violate its fiduciary duties under applicable law;

•	we deliver to Biotage prior written notice advising Biotage that we or our board of directors intends to take the relevant action with respect to a superior proposal, specifying in reasonable detail the material terms and conditions of the superior proposal, which notice must be delivered not less than five business days before the time the action is taken; and

•	during this five business day period, we and our directors, officers, employees and other representatives negotiate in good faith with Biotage to make such adjustments to the terms and conditions of the purchase agreement such that the acquisition proposal would no longer constitute a superior proposal.

Stockholders’ Meeting

We have agreed to use our reasonable best efforts to have the preliminary proxy statement relating to the asset sale cleared by the Securities and Exchange Commission so that the final proxy statement can be filed with the Securities and Exchange Commission and mailed as promptly as practicable.

Reorganization

We have agreed in the purchase agreement to take certain actions, including the transfer of certain assets and employees out of subsidiaries that are being transferred to Biotage in connection with the asset sale.

Non-Competition

We have agreed for a period of three years after the closing date that neither we nor any of our controlled affiliates will, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other person, own, manage, operate, control, participate in, invest in, perform services for, or otherwise carry on, a business which, directly or indirectly, is in competition with the chemistry consumables or process chemistry business in North America, Europe, Japan and any other jurisdiction where the chemistry consumables or process chemistry business is currently conducted. We have also agreed, subject to certain exceptions, for a period of two years after the closing date, not to, without the prior written consent of Biotage, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Biotage or its subsidiaries) any employees of the chemistry consumables or process chemistry business or any person employed by Biotage or any of its subsidiaries who became known to or was identified to us or our subsidiaries in connection with the transactions contemplated by the purchase agreement.

Transfer Taxes

We and Biotage will share equally all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, UK Stamp Duty Land Tax and other similar taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to the purchase agreement.

Closing Conditions

Our and Biotage’s obligations to complete the transactions contemplated by the purchase agreement are subject to satisfaction of the following conditions which may not be waived:

•	no order or other legal restraint or prohibition of any nature of any court or governmental authority of competent jurisdiction is in effect that restrains or prohibits the completion of the asset sale;

•	no action has been taken, and no statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the asset sale, by any governmental authority which makes the completion of the asset sale illegal; and

•	our stockholders have approved the asset sale at the special meeting.

Biotage’s obligations to complete the transaction contemplated by the purchase agreement are subject to satisfaction or waiver of the following additional conditions:

•	each of our representations and warranties in the purchase agreement (read without regard to any qualifications regarding materiality or material adverse effect or any similar standard or qualification) were true and correct as of the date of the purchase agreement (except to the extent such representations and warranties speak as of any earlier date) and are true and correct as of the closing date as though made on and as of the closing date, other than failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect, and Biotage has received a certificate signed on our behalf by our chief executive officer and chief financial officer to that effect;

•	we have performed or complied with in all material respects all of our obligations required to be performed or complied with by us under the purchase agreement at or prior to the closing date, and Biotage has received a certificate signed on our behalf by our chief executive officer and chief financial officer to that effect;

•	all consents, approvals and authorizations of any governmental authority required to be made or obtained by us or Biotage to complete the asset sale, the failure of which to be made or obtained would, individually or in the aggregate, have a material adverse effect are in full force and effect at the closing

•	we have delivered to Biotage a certificate(s) in form and substance reasonably satisfactory to Biotage, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated by the purchase agreement from withholding under section 1445 of the Internal Revenue Code and related treasury regulations;

•	Biotage has received, or will receive as of the closing, all material licenses and permits necessary to conduct the chemistry consumables business in all material respects with past practices and in all material respects in compliance with all applicable laws;

•	there are no pending or threatened investigations or proceedings to which a governmental authority is a party seeking to restrain or prohibit the completion of the transactions contemplated by the purchase agreement or seeking to prohibit or limit the ownership or operation by Biotage or us of any material portion of the transferred assets;

•	there has not occurred or arisen after the date of the purchase agreement, and prior to closing, any material adverse effect; and

•	we have obtained the lawful assignment of the lease held by International Sorbent Technology Limited in relation to a property in Wales to Argonaut Technologies Limited on or prior to closing.

Our obligations to complete the transactions contemplated by the purchase agreement are subject to satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Biotage set forth in the purchase agreement (read without regard to any qualifications regarding materiality or material adverse effect or any similar standard or qualification) were true and correct as of the date of the purchase agreement (except to the extent such representations and warranties speak as of any earlier date) are true and correct as of the closing date as though made on and as of the closing date, other than such failures to be true and correct that individually or in the aggregate would not reasonably be expected to materially adversely affect the ability of Biotage to perform its obligations under the purchase agreement, and we have received a certificate signed on behalf of Biotage by its chief executive officer and chief financial officer to that effect.

•	Biotage has performed or complied with in all material respects all of its obligations required to be performed or complied with by it under the purchase agreement at or prior to the closing date, and we have received a certificate signed on behalf of Biotage by its chief executive officer and chief financial officer to that effect.

Termination of the Purchase Agreement

We and Biotage may terminate the purchase agreement:

•	by mutual written consent;

•	upon written notice to the other party if the asset sale is not completed on or before July 1, 2005, but the right to terminate the purchase agreement for failure to close by that date is not available to any party whose failure to fulfill any obligation under the purchase agreement was the primary cause of, or resulted in, the failure of the closing to occur on or before that date;

•	upon written notice to the other party, if any governmental authority issues an order or takes any other action (which the parties used their respective reasonable best efforts to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the purchase agreement, and the order has become final and nonappealable;

•	if our stockholders do not vote to approve the asset sale and the other transactions contemplated by the purchase agreement at the duly convened special meeting (or any adjournment or postponement); or

•	upon written notice provided to the other party, if there is a breach of any representation, warranty, covenant or agreement on the part of the other party contained in the purchase agreement which breach would, individually or in the aggregate together with all such other then uncured breaches by the other party, constitute grounds for the closing conditions relating to representations and warranties and covenants and agreements not to be satisfied at the closing and the breach is not reasonably capable of being cured before July 1, 2005 or if the breach is reasonably capable of being cured before that date, the breach is not cured before the earlier of 30 days after written notice of the breach is delivered and three business days prior to July 1, 2005.

Biotage may terminate the purchase agreement upon written notice to us, if our board effects a change in recommendation, if we materially breach our obligations under the purchase agreement by failing to call the special meeting or failing to prepare and mail to our stockholders this proxy statement, or if we otherwise fail to comply with or perform in any material respect our obligations under the no-solicitation provisions of the purchase agreement.

We may terminate the purchase agreement if, before the vote of our stockholders at the special meeting and after compliance in all material respects with our no-solicitation covenant, we elect to enter into a binding agreement with respect to a superior proposal and prior to such termination, we pay the termination fee.

Termination Fee

The purchase agreement requires that we pay Biotage a termination fee of $950,000 if, among other things:

•	Biotage terminates the purchase agreement due to a change of recommendation by our board of directors;

•	the following events occur:

1. before the date of the special meeting (or any adjournment or postponement thereof), an acquisition proposal is publicly announced or otherwise disclosed or communicated to our board of directors and is not withdrawn before the special meeting, which we refer to in this proxy statement as a public proposal;

2. we or Biotage terminates the purchase agreement because our stockholders failed to approve the asset sale at the special meting; and

3. within 12 months following termination, we either enter into an agreement or letter of intent providing for an acquisition proposal (other than the public proposal), an acquisition proposal (other than the public proposal) is completed, or we complete the transaction contemplated by the public proposal;

•	we terminate the purchase agreement to enter into a binding agreement for a superior proposal; or

•	the following events occur:

1. Biotage terminates the purchase agreement for any of the following reasons:

a. the asset sale has not closed by July 1, 2005, but only if a public proposal is made or solicited by a stockholder or group of stockholders holding 5% or more of our common stock;

b. we materially breach our obligations under the purchase agreement by reason of a failure to call the special meeting or a failure to prepare and mail to our stockholders this proxy statement;

c. we otherwise fail to comply with or perform in any material respect our obligations under the “acquisition proposals” provisions of the purchase agreement; or

d. we intentionally breach any of our representations, warranties, covenants or agreements under the purchase agreement and do not cure any such breach within the time periods specified in the purchase agreement;

2. before termination of the purchase agreement there is a public proposal; and

3. within 12 months following termination, we either enter into an agreement or letter of intent providing for an acquisition proposal (other than the public proposal) or an acquisition proposal (other than the public proposal) is completed or we complete the transaction contemplated by the public proposal.

For purposes of the termination fee provisions of the purchase agreement, all references to “10% or more” in the definition of “acquisition proposal” are deemed to be references to “40% or more.”

Expense Reimbursement

If the purchase agreement is terminated for any of the following reasons, we have agreed to reimburse Biotage for its reasonable costs and expenses up to $550,000 (to be credited against any termination fee also payable):

•	if Biotage terminates the purchase agreement because we materially breach our obligations under the purchase agreement by failing to call the special meeting or failing to prepare and mail to our stockholders this proxy statement, or we otherwise fail to comply with or perform in any material respect our obligations under the “acquisition proposals” provisions of the purchase agreement;

•	we or Biotage terminates the purchase agreement because our stockholders failed to approve the asset sale at the special meeting; or

•	Biotage terminates the purchase agreement because we intentionally breach any of our representations, warranties, covenants or agreements under the purchase agreement and do not cure any such breach within the time periods specified in the purchase agreement.

Background of the Asset Sale

We have incurred operating losses and negative cash flows from operations since our inception, and we do not expect to achieve profitability. We have also experienced a declining stock price since our initial public offering. We have received notice from The Nasdaq National Market that our stock has failed to meet The Nasdaq National Market’s listing requirements and as a result may be delisted from that market (see “Proposal No. 1—Proposal to Approve the Asset Sale to Biotage—Factors to be Considered by Stockholders in Deciding Whether to Approve the Asset Sale—Our common stock may be delisted from the Nasdaq Market”). Under these circumstances, our management has been conducting an ongoing review of strategic alternatives available to us with the goal of maximizing shareholder value, including the retention of SG Cowen to assist us in reviewing the financial aspects of strategic alternatives.

In the fourth quarter of 2002, our management together with SG Cowen created a list of 20 potential interested parties. At our management’s request, SG Cowen approached all 20 parties to determine whether they had an interest in pursuing a strategic transaction with us. Of the 20 parties contacted, four parties submitted non-binding indications of interest in pursuing a strategic transaction with us, including two parties who only expressed an interest in our chemistry consumables business. Due to the valuations as well as conditions indicated in the expressions of interest, we decided not to pursue any further discussions at that time.

Also in the fourth quarter of 2002, we contacted Dyax Corporation, the parent company of Biotage, about Dyax’s interest in divesting its Biotage subsidiary, but Dyax expressed no interest in such a transaction with us at that time. We subsequently participated in an auction process through which Dyax was selling Biotage in the second and third quarters of 2003, but our final proposal was not accepted. Biotage was subsequently sold to Pyrosequencing AB, which was renamed Biotage.

In October of 2003, Jeff Bork, president and chief executive officer of Biotage, contacted Lissa A. Goldenstein, our president and chief executive officer, regarding a possible acquisition by Biotage of us, but the initial pro forma ownership of the combined company offered by Biotage at that time was not sufficient for us to continue discussions at that point. On November 17, 2003, Mr. Bork and David Patteson, president of Biotage’s discovery chemistry business, met with Ms. Goldenstein and David J. Foster, our senior vice president and chief financial officer, to initiate further discussions about a possible combination.

On January 21, 2004, Ms. Goldenstein, Mr. Foster, Gordon B. Tredger, our senior vice president, instrumentation and integration, and Jeffrey W. Labadie, our senior vice president, chemistry consumables group, met with Mr. Bork and Mr. Patteson. At the meeting, our management presented an overview of our business. Subsequent to these discussions, Biotage again suggested a possible acquisition of us, but the pro forma ownership of the combined company offered by Biotage at that time was not sufficient for us to continue discussions at that point.

In April 2004, Mr. Bork indicated to Ms. Goldenstein that Biotage’s board of directors had approved the delivery of a non-binding indication of interest to enter into a stock merger with us, subject to the receipt and evaluation of financial information relating to our process chemistry business. Additional financial information was provided to Biotage and after its evaluation of such information, Biotage was not prepared to move forward with a transaction at that time.

On May 6, 2004, our board of directors held a special meeting. Messrs. Foster, Tredger and Labadie and a representative of our outside counsel also attended the meeting. At the meeting, following a business update by management, our board engaged in discussion regarding our operational and strategic alternatives, including contemplating the reinitiation of a process to explore strategic alternatives.

On June 21, 2004, Ms. Goldenstein and a representative of SG Cowen met with Mr. Bork, Mr. Patteson and Borje Ekholm, a director of Biotage and representative of Investor Growth Capital, a Biotage shareholder, to discuss a possible business combination between us and Biotage. At the meeting, the parties discussed a possible stock merger with the relative pro forma ownership percentages to be determined based on the results of further due diligence by Biotage on our process chemistry business. On June 25, 2004, our board of directors had a conference call. Mr. Foster and representatives of SG Cowen and our outside counsel also participated in the call. The purpose of the call was to update our board of directors on the status of discussions with Biotage.

Throughout July, Biotage conducted due diligence on our process chemistry business. On July 23, 2004, Biotage indicated to us that based on the results of its due diligence on our process chemistry business, Biotage was not interested in operating that business after completion of a business combination and needed to evaluate the effect of that decision on the structure of any transaction with us.

On August 18, 2004, Mr. Bork indicated that Biotage’s board of directors was unwilling to pursue a stock merger with us due to the risks associated with our process chemistry business. On August 26, 2004, our board of directors held a special meeting. Mr. Foster and representatives of SG Cowen and our outside counsel also attended the meeting. At the meeting, our board of directors discussed potential strategic alternatives, including the potential options for our process chemistry business, given the negative impact that the business had on our discussions with Biotage.

On October 1, 2004, our board of directors held a special meeting to discuss and identify potential strategic alternatives available to us. Mr. Foster and representatives of SG Cowen and our outside counsel also attended the meeting. At this meeting, our board of directors discussed different alternatives available to us, including a potential sale of Argonaut, our chemistry consumables business and/or our process chemistry business. Our board of directors determined to conduct a process to explore all potential strategic alternatives available to us and authorized management to proceed with that process.

At the request of our management, SG Cowen contacted 26 potential parties, including Biotage, to determine whether they would have any interest in pursuing a strategic transaction with us. Of those 26 parties, 17 entered into confidentiality agreements with us and commenced preliminary due diligence. Of the 17 parties who entered into confidentiality agreements with us, three submitted non-binding preliminary indications of interest in pursuing a transaction with us.

On October 19 and October 29, 2004, our board of directors held special meetings. Representatives of management, SG Cowen and our outside counsel also attended these meetings. At these meetings, SG Cowen updated our board on the ongoing evaluation process.

On November 2, 2004. Argonaut issued a press release announcing that it had retained SG Cowen to assist in its evaluation of strategic alternatives.

On November 19, 2004, our board of directors held a special meeting. Mr. Foster and representatives of SG Cowen and our outside counsel also attended the meeting. At this meeting, SG Cowen updated our board on the ongoing evaluation process, including a summary of the non-binding indications of interest that had been received to date, including an indication of interest from Biotage. Our board authorized management to continue the strategic evaluation process.

After four weeks of due diligence, Biotage and one other party, which we refer to in the proxy statement as Party A, submitted revised non-binding indications of interest. Biotage submitted an indication that it would be willing to pursue an acquisition of all our outstanding equity (including options) and liabilities for $18.0 million in cash. Party A indicated an interest in pursuing an acquisition of only the assets and specified liabilities of our chemistry consumables business for $18.0 million, although the indication of interest was subject to conditions and approvals not present in the Biotage indication of interest that could delay the closing and impact the timing and amount of distributions to stockholders.

On December 21, 2004, our board of directors held a special meeting. Mr. Foster and representatives of SG Cowen and our outside counsel also attended the meeting. At this meeting, SG Cowen updated our board on the ongoing evaluation process, including a summary of the non-binding indications of interest. Our board authorized management to continue the evaluation process, including requiring certain potential interested parties to submit revised indications of interest by the end of the week.

On December 23, 2004, our board of directors held a special meeting. Mr. Foster and representatives of SG Cowen and our outside counsel also attended the meeting. At this meeting, SG Cowen and Ms. Goldenstein updated our board on the ongoing evaluation process, including a summary of the revised non-binding indications of interest that were received from Biotage and Party A. Biotage submitted an indication that it would be willing to pursue an acquisition of all our outstanding equity (including options) and liabilities for $19.1 million in cash. Party A indicated an interest in pursuing an acquisition of only the assets and specified liabilities of our chemistry consumables business for $20.0 million, although the indication of interest was still subject to conditions and approvals not present in the Biotage indication of interest that could delay the closing and impact the timing and amount of distributions to stockholders. After discussing the two proposals, our board directed SG Cowen to request any final revisions to the purchase price offered by each of Biotage and Party A. Biotage subsequently increased its offer to $19.75 million for all our outstanding equity (including options). The board then authorized management to enter into an agreement with Biotage providing that we would negotiate exclusively with Biotage until January 31, 2005.

Following execution of the exclusivity agreement, we and our outside counsel began negotiating the terms of a definitive merger agreement with Biotage. Following discussions among our management and further discussions with Biotage about our ability to retain the right, following the execution of a definitive agreement, to sell our assets other than our chemistry consumables business, Biotage indicated a willingness to consider purchasing solely the assets of our chemistry consumables business for $19.63 million.

On January 25, 2005, our board of directors held a special meeting. Mr. Foster and representatives of SG Cowen and our outside counsel also attended the meeting. Also present for portions of the meeting was a representative of Jewelcor Management, Inc., one of our stockholders. At the meeting, Ms. Goldenstein presented a brief corporate update about our business. SG Cowen reviewed with our board the status of the evaluation process, including an update of negotiations with Biotage. SG Cowen also presented a preliminary financial analysis of Biotage’s proposal for a merger transaction, Biotage’s previous willingness to acquire the assets of our chemistry consumables business and Party A’s earlier proposal to acquire the assets of our chemistry consumables business. Following discussion of the three proposals, as well as the potential to increase the total amount of consideration to stockholders from a separate sale of our other assets, our board of directors directed management to pursue further negotiations with Biotage relating to a sale of the assets constituting our chemistry consumables business.

We and our outside counsel then began negotiating with Biotage and its outside counsel the terms of the Prior Agreement, the escrow agreement and voting agreements, pursuant to which certain stockholders would agree to vote in favor of the sale of assets of our chemistry consumables business to Biotage. In light of the ongoing negotiations with Biotage and the conversion of the proposed transaction structure from a merger to an asset purchase, on January 31, 2005, we amended the exclusivity agreement to extend the exclusive negotiating period we had granted Biotage until February 18, 2005, and we subsequently amended it again on February 17 to extend the exclusive negotiating period to February 25, 2005. Discussions with Biotage also included negotiations regarding the inclusion of certain assets related to our process chemistry business, which resulted in an increase of the purchase price to $19.93 million.

Between January 25, 2005 and February 21, 2005, we and Biotage and our respective legal advisors negotiated the terms and conditions of the Prior Agreement, the escrow agreement and voting agreements, including the specific assets and liabilities to be transferred, the terms under which we could consider alternative proposals to the asset sale to Biotage, the conditions to closing, termination fees and the indemnification provisions.

On January 31, 2005, our board of directors held a special meeting. Mr. Foster, representatives of SG Cowen and our outside counsel also attended the meeting. At the meeting, following a brief corporate update by Ms. Goldenstein, a representative of SG Cowen reviewed with our board the status of the evaluation process, including the status of discussion with Biotage. Following this discussion, our board authorized management to proceed with negotiations with Biotage on the terms discussed by our board with the objective of promptly consummating the transaction and subsequently distributing to our stockholders a portion of the cash proceeds from the sale of assets of our chemistry consumables business to Biotage.

On February 14, 2005, our board of directors held a special meeting. Representatives of SG Cowen and our outside counsel also attended the meeting. At the meeting, Ms. Goldenstein updated our board on the status of discussions with Biotage. A representative of our outside counsel then reviewed with our board their fiduciary duties in connection with the proposed transaction with Biotage, and reviewed with our board the terms and conditions of the draft Prior Agreement, escrow agreement and voting agreements being negotiated with Biotage and its advisors, including the no-solicitation and termination fee provisions. A representative of SG Cowen then reviewed with our board a preliminary financial analysis of the transaction. Following discussion of the transaction and the subsequent wind up of Argonaut, our board authorized management to enter into an agreement with Biotage, subject to resolution of open issues. Following further discussion of the wind up plan, Mr. Holtzman and Mr. Husic expressed concern as to management’s ability to manage a liquidation process.

On February 20, 2005, our board of directors held a special meeting. Representatives of SG Cowen and our outside counsel also attended the meeting. At the meeting, our board discussed the decisions to resign from our board of directors of Seymour Holtzman, who resigned effective as of February 19, 2005, and Frank Husic, who had indicated his intention to resign. Each of Messrs. Holtzman and Husic indicated that although they supported the transaction with Biotage, they had concerns regarding the management of our expenses and our ability to preserve value for our stockholders and to efficiently manage the wind up process after the sale of assets of our chemistry consumables business. A representative of our outside counsel summarized the terms of Prior Agreement and the escrow agreement, including our ability to terminate the agreement in connection with a superior proposal. That representative also indicated that Biotage had expected that both Mr. Holtzman and Mr. Husic, who were both Argonaut stockholders, would sign a voting agreement as a condition to entering into the Prior Agreement, and discussed with our board the possible implications for the proposed transactions of their resignations. Following discussion of the implications of the director resignations, a representative of SG Cowen then reviewed with our board of directors SG Cowen’s financial analyses with respect to the proposed transaction. Following the presentation, SG Cowen delivered its oral opinion to our board of directors, subsequently confirmed in writing as of February 21, 2005, to the effect that and based upon and subject to the various assumptions set forth in the written opinion, as of the date of the opinion, the consideration to be paid by Biotage under the Prior Agreement was fair, from a financial point of view, to us. See “ Proposal to Approve the

Asset Sale to Biotage—Opinion of our Financial Advisor.” After extensive discussion and deliberation, our board of directors, subject to removal of the condition that Messrs. Holtzman and Husic enter into voting agreements, approved the Prior Agreement and the transactions contemplated by the Prior Agreement, resolved to recommend that our stockholders approve the Prior Agreement, approved the escrow agreement and authorized execution of the purchase agreement. Our board also authorized our outside counsel to agree to reimburse Biotage’s expenses up to $400,000 in the event our stockholders do not approve the sale of the assets of our chemistry consumables business if Biotage would agree to execute the Prior Agreement without stockholder voting agreements.

On February 21, 2005, Frank Husic officially resigned from our board of directors expressing similar concerns to those expressed by Mr. Holtzman. Also on February 21, 2005, our board of directors held a special meeting. Representatives of SG Cowen and our outside counsel also attended the meeting. At the meeting, a representative of our outside counsel informed our board that Biotage had agreed to enter into the Prior Agreement without voting agreements provided we agreed to reimburse Biotage’s expenses up to $400,000 in the event that our stockholders do not approve the asset sale (which amount would be credited against any termination fee) and in certain other limited circumstances. Our board then reaffirmed its approval of the Prior Agreement and the transactions contemplated by the Prior Agreement. Our board then discussed the proposed press release announcing the sale of the assets of our chemistry consumables business and the communications plan for announcement of the transaction.

After the close of business on February 21, 2005, the parties executed the Prior Agreement. Before the opening of business on February 22, 2005, the parties issued a press release announcing the execution of the Prior Agreement.

On February 23, 2005, Ms. Goldenstein received an unsolicited telephonic proposal with respect to an alternative transaction relating to our chemistry consumables business from Party A. On February 24, 2005, we received a written proposal from Party A offering to purchase our chemistry consumables business for a cash purchase price of $22,000,000. This proposal contained conditions based on due diligence (with respect to scope and timing), corporate approval and exclusive negotiations. On February 27, our board met and based on the conditions contained in Party A’s proposal was unable to determine whether such proposal was reasonably likely to result in a “Superior Proposal.” On March 1, 2005 Party A delivered a revised proposal pursuant to which it proposed to purchase the chemistry consumables business for $22,000,000 in cash on substantially the same terms set forth in the Prior Agreement and undertook to complete due diligence on an accelerated basis and removed the request for exclusive negotiations. Later on March 1, 2005, our board met to consider this revised proposal after first consulting with outside counsel and SG Cowen and determined that the revised Party A proposal was reasonably likely to result in a “Superior Proposal” pursuant to the terms of the Prior Agreement. We therefore notified Biotage of our intention to provide information to and negotiate with Party A as we were permitted to do under the Prior Agreement.

From March 1 to March 8, 2005 we and Party A negotiated the terms of an agreement for the purchase of our chemistry consumables business and we provided Party A due diligence materials and information. On March 8 we and Party A had negotiated the terms for the sale of our chemistry consumables business substantially identical to the Prior Agreement with Biotage except that:

•	Party A agreed to pay $22,000,000 for our chemistry consumables business, as opposed to the $19,930,000 that Biotage had agreed to pay under the Prior Agreement;

•	Party A agreed to make an offer to one additional employee and be responsible for any severance that might be due to such employee, which had an estimated financial benefit of approximately $200,000;

•	Party A agreed to pay us up to $25,000 per month for four months for transition services and occupancy arrangements; and

•	Party A agreed to reduce the available escrowed amount for a certain tax claim from $2,000,000 under the Prior Agreement to $1,000,000.

On March 8, 2005 our board met to consider the revised Party A proposal. After consultation with and receiving the advice of outside counsel and SG Cowen, on March 9, our board of directors sent a notice to Biotage to the effect that the Party A proposal was a “Superior Proposal” under the Prior Agreement. The sending of this notice commenced a five business day period during which we were contractually obligated to negotiate in good faith any proposals Biotage might make and after which we would be permitted to terminate the Prior Agreement provided we paid the $800,000 termination fee specified in the Prior Agreement.

From March 9 to March 17, 2005 we provided information to and negotiated with Biotage culminating in the execution of the purchase agreement. The purchase agreement is substantially similar to the Party A proposal and the Prior Agreement except that:

•	Biotage agreed to pay a cash purchase price of $21,200,000 for the chemistry consumables business and for certain assets of the process chemistry business (excluding cash and receivables);

•	Biotage would make offers to and be responsible for severance with respect to specified additional employees of the process chemistry business which had an estimated financial benefit of approximately $426,800;

•	Biotage would assume responsibility for accounts payable associated with the process chemistry business in an amount not to exceed $350,000;

•	Biotage agreed to pay us $40,000 per month for four months for transition services and occupancy arrangements;

•	Biotage agreed to reduce the available escrow amount for a certain tax claim from $2,000,000 under the Prior Agreement to $1,000,000;

•	Biotage agreed to assume and be responsible for all ordinary course service and warranty obligations with respect to the process chemistry business; and

•	Biotage would receive a $950,000 termination fee (as opposed to $800,000 under the Prior Agreement) and up to $550,000 in expense reimbursements (as opposed to $400,000 under the Prior Agreement), on the circumstances described in the purchase agreement as a result of Biotage’s additional time and expense incurred in connection with the amended and restated purchase agreement.

On March 17, 2005 our board of directors met to consider the revised Biotage proposal. Representatives of SG Cowen and our outside counsel also attended the meeting. A representative of our outside counsel reviewed our board’s fiduciary duties and its obligations under the Prior Agreement and summarized the changes from the Prior Agreement. A representative of SG Cowen then reviewed certain financial aspects of the Party A proposal and the Biotage proposal and based on certain financial elements of the two proposals and estimates provided by our management indicated that the Biotage proposal was financially superior to the Party A Proposal. Representatives of management informed the board that, in their calculation, the Biotage proposal was financially superior to the Party A proposal as follows:

	Party A	Biotage
Cash	22.00 million	21.20 million
Total value including estimated value of incremental liability assumption, employee hiring, warranty liability and liquidation of accounts	22.30 million	23.12 million
Less:
Termination fee	0.80 million
Value of process inventory, property, plant and equipment and miscellaneous transferred to Biotage		0.384 million

	21.50 million	22.74 million

Following discussion, our board then unanimously approved the amended and restated purchase agreement and authorized and directed us to enter into the amended and restated purchase agreement.

After the close of business on March 17, 2005, we and Biotage executed the amended and restated purchase agreement. Before the opening of business on March 18, 2005, the parties issued a press release announcing the execution of the amended and restated purchase agreement.

Argonaut’s Reasons for the Asset Sale

Our board of directors considered a number of factors before recommending that our stockholders approve the proposed asset sale, including the following:

•	that we had vigorously explored strategic alternatives, including extensive efforts to sell Argonaut or merge outright or sell our assets, as described above, and had negotiated with Party A proposed terms superior to the Prior Agreement;

•	that Party A had informed us that its proposal constituted its best and final offer;

•	that we would require additional time and resources to locate and negotiate with any other potential purchasers for the assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	that the consideration offered by Biotage represented what our management and board of directors believed was the offer that would result in higher value to our shareholders with greater certainty of timely consummation than any offer from any third party and would be paid in cash;

•	the financial presentation of SG Cowen on February 20, 2005 and the oral opinion of SG Cowen delivered on February 20, 2005 to our board of directors, subsequently confirmed in writing as of February 21, 2005, to the effect that and based upon and subject to the various assumptions set forth in the written opinion, as of February 21, 2005, the consideration to be paid by Biotage pursuant to the Prior Agreement was fair, from a financial point of view, to us (the full text of the written opinion of SG Cowen, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken by SG Cowen in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference;

•	that we would be entitled to engage with third parties who make acquisition proposals under certain circumstances and that we would be entitled to terminate the purchase agreement, with the payment of a termination fee, to enter into an agreement for a superior proposal;

•	that the value of our assets, particularly our intellectual property and certain contracts and customer relationships, would decline with the passage of time;

•	our business and financial prospects if we were to continue the operation of our business as currently conducted;

•	our financial condition, historical results of operations and business and strategic objectives, including the risks involved in achieving those objectives and the fact that we have incurred operating losses and negative cash flows from operations since our inception and we expect to continue to incur operating and net losses for the foreseeable future;

•	that Biotage would assume certain of our obligations; and

•	the terms and conditions and of the purchase agreement and the likely timing of closing of the asset sale to Biotage.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the asset sale, including the likely impact of the asset sale on our employees, customers and partners and the expected effect of the asset sale on our existing relationships with third parties;

•	the possibility that the asset sale will not be completed and the potential negative effect of public announcement of the asset sale in that event on our sales, operating results and our ability to retain key management and personnel;

•	the conditions to Biotage’s obligation to complete the asset sale and the right of Biotage to terminate the purchase agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the asset sale in addition to their interests as stockholders of Argonaut generally as described in “—Interests of our Directors and Executive Officers in the Asset Sale.”

The foregoing includes the material factors considered by our board of directors. In view of its many considerations, our board of directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of our board of directors may have given different weights to different factors. After weighing all of these considerations, our board of directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve the proposed asset sale to Biotage.

Opinion of our Financial Advisor

The following summarizes SG Cowen’s oral opinion delivered to our board on February 20, 2005 and SG Cowen’s written opinion delivered to our board on February 21, 2005. SG Cowen’s oral and written opinions and the following summary apply solely to the transactions contemplated by the Prior Agreement. We did not ask SG Cowen to provide a revised opinion based on the transactions contemplated by the amended and restated purchase agreement and SG Cowen has taken no action to update its oral or written opinion.

Pursuant to an engagement letter dated August 21, 2002, as amended on May 10, 2004 and further amended on February 7, 2005, Argonaut retained SG Cowen & Co., LLC to assist us in exploring strategic alternatives and to render an opinion to the board of directors of Argonaut as to the fairness, from a financial point of view, to Argonaut of the consideration to be paid pursuant to the Prior Agreement.

On February 20, 2005, SG Cowen delivered certain of its written analyses and its oral opinion to the Argonaut board, subsequently confirmed in writing as of February 21, 2005, to the effect that and subject to the various assumptions set forth therein, as of February 21, 2005, the consideration to be paid by Biotage under the Prior Agreement was fair, from a financial point of view, to Argonaut. The full text of the written opinion of SG Cowen, dated February 21, 2005, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the our board and are directed only to the fairness, from a financial point of view, of the consideration to be paid by Biotage under the Prior Agreement, and do not constitute an opinion as to the merits of the asset sale to Biotage or a recommendation to any stockholder as to how to vote on the proposed asset sale to Biotage. The consideration paid in the asset sale to Biotage was determined through negotiations between us and Biotage and not pursuant to recommendations of SG Cowen.

In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Prior Agreement dated February 17, 2005;

•	certain financial and other information on our chemistry consumables business and certain other relevant financial and operating data furnished to SG Cowen by our management;

•	certain publicly available financial and other information for Biotage;

•	certain internal financial analyses, financial projections, reports and other information concerning our chemistry consumables business, prepared by our management;

•	discussions SG Cowen has had with certain members of our management concerning the historical and current business operations, financial conditions and prospects of our chemistry consumables business and such other matters SG Cowen deemed relevant;

•	certain operating results and multiples of our chemistry consumables business as compared to operating results and multiples of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the Prior Agreement as compared to the financial terms of certain selected acquisition transactions SG Cowen deemed relevant;

•	based on the projections prepared by our management, the cash flows generated by our chemistry consumables business on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, SG Cowen, with our consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by us or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, SG Cowen did not conduct nor assume any obligation to conduct any physical inspection of the properties or facilities of our chemistry consumables business. SG Cowen further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any material respect. SG Cowen, with our consent, assumed that the financial projections that it examined were reasonably prepared by our management on bases reflecting the best available estimates and good faith judgment of management as to the future performance of our chemistry consumables business, and that such projections provided a reasonable basis for its opinion.

SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of our chemistry consumables business, nor was SG Cowen furnished with such materials. With respect to all legal matters relating to Argonaut, SG Cowen relied on the advice of our legal counsel. SG Cowen was not requested to opine as to, and its opinion does not in any manner address, our use of the proceeds from the asset sale to Biotage contemplated by the Prior Agreement or our financial viability following the asset sale to Biotage contemplated by the Prior Agreement. In addition, SG Cowen assumed, in all respects material to its analysis, that we would not be subject to any claims pursuant to the indemnification provisions of the Prior Agreement, that all amounts held in escrow pursuant thereto would be returned to us and that the consideration paid would not be reduced as a result of any pre- or post-closing purchase price adjustments contemplated by the Prior Agreement. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect SG Cowen’s opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. In particular SG Cowen has not updated, revised or reaffirmed its opinion to take into account changes made from the Prior Agreement to the amended and restated purchase agreement.

In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Prior Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Prior Agreement and that all conditions to the consummation of the Prior Agreement would be satisfied without waiver thereof. SG Cowen assumed that the final form of the Prior Agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed, in all respects material to its analysis, that all governmental, regulatory and other consents and approvals contemplated by the Prior Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits.

SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed asset sale to Biotage contemplated by the Prior Agreement or take any other action with respect to the asset sale to Biotage contemplated by the Prior Agreement or otherwise. SG Cowen was not requested to opine as to, and its opinion does not in any manner address, Argonaut’s underlying business decision to effect the asset sale to Biotage contemplated by the Prior Agreement. SG Cowen did not express any view as to the price or trading range for Argonaut common stock following consummation of the asset sale to Biotage contemplated by the Prior Agreement or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid pursuant to the Prior Agreement.

The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by our board of directors with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Analysis of Selected Transactions. SG Cowen reviewed the financial terms, to the extent publicly available, of precedent transactions, which we refer to in this proxy statement as the precedent transactions, involving the acquisition of companies in the life science instrumentation/reagent industry, which were announced or completed since January 1, 2002. These precedent transactions were (listed as target/acquiror):

•	Ciphergen Biosystems (Chromatography Business)/Pall Corporation

•	ACLARA BioSciences, Inc./ViroLogic, Inc.

•	Isco, Inc./Teledyne Technologies Incorporated

•	Biotage, LLC (Dyax)/Pyrosequencing AB

•	Jouan SA/Thermo Electron Corporation

•	Personal Chemistry AB/Pyrosequencing AB

•	Zymark Corp./Caliper Technologies Corp.

•	Bruker AXS, Inc./Bruker Daltonics, Inc.

•	GeneMachines (Genomic Instrumentation Services, Inc.)/Harvard Bioscience, Inc.

•	Genomic Solutions, Inc./Harvard Bioscience, Inc.

•	CRS Robotics Corp./Thermo Electron Corp.

•	Jones Chromatography Ltd./Argonaut Technologies, Inc.

•	ANSYS Technologies, Inc./Varian, Inc.

SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents, which we refer to in this proxy statement as enterprise value, paid in the precedent transactions as a multiple of latest reported twelve month (LTM) revenues, calendar year revenues for the year in which the transaction occurred (TY) and calendar year revenues for the calendar year after the year in which the transaction occurred (TY +1).

The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to each of LTM, TY and TY + 1 revenues. Consideration to be paid under the Prior Agreement was adjusted for purposes of this analysis by the amount of net working capital change between December 31, 2004 and closing, assumed to be $0.16 million as estimated by our management. With respect to figures presented in the column entitled “Multiple Implied by Consideration to be Paid in the asset sale to Biotage,” LTM and projected revenue are as per our management.

	Multiples for Selected Life Science Instrumentation/Reagent Industry Transactions								Multiple Implied by Consideration to be Paid in the asset sale to Biotage
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	0.61	x	1.53	x	1.42	x	2.65	x	1.48	x
TY Revenue	0.53		1.31		1.13		2.74		1.24
TY + 1 Revenue	0.60		1.07		1.15		1.39		1.04

Although the precedent transactions were used for comparison purposes, none of those transactions is directly comparable to the sale of our chemistry consumables business under the Prior Agreement, and none of the companies in those transactions is directly comparable to our chemistry consumables business. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or our chemistry consumables business to which they are being compared.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for our chemistry consumables business to the corresponding financial data and ratios of certain other companies, which we refer to in this proxy statement as the selected companies, whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of our chemistry consumables business. These companies were:

•	Bruker BioSciences Corp.

•	Caliper Life Sciences, Inc.

•	Biacore International AB

•	Biotage AB

•	Ciphergen Biosystems, Inc.

•	Transgenomic, Inc.

The data and ratios included the enterprise value of the selected companies as multiples of LTM revenue, estimated calendar year 2005 revenue and estimated calendar year 2006 revenue (in each case, as available from research analyst reports, or if not so available, from First Call).

The following table presents, for the periods indicated, multiples implied by the ratio of enterprise value to LTM revenue, estimated calendar year 2005 revenue and estimated calendar year 2006 revenue. The information in the table is based on closing stock prices as of February 17, 2005. Consideration to be paid under the Prior Agreement was adjusted for purposes of this analysis by the amount of net working capital change between December 31, 2004 and closing, assumed to be $0.16 million as estimated by our management. With respect to figures presented in the column entitled “Multiple Implied by Consideration to be Paid in the asset sale to Biotage,” LTM and projections are as per our management.

	Selected Company Multiples								Multiple Implied by Consideration to be Paid in the asset sale to Biotage
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	1.02	x	1.80	x	1.95	x	2.55	x	1.48	x
CYE2005 Revenue	1.01		1.69		1.65		2.25		1.24
CYE2006 Revenue	0.92		1.48		1.43		2.06		1.04

Although the selected companies were used for comparison purposes, none of those companies is directly comparable to our chemistry consumables business. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the selected companies or our chemistry consumables business to which they are being compared.

Discounted Cash Flow Analysis. SG Cowen estimated a range of values for our chemistry consumables business based upon the discounted present value of the projected after-tax cash flows of our chemistry consumables business described in the financial projections provided by our management for the fiscal years ended December 31, 2005 through December 31, 2007, and the discounted present value of the terminal value of our chemistry consumables business at December 31, 2007 based upon multiples of revenue. After-tax cash flow was calculated by taking projected earnings before interest and taxes (EBIT) and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with our management. In performing this analysis, SG Cowen utilized discount rates ranging from 22.5% to 27.5%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of estimated 2007 revenue ranging from 1.25 times to 1.75 times, these multiples representing the general range of multiples of revenue for the precedent transactions. Utilizing this methodology, the implied value of our chemistry consumables business ranged from $15.2 million to $23.0 million, based on the financial forecasts.

The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised our board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold.

Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Argonaut, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by our board of directors in making its decision to enter into the asset sale to Biotage contemplated by the Prior Agreement and should not be considered as determinative of such decision.

SG Cowen was selected by our board of directors to render an opinion to it because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of Argonaut and Biotage for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided services to Argonaut and have received fees for the rendering of such services. In particular, in 2000, SG Cowen acted as a co-manager of Argonaut’s initial public offering. In the future, SG Cowen and its affiliates in the ordinary course of business may provide investment banking services to Argonaut or Biotage and may receive fees for the rendering of such services.

Pursuant to the SG Cowen engagement letter, SG Cowen will be entitled to receive a fee of $1,000,000 if the asset sale is completed. We have also agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion, which will be credited against any transaction fee paid. Additionally, we have agreed to reimburse SG Cowen for its reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses up to $100,000, and have agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between us and SG Cowen, and our board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the asset sale to Biotage.

Interests of our Directors and Executive Officers in the Asset Sale

Lissa A. Goldenstein, one of our directors and our president and chief executive officer, entered into a change of control severance agreement with us on October 28, 2002, as amended on August 3, 2004, under which, as a result of the asset sale to Biotage, Ms. Goldenstein will be entitled to the following upon the closing of the asset sale:

•	a cash bonus equal to 0.5% of the value per share of the asset sale to Biotage, as determined pursuant to the terms of the change of control severance agreement, which would be equal to approximately $93,409 assuming the asset sale were to close on the date of this proxy statement;

•	a cash payment equal $300,000, which constitutes 12 months of her base salary, less applicable withholding;

•	acceleration of approximately 85,901 options with a net value of approximately $6,136 (assuming aggregate distributions to our stockholders of $0.98 per share) or $11,800 (assuming aggregate distributions to our stockholders of $1.10 per share); and

•	100% of her current benefits paid by us until the earlier of 12 months after the asset sale or the time she becomes covered by other group benefit plans with comparable levels of coverage.

The following executive officers entered into change of control severance agreements with us on October 28, 2002, as amended on August 3, 2004 and March 17, 2005, under which, as a result of the asset sale to Biotage, they will each be entitled to a cash bonus equal to 0.375% of the value per share of the asset sale to Biotage, as determined pursuant to the terms of the change of control severance agreement, which would be equal to approximately $70,056 assuming the asset sale were to close on the date of this proxy statement, and, in the event their employment terminates as a result of an involuntary termination within one year after the closing of the asset sale, they will also be entitled to the following:

•	David J. Foster, our senior vice president and chief financial officer, will be entitled to a severance payment equal to $200,000 (which constitutes 12 months of his base salary) less applicable withholding, acceleration of approximately 70,006 options with a net value of approximately $5,452 (assuming aggregate distributions to our stockholders of $0.98 per share) or $6,637 (assuming aggregate distributions to our stockholders of $1.10 per share) and reimbursement of any payment by him for medical benefits under COBRA until the earlier of 12 months after the asset sale or the time he becomes covered by other group benefit plans with comparable levels of coverage;

•	Gordon B. Tredger, our senior vice president, instrumentation and integration, will be entitled to a severance payment equal to $200,000 (which constitutes 12 months of his base salary) less applicable withholding, acceleration of approximately 48,366 options with a net value of approximately $3,068 (assuming aggregate distributions to our stockholders of $0.98 per share) or $5,900 (assuming aggregate distributions to our stockholders of $1.10 per share) and reimbursement of any payment by him for medical benefits under COBRA until the earlier of 12 months after the asset sale or the time he becomes covered by other group benefit plans with comparable levels of coverage; and

•	Jeffrey W. Labadie, our senior vice president, chemistry consumables group, will be entitled to a severance payment equal to $200,000 (which constitutes 12 months of his base salary) less applicable withholding, acceleration of approximately 27,126 options with a net value of approximately $14,211 (assuming aggregate distributions to our stockholders of $0.98 per share) or $20,850.13 (assuming aggregate distributions to our stockholders of $1.10 per share) and reimbursement of any payment by him for medical benefits under COBRA until the earlier of 12 months after the asset sale or the time he becomes covered by other group benefit plans with comparable levels of coverage.

An “involuntary termination” is:

•	without the employee’s written consent, a significant reduction of the employee’s duties, position or responsibilities, or the removal of the employee from his position, duties and responsibilities, unless the employee is provided with a comparable position, duties and responsibilities;

•	without the employee’s written consent, a substantial reduction, without good business reason, of the facilities and perquisites (including office space and locations) available to the employee;

•	a reduction of the employee’s base salary;

•	a material reduction in the kind or level of employee benefits to which the employee is entitled with the result that the employee’s overall benefits package is significantly reduced;

•	without the employee’s written consent, the relocation of the employee to a facility or location more than 25 miles from his current location;

•	any purported termination of the employee which is not effected for cause (as defined in the change of control severance agreement) or for which the grounds relied on are not valid; or

•	the failure by us to obtain assumption of the change of control severance agreement by any successor.

Factors to be Considered by Stockholders in Deciding Whether to Approve the Asset Sale

There are many factors that our stockholders should consider when deciding whether to vote to approve the asset sale to Biotage, including those risk factors set forth below.

We cannot assure you of the amount, if any, or timing of any distributions to our stockholders.

Although our board of directors has not established a firm timetable for distributions to stockholders, our board of directors intends, subject to contingencies inherent in winding up our business, to make distributions as promptly as practicable, including an initial distribution of a portion of the net proceeds of the asset sale to Biotage. We intend that any distributions to the stockholders will be in the form of cash. Our board of directors is, however, currently unable to predict the precise nature, amount or timing of any distributions to stockholders. The actual nature, amount and timing of any distributions will be determined by our board of directors (or possibly in the case of a plan of complete liquidation and dissolution, a trustee designated by our board of directors), in its sole discretion, and will depend in part on, among other things, the final amount of the purchase price we receive from Biotage in the asset sale, our ability to convert our remaining assets into cash and the amount of our liabilities and obligations, including any amounts we may owe to Biotage pursuant to our indemnification obligations under the purchase agreement.

In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and our board of directors to be adequate to provide for those liabilities and obligations.

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and miscellaneous office expenses), although declining, will continue to be incurred following stockholder approval of the asset sale to Biotage. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and our board of directors believe that available cash and amounts received from the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated.

Further, we are currently unable to predict the precise timing of any distributions pursuant to our wind up. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes and legal and accounting fees), will continue to be incurred as we seek to close the asset sale to Biotage and wind up operations. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. Claims against the escrow account and any purchase price reduction could reduce the amount available to us from the sale of our chemistry consumables business. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act, even though compliance with the reporting requirements is economically burdensome.

If we pursue a plan of complete liquidation and dissolution, in order to curtail expenses, we currently intend to seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act after filing of a certificate of dissolution. We anticipate that in that event, if relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant us relief.

If we fail to retain the services of certain key personnel, the winding up of our business may not succeed.

The success of our winding up depends in large part on our ability to retain the services of certain of our key personnel. The retention of key personnel is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of our winding up. If we fail to retain these personnel, we will need to hire others to oversee our winding up, which could involve additional compensation expenses.

Under their change of control severance agreements, Ms. Goldenstein and Messrs. Foster, Tredger and Labadie have agreed to remain reasonably available to assist us in the transition for 90 days (180 days in the case of Ms. Goldenstein) after the asset sale to Biotage at the same base salary and level of benefits in effect before the asset sale. However, those executives will be entitled to their change of control benefits pursuant to their change of control severance agreements in any case. See “Proposal No. 1—Proposal to Approve the Asset Sale to Biotage—Interests of our Directors and Executive Officers in the Asset Sale.”

Our common stock may be delisted from the Nasdaq Market.

On October 19, 2004, we received a notice from the Listing Qualifications division of The Nasdaq National Market that for the last 30 consecutive business days the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5). The notice further provided that in accordance with Nasdaq Marketplace Rule 4450(e)(2), we were provided 180 calendar days, or until April 18, 2005, to regain compliance. The Nasdaq staff will provide written notification that we have achieved compliance with the rule if at any time before April 18, 2005, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If we cannot demonstrate compliance with the Nasdaq Marketplace rules by April 18, 2005, the Nasdaq staff will determine whether we meet The Nasdaq National Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4420, except for the bid price requirement. If we meet The Nasdaq National Market initial listing criteria, the Nasdaq staff will notify us that we have been granted an additional 180 calendar day compliance period. If we have not regained compliance by August 15, 2005, the Nasdaq staff will issue a letter notifying us of our continued non-compliance, the pending expiration of the compliance period, and our right to request a hearing.

If we do not regain compliance with the Nasdaq Marketplace rules by April 18, 2005 and are not eligible for an additional compliance period, the Nasdaq staff will provide written notification that our securities will be delisted or moved to The Nasdaq SmallCap Market. At that time, we may appeal the Nasdaq staff’s determination to delist our securities to a Listings Qualifications Panel.

As of the date of this proxy statement, we have not yet achieved compliance with the Nasdaq Marketplace rules. We currently anticipate that we will trade below the minimum required $1.00 per share after we make any initial distribution to our stockholders. If our common stock is delisted, your ability to resell your shares of our common stock could be adversely affected.

Distributions to our stockholders may be subject to recovery under fraudulent conveyance laws.

Distributions to our stockholders may be subject to recovery under fraudulent conveyance laws if at the time of the distributions we:

•	were or become insolvent;

•	were engaged in a business or transaction for which our unencumbered assets constituted unreasonably small capital; or

•	intended to incur or reasonably should have believed we would incur debts beyond our ability to pay those debts as they matured.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Argonaut stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time (and any such changes may be applied retroactively). The following discussion has no binding effect on the Internal Revenue Service or any courts of law.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of any distribution to our stockholders, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit of the sale of the chemistry consumables business to us and our stockholders. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Argonaut

After the completion of the asset sale to Biotage and during the winding up of our business, we will continue to be subject to federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets and income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the difference between the fair market value of the consideration received for each asset and our adjusted tax basis in the asset sold. Management believes that we have sufficient usable net operating losses to offset substantially all of any federal income or gain recognized by us for federal income tax purposes as a result of the asset sale.

Federal Income Taxation of our Stockholders

The tax treatment of any distributions received by you from us in connection with the sale will depend on whether the distribution is treated as made in complete liquidation of us. Generally, a distribution is treated as a distribution in complete liquidation of a corporation if it is one of a series of distributions in redemption of all the stock of the corporation pursuant to a plan. We may or may not have adopted a plan of complete liquidation at the time a distribution is made to you. Therefore, it is not entirely clear at this time whether any distribution that will be made to you will be a distribution that is pursuant to a plan of complete redemption of our stock.

If a distribution is treated as a distribution in complete liquidation of us, then such amounts will be treated as received by you in exchange for your shares of our common stock. In that case, the amounts received by you will reduce your tax basis in our stock, to the extent thereof, and then to the extent such amounts are in excess of your basis in our stock will be treated as taxable gain from the sale of such stock. Gain recognized by you will be capital gain provided the shares are held as capital assets, and will be long-term capital gain if the stock has been held for more than one year. If your tax basis is in excess of the amount received by you, then you will have a tax basis in our stock following the distribution in an amount equal to such excess. Such tax basis then may be used to calculate any gain or loss in connection with subsequent transactions involving such stock, including your gain or loss on a final liquidating distribution from us.

If a distribution is not treated as a distribution in complete liquidation of us, then the tax treatment to you will depend on whether the sale of our assets and the related distribution are treated as a “partial liquidation” of us under Section 302(b)(4) of the Code and on whether you are a corporation. Generally, a distribution is treated as a “partial liquidation” under Section 302(b)(4) of the Code if the distribution is “not essentially equivalent to a dividend” and the distribution is pursuant to a plan and occurs within the taxable year in which the plan is adopted or within the succeeding taxable year. Generally, a distribution is “not essentially equivalent to a dividend” for this purpose if the distribution is attributable to the corporation ceasing the conduct of a qualified business and the corporation continues to conduct a separate qualified business. If we decide not to completely liquidate our business, then we believe that any distribution should be treated as a “partial liquidation” within the meaning of Section 302(b)(4) of the Code. However, it is not entirely clear whether the Internal Revenue Service and a court would agree with that conclusion. Therefore, you should consult your own tax advisor regarding the treatment of any distribution as a “partial liquidation” for purposes of these rules.

If you are not a corporation and the distribution is treated as a “partial liquidation,” then the distribution to you will be treated as a redemption of a portion of your stock by us in exchange for the amount distributed to you. In that case, you will recognize gain or loss in an amount equal to the difference between the amount received by you and your tax basis in the portion of your stock treated as redeemed by us. The portion of your stock treated as redeemed by us will be equal to the number of your shares the total fair market value of which equals the amount of the distribution. Gain recognized by you will be capital gain provided your shares are held as capital assets, and will be long-term capital gain if your shares have been held for more than one year. You should consult your own tax advisor regarding the portion of your stock that should be treated as having been redeemed in connection with the distribution for purposes of these rules.

If a distribution is not treated as a “partial liquidation” of us or if you are a corporation, then the distribution will be subject to the dividend provisions of the Code. In that case, the amount received generally will be treated as dividend income to the extent of your share of our current and accumulated earnings and profits as calculated for U.S. federal income tax purposes. We anticipate that we will have current earnings and profits as a result of the asset sale. If the amount received exceeds your share of our current and accumulated earnings and profits, then the excess will first be treated as a return of your tax basis in our stock and thereafter as gain as if you sold our stock. Gain recognized by you will be capital gain provided your shares are held as capital assets, and will be long-term capital gain if your shares have been held for more than one year. If you are an individual, long term capital gain and dividend income (provided certain holding period requirements are met) should generally be subject to United States federal income tax at a maximum rate of 15%.

If any portion of a distribution to you is treated as dividend income as described in the prior paragraph, then you will have taxable income as a result of the distribution even though you may have an overall built in loss in your stock. In that case, you may recognize a capital loss upon a subsequent disposition of your shares. There are limitations on the use of capital losses. You should consult your own tax advisor regarding your particular tax consequences as a result of any distribution if a distribution is not treated as a distribution in complete liquidation of us.

Distributions subject to tax as dividend income generally will be eligible for the dividends received deduction for corporate stockholders (subject to various limitations including satisfaction of applicable holding period requirements). The benefits of any dividends received deduction to a corporate stockholder may, in effect, be reduced or eliminated by the so called “extraordinary dividend” provisions of Section 1059 of the Code. If you are a corporation, you should consult your own tax advisor regarding the availability of the dividends received deduction to you.

After the close of its taxable year, we will provide you and the Internal Revenue Service with a statement of the amount of cash distributed to you during that year.

The tax consequences of distributions are very complicated and may vary depending upon your particular circumstances. We recommend that you consult your own tax advisor regarding the federal income tax consequences of distributions to you (including pursuant to a plan of complete liquidation and dissolution) as well as the state, local and foreign tax consequences.

Use of Proceeds from the Proposed Asset Sale

If the proposed asset sale is completed, we currently intend to distribute a portion of the net proceeds to our stockholders and use the remaining portion to satisfy our liabilities and pay our ongoing operating expenses.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed asset sale.

Appraisal Rights

Our stockholders have no appraisal rights in connection with the sale of assets to Biotage.

Vote Required and Board of Directors Recommendation

The approval of the proposed asset sale to Biotage requires the affirmative vote of a majority of the outstanding shares of our common stock.

Our board of directors believes that the proposed asset sale is in our best interests and the best interests of our stockholders and recommends a vote “FOR” the proposal to approve the asset sale.

PROPOSAL NO. 2—PROPOSAL TO GRANT AUTHORITY

TO ADJOURN OR POSTPONE THE SPECIAL MEETING

The Argonaut Adjournment Proposal

If at the special meeting of stockholders on June 1, 2005, the number of shares of Argonaut common stock present or represented and voting in favor of adoption of the asset sale to Biotage is insufficient to adopt that proposal under the Delaware General Corporation Law, proxy holders Lissa A. Goldenstein and Gordon B. Tredger intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the asset sale to Biotage.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to Lissa A. Goldenstein and Gordon B. Tredger to adjourn or postpone the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the assets sale to Biotage to defeat that proposal, we could adjourn the special meeting without a vote on asset sale proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of the asset sale.

Vote Required and Board Recommendation

The Argonaut adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked “against” adoption of the asset sale or the plan of dissolution will be voted in favor of the Argonaut adjournment proposal, unless it is specifically marked “for” the Argonaut adjournment proposal.

Our board of directors believes that if the number of shares of Argonaut common stock present or represented at the special meeting and voting in favor of adoption of the asset sale to Biotage is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the asset sale proposal to bring about its approval.

Our board of directors recommends that you vote “FOR” the Argonaut adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 31, 2005 (except as otherwise indicated) by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our current executive officers and each other individual who was one of our five most highly compensated executive officers during 2004, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated below, the address for each listed director and executive officer is c/o Argonaut Technologies, Inc., 220 Saginaw Drive, Redwood City, California 94063. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Name and Address of Beneficial Owners	Number of Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned (2)
Named Executive Officers and Directors
Lissa A. Goldenstein (3)	402,632	1.9%
David J. Foster (4)	131,953	*
Gordon B. Tredger (5)	118,125	*
Jeffrey W. Labadie, Ph.D. (6)	186,206	*
Brook H. Byers (7) Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, CA 94025	170,104	*
David Ludvigson (8)	40,559
Brian Metcalf, Ph.D. (9) Incyte Corporation 3160 Porter Drive Palo Alto, CA 94304	111,821	*
Peter Macintyre (10)	86,117	*
All directors and named executive officers as a group (8 people)	1,247,517	5.7%
Five Percent or Greater Stockholders
Husic Capital Management, L.P. (11)	2,831,640	13.7%
Jewelcor Management, Inc. (12)	1,305,233	6.3%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock owned by such person. The number of shares beneficially owned includes common stock that such individual has the right to acquire either currently or within 60 days after March 31, 2005, including upon the exercise of an option.
(2)	Percentage of beneficial ownership is based upon 20,730,819 shares of common stock outstanding as of March 31, 2005. For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of December 31, 2004, including upon the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.
(3)	Includes 338,716 shares subject to options exercisable within 60 days of March 31, 2005.
(4)	Includes 116,953 shares subject to options exercisable within 60 days of March 31, 2005.
(5)	Includes 118,125 shares subject to options exercisable within 60 days of March 31, 2005.
(6)	Includes 140,222 shares subject to options exercisable within 60 days of March 31, 2005.
(7)	Includes 72,917 shares subject to options exercisable within 60 days of March 31, 2005.
(8)	Includes 40,278 shares subject to options exercisable within 60 days of March 31, 2005.
(9)	Includes 111,821 shares subject to options exercisable within 60 days of March 31, 2005.
(10)	Includes 86,117 shares subject to options exercisable within 60 days of March 31, 2005.

(11)	Information provided is based on the Schedule 13D, dated March 14, 2005, filed with the Securities and Exchange Commission by Husic Capital Management, L.P. (“HCM”), Frank J. Husic & Co. (“Corporate G.P.”) and Frank J. Husic. According to the Schedule 13D, they have shared voting power and shared dispositive power over 2,841,730 share of our common stock because Corporate G.P. controls HCM by virtue of its position as the sole general partner of HCM, and Mr. Husic controls HCM by virtue of his position as the sole shareholder of Corporate G.P. Mr. Husic resigned from our board of directors on February 21, 2005.
(12)	Information provided is based on the Schedule 13D/A, dated February 19, 2005, filed with the Securities and Exchange Commission by Seymour Holtzman, Evelyn Holtzman, Jewelcor Management, Inc. (“JMI”), S.H. Holdings, Inc. and Jewelcor Incorporated. According to the Schedule 13D, JMI and Mr. Holtzman, in his capacity as chairman and president of JMI which directly owns 1,305,233 shares of our common stock, have sole voting power and sole dispositive power over those shares. JMI is a wholly owned subsidiary of Jewelcor Incorporated, which is a wholly owned subsidiary of S.H. Holdings, Inc. Seymour Holtzman and Evelyn Holtzman, his wife, own, as tenants by the entirety, a controlling interest of S.H. Holdings, Inc. As chairman and president of JMI, Mr. Holtzman has sole investment discretion and voting authority with respect to our common stock. Mr. Holtzman resigned from our board of directors on February 19, 2005.

STOCKHOLDERS PROPOSALS

We may not hold a 2005 annual meeting of our stockholders if the asset sale is completed and we determine to proceed with a plan of complete liquidation and dissolution.

If we hold our 2005 annual meeting of stockholders, then an Argonaut stockholder who wishes to present a proposal for action at the 2005 annual meeting must give timely notice of the proposal in writing by certified mail, return receipt requested to:

Argonaut Technologies, Inc.

220 Saginaw Drive

Redwood City, California 94063

Attention: Chief Executive Officer

Under the rules and regulations of the Securities and Exchange Commission, we must receive a proposal on or before January 6, 2005 in order for the proposal to be considered for inclusion in our proxy materials for the 2005 annual meeting, if held; provided, however, that if we change the date of the 2005 annual meeting by more than 30 days from the date of the 2004 annual meeting of stockholders (June 9, 2004), then the deadline is a reasonable time before Argonaut begins to print and mail its proxy materials. If an Argonaut stockholder delivers a proposal to be presented at our 2005 annual meeting of stockholders to us after April 25, 2005, the proxy holders designated for the 2005 annual meeting will vote upon that proposal in their discretion.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Biotage supplied all information contained in this proxy statement relating to Biotage and we have supplied all such information relating to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 3, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the completion of the transactions described in this proxy statement creates any implication to the contrary.

Annex A

Execution Copy

AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT

Dated as of March 17, 2005

Among

BIOTAGE AB

and

ARGONAUT TECHNOLOGIES, INC.

A-i

A-ii

AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT

AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT, dated as of February 21, 2005, as amended and restated as of March 17, 2005 (such date, the “Amendment Date” and as amended this “Agreement”), among Biotage AB, a corporation organized under the laws of Sweden (the “Buyer”) and Argonaut Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company, including through its Subsidiaries, is engaged in the chemistry consumables business, which includes the following segments: (i) Argoresins, (ii) Solid Phase Extraction Systems, Consumables and Services, (iii) Flash Chromatography Systems, Consumables and Services and (iv) Quest, Trident and Nautalis Discontinued Systems, Consumables and Services (collectively, the “Consumables Business”);

WHEREAS, the Company, including through its Subsidiaries, also is engaged in the business of developing and manufacturing instruments and related services to address the chemical development workflow of compound synthesis for the pharmaceutical and specialty chemical industries which is conducted through the Company’s Advantage Series 2410/3400/4100, Endeavor and, Atlantis, Surveyor and Firstmate product lines (the “Process Business”);

WHEREAS, upon the terms and conditions set forth herein, the Buyer, through one or more of its direct or indirect Subsidiaries, desires to purchase, and the Company desires to sell or cause to be sold (the “Acquisition”) to the Buyer and/or one or more of Buyer’s direct or indirect Subsidiaries set forth on Exhibit A (the “Designated Purchasers”): (i) all of the outstanding shares of capital stock of Argonaut Technologies Limited, a corporation organized under the laws of the United Kingdom (the “Transferred Subsidiary”), (ii) certain of the assets and liabilities of the Company related to the Consumables Business as described herein and (iii) certain of the assets and liabilities of the Company related to the Process Business as described herein (the “Transferred Process Operations”);

WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all directors (i) determined that the Acquisition and the transactions contemplated by this Agreement are expedient and in the best interests of the Company and its stockholders and (ii) declared the advisability of this Agreement and resolved to recommend that the Company’s stockholders approve the Acquisition and the consummation of the transactions contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:

“Accounts” shall mean the audited balance sheets and the audited profit and loss accounts of each of the Transferred Subsidiaries in respect of the accounting reference period of the Transferred Subsidiaries ended on the Accounts Date.

“Accounts Date” shall mean December 31, 2003.

“ Acquired Businesses” shall mean, collectively, the Consumables Business and the Transferred Process Operations.

“Acquisition Proposal” shall mean, other than the transactions contemplated hereby or any offer or proposal made by the Buyer or a Subsidiary of the Buyer, any inquiry with respect to, or a proposal or offer for a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving, the Company and its Subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 10% or greater economic or voting interest in the Company, or the assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries, other than (i) a proposal with respect to a purchase of the Company’s property located at Tir-Y-Berth Industrial Estate, New Road, Hengoed, Wales and (ii) after any termination hereof, any proposal for a bona fide equity financing transaction made after such termination by a Person who has not made an Acquisition Proposal prior to such termination and which represents a 30% or less economic and voting interest in the Company.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. When used in this Agreement, “control” (including, with its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Books and Records” shall mean originals or true copies of all agreements, documents, books, records and files, of the Company and its Subsidiaries, including records and files stored on computer disks or tapes or any other storage medium prepared, used or held for use principally in connection with the conduct or operation of the Consumables Business or the Transferred Process Operations, including the certificates of incorporation, check books, common seals and all statutory and minute books (which for the purposes of Article VII shall be written up to the date of Closing), and all unused share certificate forms, in each case of the Transferred Subsidiaries.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California, New York, New York or Stockholm, Sweden are required or authorized by law, executive order or governmental decree to be closed.

“Buyer Disclosure Schedule” shall mean the Buyer’s disclosure schedule delivered by the Buyer to the Company prior to the execution of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” shall mean the Company’s disclosure schedule delivered by the Company to the Buyer within five (5) Business Days after the Amendment Date, which may not, without the Buyer’s prior written consent, include any exception item that was not disclosed in writing to the Buyer prior to entry into this Agreement as part of the due diligence process conducted.

“Company Employees” shall mean the Transferred Subsidiary Employees, Process Business Employees and US Consumables Employees, collectively, who are, immediately prior to the Closing, employed with the Company or any of its Affiliates.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated January 7, 2004, as amended between the Company and the Buyer.

“Consumables Business Employee” shall mean any current or former employee, director, officer, independent contractor or consultant of the Consumables Business, and for purposes of completeness, shall include the Transferred Subsidiary Employees.

“Contracts” shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, instruments of indebtedness, mortgages, deeds of trust, guarantees and any other binding contractual arrangements related principally to the operation of the Consumables Business or the Process Business or to which the Transferred Assets are subject. “DGCL” shall mean the Delaware General Corporation Law, as the same may be amended from time to time.

“dollars” or “$” shall mean United States dollars.

“Environmental Laws” shall mean all applicable Laws or Orders relating to (i) pollution, contamination, restoration or protection of the environment, health or safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination, waste or injury or threat of injury to Persons or property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” or “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” shall mean collectively, on a worldwide basis, all of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, domain names, URLs, trade names, brand names, model names, corporate names and other source indicators, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrights (whether registered or unregistered), and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential information (including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives and any related source codes), (vii) all joint or partial interests in any of the foregoing and (viii) all rights to pursue, recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

“Inventory” means all inventory and all raw materials, work-in-process, finished products, supplies, accessories, packaging materials, goods or parts, in each case whether or not in transit on the Closing Date, that are used or held for use principally in the conduct or operation of the Consumables Business or the Process Business. For the avoidance of doubt, “Inventory” shall include all discontinued products, service and spare parts inventory, including finished goods inventory and any and all stock that may be represented in the gross inventory values prior to reserves, including with respect to the Quest, Trident and Nautalis Discontinued Systems, Consumables and Services line of the Consumables Business.

“Knowledge of the Buyer” shall mean, with respect to any matter in question, the knowledge, after reasonable inquiry, of those individuals listed in Section 1.1(i) of the Buyer Disclosure Schedule.

“Knowledge of the Company” shall mean, with respect to any matter in question, the knowledge, after reasonable inquiry, of individuals listed in Section 1.1(i) of the Company Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute, common law, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority, including Environmental Laws.

“Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Licenses and Permits” shall mean all licenses, permits, concessions, exemptions, consents, franchises, certificates, variances, approvals and other authorizations that are required by Governmental Authorities or otherwise under any applicable Law to conduct each of the Consumables Business and the Transferred Process Operations as they are presently conducted or to own or use the Transferred Assets. “Lien” shall mean any lien, claim, charge, option, mortgage, pledge or security interest, rights of first refusal or rights of first offer, encumbrance (including leases, easements, licenses, zoning ordinances, covenants, conditions, restrictions and rights-of-way) or other similar right affecting real or personal property, in each case, whether arising by contract, operation of law or otherwise.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, change, circumstance or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, businesses or results of operations of the Acquired Businesses or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereunder on a timely basis; provided, however, that a “Material Adverse Effect” shall not include (i) changes, effects and circumstances resulting from (a) factors generally affecting the life sciences industry or (b) changes in general economic, regulatory or political conditions, including changes in the United States or worldwide capital markets; (ii) the loss of Company Employees or customers having a relationship with the Consumables Business or the Transferred Process Operations as a result of the announcement or pendency of the Acquisition, this Agreement or the transactions contemplated hereby, (iii) compliance by the Company with its express obligations pursuant to the terms and conditions of this Agreement; or (iv) any change in GAAP or applicable laws, rules or regulations that occurs or becomes effective after the date of this Agreement; provided, that in the case of any event, change, circumstance or effect referred to in clause (i) above, such event, change, circumstance or effect does not have a materially disproportionate effect on the Acquired Businesses relative to other participants in the life sciences industry.

“Order” shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iii) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as used as of the date hereof.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Previous Accounts” shall mean the audited balance sheets of the Transferred Subsidiaries as of the end of each of the two accounting reference periods immediately preceding the period ended on the Accounts Date and the audited profit and loss accounts of the Transferred Subsidiaries for such periods.

“Proceeding” shall mean any action, suit, dispute, litigation, hearing, claim, grievance, arbitral action or other proceeding before any Governmental Authority, at law or in equity.

“Process Business Employees” shall mean the employees of the Process Business set forth in Section 1.1(ii) of the Company Disclosure Schedule.

“Representative” shall mean any attorney, accountant, financial advisor or other authorized representative of any Person.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” and “Subsidiaries” when used with respect to any Person shall mean any Person in which such Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, “voting stock” means stock or other interests that ordinarily has voting power for the election of directors or managers.

“Superior Proposal” means an Acquisition Proposal that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the Person making the proposal, and, which, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby (after giving effect to any adjustments to the terms and provisions of this Agreement proposed by Parent in response to such Acquisition Proposal after receipt of notice of such Acquisition Proposal as required by Section 5.3); provided, that for the purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term, except that the references to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “a majority”.

“Tax” or “Taxes” shall mean any taxes of any kind, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority.

“Tax Returns” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Target Net Working Capital” means $7,080,000.

“Transferred Subsidiary Employees” shall mean those Consumables Business Employees whose service relationship is or was with the Transferred Subsidiaries and that certain employee of the Process Business employed by a Transferred Subsidiary (identified as such in Section 1.1(ii) of the Company Disclosure Schedule).

“Transferred Subsidiaries” shall mean the Transferred Subsidiary and each Person in which the Transferred Subsidiary owns any capital stock or other security interest, including International Sorbent Technology Limited, a corporation organized under the laws of England and Wales, and Jones Chromatography U.S.A., Inc., a Colorado corporation.

“UK Tax Proceeding” shall mean any current audit or investigation by the Inland Revenue, including any Proceedings arising therefrom, related to intercompany transactions between the Transferred Subsidiaries and the Company, including management fees, intercompany charges and sales or transfers of goods.

“UK Tax Liability” shall mean any Pre-Closing Tax Period Taxes for which the Transferred Subsidiaries may be liable in connection with or as a result of the UK Tax Proceeding.

“US Consumables Employees” shall mean the employees of the Consumables Business set forth on Section 1.1(ii) of the Company Disclosure Schedule.

1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
1060 Forms	3.4
Accounts Payable Statement	3.3(a)
Acquired Businesses	1.1
Acquisition	Recitals
Agreement	Preamble
Amendment Date	Preamble
Assumed Liabilities	2.3(a)
Buyer	Preamble
Buyer Expenses	9.2(c)
Buyer Indemnified Party	10.1(a)
Buyer Losses	10.1(a)
Change in Company Recommendation	5.3(b)
Claim Notice	10.3
Closing	7.1
Closing Date	7.1
Closing Date Cash Statement	3.3(a)
Closing Date Net Working Capital	3.2(b)
Closing Date Net Working Capital Statement	3.3(a)
Closing Statement	3.3(a)
Company	Preamble
Company Indemnified Party	10.1(b)
Company Losses	10.1(b)
Company Plans	4.1(o)

Defined Term	Section
Company SEC Documents	4.1(g)
Company Special Meeting	5.7(b)
Consents	2.5
Consumables Business	Recitals
Consumables Business Balance Sheet	2.3(a)
Deficiency	3.3(d)
Designated Purchasers	Recitals
Escrow Funds	3.2(a)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Financial Statements	4.1(g)
Foreign Benefit Plan	4.1(o)
Grace Acquisition	10.1(a)
Indemnified Party	10.3
Indemnifying Party	10.3
Indemnity Claim	10.3
Independent Accounting Firm	3.3(c)
Initial Closing Escrow Period	3.2(a)
Inventory Count	3.3(a)
Leader	5.1(b)
Leased Real Property	2.2(a)
Leases	4.1(i)
LIBOR	3.3(e)
Noncompetition Period	5.5(a)
Owned Real Property	2.2(a)
Periodic Taxes	6.6
Preliminary Closing Date Net Working Capital	3.2(b)
Preliminary Closing Date Net Working Capital Statement	3.2(b)
Process Business	Recitals
Process Business Balance Sheet	4.1(g)
Proxy Statement	5.7(a)
Public Proposal	9.2(b)
Purchase Price	3.1
Recall	4.1(x)
Real Property Permits	4.1(i)
Related Person	4.1(t)
Reorganization	5.11
Seller Plans	5.9(d)
Severance Costs	5.9(a)
Stockholder Approval	4.1(c)
Surplus	3.3(d)
Tax Proceeding	6.1
Termination Date	9.1(b)
Termination Fee	9.2(b)
Third Party Claim	10.4
Transfer Costs	6.4
Transferred Assets	2.2(b)
Transferred Process Operations	Recitals
Transferred Real Property	2.2(a)
Transferred Shares	2.1
Transferred Subsidiary	Recitals

Defined Term	Section
Transferred Employees	5.9(a)
Transition Team	5.1(b)
Violation	4.1(d)
Voting Debt	4.1(b)
Wales Lease	8.2(h)
WARN	4.1(p)

1.3 Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to “date hereof”, “date of this Agreement” or similar references shall mean as of February 21, 2005.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED SUBSIDIARIES AND THE

TRANSFERRED ASSETS

2.1 Sale of the Transferred Subsidiaries. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Company shall sell, assign, transfer, convey and deliver to the Buyer and/or the respective Designated Purchaser, and the Buyer shall or shall cause the applicable Designated Purchaser to purchase and acquire, all of the shares (the “Transferred Shares”) of the Transferred Subsidiary. In connection therewith, the Company shall deliver to the Buyer and/or the applicable Designated Purchaser share certificates representing the Transferred Shares showing the name of the Buyer or the applicable Designated Purchaser as the registered holder, a transfer of all the Transferred Shares duly executed by the Company in favor of the Buyer or the applicable Designated Purchaser and all other documents related to the Transferred Shares as the Buyer may reasonably request to effectuate such sale, assignment, transfer, conveyance and delivery.

2.2 Purchase and Sale of Transferred Assets.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Company shall sell, transfer, convey, assign and deliver to the Buyer, and/or the applicable Designated Purchaser, and the Buyer shall or shall cause the applicable Designated Purchaser to purchase and acquire, all of the Company’s and any of its Subsidiaries’ right, title and interest in, to and under all of the properties, assets, rights and claims used or held for use principally in the conduct or operation of the Consumables Business as the same may exist on the Closing Date, whether tangible or intangible, and such other properties, assets, rights and claims used or held for use principally in the conduct or operation of the Process Business as may be specifically enumerated below (it being understood that to the extent any of such properties, assets, rights and claims are owned or held by the Transferred Subsidiaries and are not Excluded Assets, such properties, assets, rights and claims shall not be transferred pursuant to this Section 2.2(a)), but rather by operation of law pursuant to the sale of the Transferred Shares in accordance with Section 2.1), including all right, title and interest of the Company and its Subsidiaries in, to and under:

(i) (A) all billed and unbilled accounts and notes receivable principally related to the Consumables Business, all prepayments and prepaid expenses and deposits related to each of the Consumables Business and all other current assets principally related to the Consumables Business, and the full benefit of any and all security for such accounts receivable, notes receivable, prepayments, prepaid expenses and other current assets and all Proceedings related to any such items, and, as applicable, with respect to all such other items not principally related to the Consumables Business, such items to the extent related to the Consumables Business; and (B) all prepayments and prepaid expenses and deposits related to the Process Business (other than (1) payments with respect to insurance or Taxes and (2) deposits related to any facilities owned or used principally in connection with the conduct or operation of the Process Business that do not constitute Transferred Assets);

(ii) all of the real property set forth in Section 2.2(a)(ii) of the Company Disclosure Schedule (the “Owned Real Property”), including all of the land structures, buildings, improvements and fixtures now or subsequently leased, located thereon or related thereto;

(iii) all right, title and interest in, to and under the Leases related to the Consumables Business and identified in Section 4.1(i)(ii) of the Company Disclosure Schedule (the “Leased Real Property” and together with the Owned Real Property, the “Transferred Real Property”), and all buildings, structures and other improvements situated thereon;

(iv) all Inventory existing on the Closing Date;

(v) all of the Company’s and its Subsidiaries’ owned or leased tangible personal property used or held for use principally in the conduct or operation of the Consumables Business, including machinery, mobile and immobile equipment, furniture, office equipment, furnishings, transportation equipment, tools, tooling, dies, parts, supplies and other tangible personal property and all warranties or guarantees, if any, express or implied, existing for the benefit of the Company, any of its Subsidiaries or the Consumables Business with respect thereto;

(vi) all of the Company’s and its Subsidiaries’ (A) manufacturing, engineering and laboratory machinery, equipment (whether mobile or immobile) and supplies, in whatever form, used or held for use principally in the conduct or operation of the Process Business; (B) demonstration equipment used or held for use principally in the conduct or operation of the Process Business; and (C) all computer equipment and information systems related to, or used or held for use principally in, the conduct or operation of the Process Business, and in each such case, all warranties or guarantees, if any, express or implied, existing for the benefit of the Company, any of its Subsidiaries or the Process Business with respect thereto;

(vii) all right, title and interest in, to and under all the Contracts to which the Company or any of its Subsidiaries is a party, including all rights to receive goods and services purchased pursuant to such Contracts and all claims and rights to take any other actions arising out of or related to such Contracts or the Transferred Assets, or in respect thereof;

(viii) all of the Company’s and any of its Subsidiaries’ right, title and interest in and to any Intellectual Property;

(ix) all of the Company’s and any of its Subsidiaries’ rights under any Licenses and Permits to the extent transferable under applicable Law and all rights under any licenses or permits from third parties other than Governmental Authorities required to conduct each of the Consumables Business and the Transferred Process Operations as it is presently conducted or to own or use the Transferred Assets;

(x) all Books and Records, including any and all (A) subject to applicable Law, data and records pertaining to the Transferred Subsidiary Employees, the US Consumables Employees and the Process Business Employees and (B) sales literature, promotional literature and other selling and advertising material and lists of customers and suppliers;

(xi) all rights under express or implied warranties, representations or guarantees made by suppliers furnishing goods or services;

(xii) all credits and deferred charges related to, or arising in connection with, the Consumables Business or the Transferred Process Operations, including in connection with any Leases set forth in Section 4.1(i)(ii) of the Company Disclosure Schedule that constitute Transferred Assets and rentals;

(xiii) all information systems, hardware, telephone systems, software systems, database and database systems used in the Consumables Business and any and all rights thereunder, in each case, to the extent reflected as an asset on the Consumables Business Balance Sheet or acquired after the date thereof and which would reasonably be expected to be reflected as an asset thereon if the Consumables Business Balance Sheet were prepared as of the Closing Date;

(xiv) all insurance proceeds received by the Company or any of its Subsidiaries in respect of any Transferred Assets as a result of any damage or claim occurring prior to Closing Date and any rights, claims or causes of action existing or arising in respect of the Transferred Assets under the Company’s insurance policies;

(xv) any assets relating to the Liabilities assumed pursuant to Section 5.9(a);

(xvi) the goodwill and going concern value of each of the Consumables Business and the Process Business;

(xvii) all inventory backlog relating to the Process Business existing and unfulfilled on the Closing Date, including all unshipped and unfulfilled customer product and service orders, all orders in progress and all other obligations to deliver products which have not yet been performed as of the Closing Date and for which, as of the Closing Date, a bona fide receivable does not exist on the books of the Company or otherwise for its benefit; and

(xviii) all other properties, assets, rights and claims reflected on the Consumables Business Balance Sheet or accrued after the date thereof and which would reasonably be expected to be reflected thereon if the Consumables Business Balance Sheet was prepared as of the Closing Date but not otherwise described in this Section 2.2(a).

(b) The properties, assets, rights and claims to be purchased by Buyer and/or the Designated Purchaser pursuant to this Section 2.2(b), along with the properties, assets, rights and claims enumerated in Section 2.2(b) and the properties, assets, rights and claims of the Transferred Subsidiaries which shall be transferred to the Buyer and/or the Designated Purchaser through the sale of the Transferred Shares pursuant to Section 2.1, shall collectively be referred to herein as the “Transferred Assets”. As of the Closing, risk of loss as to the Transferred Assets shall pass from the Company to the Buyer, except as may otherwise be expressly provided herein. Notwithstanding Section 2.2(a), the Company shall retain all of its existing right, title and interest in, to and under, and the Transferred Assets shall exclude the following assets (the “Excluded Assets”):

(i) all cash and cash equivalents;

(ii) all billed and unbilled accounts and notes receivable principally related to the Process Business and all other current assets principally related to the Process Business, and the full benefit of any and all security for such accounts receivable, notes receivable and other current assets and all Proceedings related to any such items, and, as applicable, with respect to all such other items not principally related to the Process Business, such items to the extent related to the Process Business;

(iii) all assets sold or otherwise disposed of not in violation of any provisions of this Agreement during the period from the date of this Agreement until the Closing Date;

(iv) all income Tax Returns of the Company and, subject to Section 6.6, all Tax refunds, Tax losses, Tax carryforwards, Tax credits and Tax benefits of the Company;

(v) the minute books for the board of directors, committees or shareholders’ meetings, incorporation documents, stock transfers and Tax or similar or related corporate records of the Company and its Subsidiaries, other than the Transferred Subsidiaries;

(vi) all of the assets to be transferred to the Company or one of its Subsidiaries, other than the Transferred Subsidiaries, pursuant to the Reorganization;

(vii) the real property located at Tir-Y-Berth Industrial Estate, New Road, Hengoed, Wales;

(viii) all of the Company’s right, title and interest under this Agreement and the Confidentiality Agreement; and

(ix) all assets of the Company and its Subsidiaries, other than the Transferred Subsidiaries, not used in connection with the operation of the Consumables Business or the Transferred Process Operations.

2.3 Assumption of Liabilities.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Buyer shall or shall cause the applicable Designated Purchaser to assume and agree to pay, discharge or perform when due only the following Liabilities (except to the extent that such Liabilities constitute Liabilities of the Transferred Subsidiaries which shall be assumed by the Buyer and/or the Designated Purchaser by operation of law through its purchase of the Transferred Shares pursuant to Section 2.1):

(i) all Liabilities related to the Consumables Business and reflected on the balance sheet of the Consumables Business dated as of December 31, 2004, which is contained in Section 4.1(g)(i) of the Company Disclosure Schedule (the “Consumables Business Balance Sheet”), other than any Excluded Liabilities;

(ii) all other Liabilities related to the Consumables Business incurred after the date of the Consumables Business Balance Sheet not in violation of the terms of this Agreement which would have been required to be reflected on the Consumables Business Balance Sheet under GAAP if such Liabilities were incurred on or prior to the date of the Consumables Business Balance Sheet, other than any Excluded Liabilities;

(iii) all Liabilities arising under the Contracts (other than with respect to any Seller Plans) to the extent such Liabilities (A) arise in the ordinary course of business consistent with past practice pursuant to the terms of such Contracts, (B) were not due to have been satisfied or discharged prior to the Closing Date, and (C) have not arisen as a result of a default or breach of such Contract by the Company or its Subsidiaries;

(iv) all warranty Liabilities to the extent such Liabilities (A) arise in the ordinary course of business consistent with past practice under the terms of the Contracts or under the Uniform Commercial Code and (B) were not due to have been satisfied or discharged prior to the Closing Date;

(v) all customer service and support obligations following the Closing relating to the products manufactured by the Process Business to the extent such obligations (A) arise in the ordinary course of business consistent with past practice under the terms of the Contracts related to the Process Business or under the Uniform Commercial Code and (B) were not due to have been satisfied or discharged prior to the Closing Date;

(vi) all accounts payable arising out of the operation of the Process Business prior to the Closing Date and accrued in the ordinary course of business on the balance sheet of the Process Business under GAAP as of the Closing Date; provided, however, that the aggregate amount of such accounts payable shall not exceed $350,000;

(vii) all Liabilities arising as a result of the post-Closing operation of the Consumables Business or the Transferred Process Operations or the post-Closing ownership or use by the Buyer and its Subsidiaries of the Transferred Assets; and

(viii) all Liabilities for all earned but unpaid base salary, bonuses, vacation, sick leave and unreimbursed business expenses that are accrued in the ordinary course of business consistent with past practice and reflected on the balance sheet of the Consumables Business or the Process Business, as the case may be, under GAAP as of the Closing Date, and which are not incurred in violation of Section 5.2 and are payable to Closing Date Employees.

The Liabilities assumed by Buyer and/or the Designated Purchaser pursuant to this Section 2.3(a), along with the Liabilities which shall be assumed by Buyer and/or the Designated Purchaser through the purchase of the Transferred Shares pursuant to Section 2.1, shall collectively be referred to herein as the “Assumed Liabilities.”

(b) Neither the Buyer nor any Designated Purchaser shall assume pursuant to this Agreement or the transactions contemplated hereby any Liabilities of the Company or any of its Subsidiaries other than the Assumed Liabilities, and the Company and its Subsidiaries shall retain all such other Liabilities, including:

(i) any claim or Liabilities related to or arising out of the use or ownership of any Excluded Assets;

(ii) Liabilities, whether of the Transferred Subsidiaries or otherwise, to the Company or any other Subsidiary or Affiliate of the Company;

(iii) any Liabilities of the Company and the Transferred Subsidiaries, whether arising prior to, on or after the Closing Date, to the extent arising from or as a result of the conduct of any business of the Company or such Transferred Subsidiaries other than the Consumables Business, other than those expressly contemplated in Section 2.3(a) (iii) through (viii);

(iv) claims or Liabilities arising out of or otherwise with respect to or in connection with the Reorganization;

(v) Liabilities relating to any Consumables Business Employee or Process Business Employee, whether or not arising under or in respect of any Company Plan, other than those expressly assumed by the Buyer and/or the applicable Designated Purchaser as set forth in Section 2.3(a) (viii) and Section 5.9(a);

(vi) any Liability of the Company or any Affiliate (other than the Transferred Subsidiaries) of the Company for Taxes relating to any Pre-Closing Tax Period;

(vii) Liabilities under or relating to Environmental Laws to the extent relating to events or conditions existing as of, or prior to, the Closing Date, other than routine maintenance or similar obligations in the ordinary course of business;

(viii) any Liability of the Company or its Subsidiaries to any broker, finder or agent, including SG Cowen & Co., LLC, for any investment banking or brokerage fees, finder’s fees or commission with respect to the transactions contemplated by this Agreement;

(ix) any Liability with respect to a claim for personal injury (including wrongful death) and/or property damage arising out of pre-Closing occurrences and based on product liability, strict liability or other similar theories of recovery, whether arising in contract or tort or otherwise;

(x) any Liability with respect to the wrongful discharge claim in France by the Company’s former employee, which employee was an employee of Argonaut Technologies, A.G.;

(xi) any Liability with respect to the mass spectrometer referred to in Section 4.1(f)(1) of the Company Disclosure Schedule;

(xii) any other Liability which the Company has expressly agreed to retain pursuant to the provisions of this Agreement other than this Article II; and

(xiii) except to the extent expressly set forth in Section 2.3(a) or elsewhere in this Agreement, Liabilities relating to the Acquired Businesses, the Transferred Assets, the Transferred Subsidiaries, the Transferred Shares, the Process Business, the Process Business Employees or the Consumables Business Employees or arising out of the operation or ownership of the Acquired Businesses, the Transferred Subsidiaries or the Transferred Shares or the employment of the Consumables Business Employees or the Process Business Employees, in each case, prior to the Closing Date.

The Liabilities retained by the Company and its Subsidiaries pursuant to this Section 2.3(b) are referred to herein as the “Excluded Liabilities”).

2.4 Transfer of Purchased Assets and Assumed Liabilities. The Transferred Assets (other than the properties, assets, rights and claims of the Transferred Subsidiaries which shall be transferred through the purchase of the Transferred Shares pursuant to Section 2.1) shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements or other instruments in such form as is necessary to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, and which shall be satisfactory to the Buyer and the Company, to be executed (upon the terms and subject to the conditions hereof) on the Closing Date by the Company and the Buyer or the respective Designated Purchaser, and such other conveyance and assumption documents as may be required in such jurisdictions.

2.5 Procedures for Assets Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Buyer or any Designated Purchaser of any Transferred Asset (but not any Transferred Shares) is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, “Consents”) the Company shall use its, and shall cause its Subsidiaries to use their respective reasonable best efforts to obtain such Consents prior to the Closing and if any such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that the Closing shall occur notwithstanding the foregoing on the terms set forth herein; provided further, however, that the Company shall not be relieved of its obligation to sell, and the Buyer of its obligation to purchase, such Transferred Assets. Following the Closing, the parties shall use their reasonable best efforts and shall cooperate with each other to obtain promptly such Consents. Pending or in the absence of such Consent, the parties shall use their respective reasonable best efforts to implement an alternative arrangement to permit the Buyer or the respective Designated Purchaser, as the case may be, to realize, receive and enjoy substantially similar rights and the full benefits of such Transferred Asset as if such impediment to assignment or transfer did not exist, and to enable Buyer or the respective Designated Purchaser to conduct the Consumables Business or the Transferred Process Operations, as the case may be, until such Consent is obtained; provided, however, that after Closing, the Company shall, and shall cause its Subsidiaries to, enforce, upon and at the request of the Buyer and for the benefit of the Buyer, any rights of the Company or its Subsidiaries arising with respect to third parties party thereto. If such Consent is obtained, the Company shall, and shall cause its Subsidiaries to, promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Transferred Asset to the Buyer or such Designated Purchaser. The provisions of this Section 2.5 shall not in any way limit the Buyer’s rights under this Agreement in the event that the conditions to Closing are not satisfied.

2.6 Payments Post-Closing.

(a) If, following the Closing Date, the Company or any of its Subsidiaries receives any payment or other proceeds any portion of which relates to any Transferred Assets, the Transferred Subsidiaries or otherwise relates to the conduct or operation of the Consumables Business or the Transferred Process Operations, including with respect to any receivables or inventory backlog purchased by the Buyer in the Acquisition, the Company shall, and shall cause its Subsidiaries to, promptly remit to the Buyer the amount of any such payments to the extent relating to the Transferred Assets, the Transferred Subsidiaries or the Consumables Business or the Transferred Process Operations.

(b) If, following the Closing Date, the Buyer or any of its Subsidiaries receives any payment or other proceeds any portion of which relates to any Excluded Assets or otherwise relates to the conduct or operation of the Company and its Subsidiaries other than the Consumables Business or the Transferred Process Operations, the Buyer shall, and shall cause its Subsidiaries to, promptly remit to the Company the amount of any such payments to the extent relating to the Excluded Assets or such other business.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

3.1 Purchase Price. Subject to any adjustments required pursuant to Sections 3.2 and 3.3, the aggregate purchase price for the Transferred Shares and the Transferred Assets shall be an amount equal to $21,200,000 (Twenty-One Million, Two Hundred Thousand Dollars) (the “Purchase Price”), payable in cash by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to Closing.

3.2 Payment of Purchase Price and Estimated Purchase Price Adjustment

(a) Escrow. At the Closing, the Buyer shall pay out of the Purchase Price $2,000,000 (Two Million Dollars) (the “Escrow Funds”) to be held in an escrow account in accordance with the terms of the Escrow Agreement to be executed prior to Closing in the form of Exhibit B, $1,000,000 (One Million Dollars) of which Escrow Funds shall be available for the Buyer to satisfy claims under Section 10.1(a) (other than Section 10.1(a)(iv)) and $1,000,000 (One Million Dollars) of which shall be available to satisfy claims under Section 10.1(a)(iv), including to make any payment with respect to the UK Tax Liability, if any. In the event that the UK Tax Proceeding is finally resolved, which resolution shall be in accordance with the procedures prescribed by Section 6.1, within one (1) year of the Closing Date, and the amount paid, if any, with respect thereto is less than $1,000,000 (One Million Dollars), the Buyer shall instruct the escrow agent to (i) pay any amounts owed in respect of the UK Tax Liability to the party to which it is due, (ii) deliver to the Company an amount equal to the excess of $1,000,000 (One Million Dollars) over the amount paid to finally settle and resolve the UK Tax Liability, if any, and (iii) deliver the remaining Escrow Funds, if any, within three (3) Business Days after the date that is one (1) year after the Closing Date (such one (1) year and three (3) Business Day period, as extended by this sentence, the “Initial Closing Escrow Period”), except that such period shall be increased, if at all, to the extent that the Buyer has become aware of the assertion of any claim or of the commencement of any Proceeding at law or in equity as to which it is entitled to indemnification hereunder and has notified the Company thereof in accordance with Article X prior to the end of the Closing Escrow Period until such time as all such claims have been finally resolved in accordance with the procedures set forth in the Escrow Agreement. In addition, in the event that the UK Tax Proceeding is not finally resolved within the Initial Closing Escrow Period, in addition to any other Escrow Funds being held by the Escrow Agent with respect to any unresolved claims (other than the UK Tax Proceeding), $1,000,000 of the Escrow Funds shall continue to be held by the escrow agent and be available for the Buyer in respect of the UK Tax Liability until such time as the UK Tax Proceeding is finally resolved in accordance with the procedures prescribed in Section 6.1. Upon such resolution in accordance with the procedures prescribed in Section 6.1, and after payment of the Escrow Funds in satisfaction of the UK Tax Liability, if any, and resolution and payment of all other remaining claims, any remaining Escrow Funds shall be distributed to the Company, subject to the terms of the Escrow Agreement.

(b) Estimated Purchase Price Adjustment. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Preliminary Closing Date Net Working Capital Statement”) setting forth the Company’s good faith estimate (the “Preliminary Closing Date Net Working Capital”) of (i) the total Inventory of the Consumables Business plus (ii) the total accounts receivable of the Consumables Business minus (ii) the total accounts payable of the Consumables Business, in each case, calculated as of the Closing Date (the “Closing Date Net Working Capital”), calculated in accordance with GAAP, the methodology used in preparing the Consumables Business Balance Sheet and Section 3.2(b) of the Company Disclosure Schedule, which shall be certified by the Company’s chief financial officer (for the avoidance of doubt, the accounts receivable and accounts payable of the Consumables Business shall include all such accounts with respect to the Quest, Trident and Nautalis Discontinued Systems, Consumables and Services line of the Consumables Business). In the event that the Buyer does not agree with the Company’s estimate, the Company and the Buyer shall negotiate in good faith to mutually agree as promptly as practicable on an acceptable estimate of the Preliminary Closing Date Net Working Capital Statement. At the Closing, the amount of the Purchase Price that the Buyer shall be required to pay to the Company pursuant to this Agreement shall be adjusted by the difference between the Preliminary Closing Date Net Working Capital and the Target Net Working Capital. If the Preliminary Closing Date Net Working Capital exceeds the Target Net Working Capital, the amount of the Purchase Price paid by the Buyer to the Company at Closing shall be increased dollar-for-dollar by the amount of such excess, and if the Preliminary Closing Date Net Working Capital is less than the Target Net Working Capital, the amount of the Purchase Price paid at the Closing shall be decreased dollar-for-dollar by such shortfall, a portion of which shall be paid to the escrow agent pursuant to paragraph (a) above. The Purchase Price shall thereafter be subject to further adjustment as provided in Section 3.3.

3.3 Closing Date Net Working Capital Statement; Schedule of Cash and Cash Equivalents; and Actual Adjustment Amount.

(a) No later than sixty (60) days after the Closing Date, the Company shall prepare (i) a balance sheet of the Consumables Business, which balance sheet shall be prepared in accordance with GAAP, the methodology used in preparing the Consumables Business Balance Sheet and Section 3.2(b) of the Company Disclosure Schedule (the “Closing Statement”), (ii) a statement of the actual Closing Date Net Working Capital (such statement, as finally determined pursuant to the provisions of this Section 3.3, the “Closing Date Net Working Capital Statement”), which statement shall be prepared in accordance with GAAP, the methodology used in preparing the Consumables Business Balance Sheet and Section 3.2(b) of the Company Disclosure Schedule, (iii) a statement of the actual cash and cash equivalents held by the Transferred Subsidiaries as of the Closing Date (such statement, as finally determined pursuant to the provisions of this Section 3.3, the “Closing Date Cash Statement”), which Closing Date Net Working Capital Statement and Closing Date Cash Statement shall be prepared in accordance with GAAP, the methodology used in preparing the Consumables Business Balance Sheet and Section 3.2(b) of the Company Disclosure Schedule, and derived from the Closing Statement, and (iv) a statement setting forth the aggregate dollar amount of the accounts payable of the Process Business transferred to the Buyer at Closing (the “Accounts Payable Statement”). The Buyer shall cooperate with the Company and its accountants to the extent required to enable the Company to prepare the Closing Statement, the Closing Date Net Working Capital Statement, the Closing Date Cash Statement and the Accounts Payable Statement in accordance with this Agreement. In connection with the preparation of the Closing Date Net Working Capital Statement, the Buyer and the Company shall jointly conduct a physical inventory count of the Inventory of the Consumables Business (the “Inventory Count”), including all raw materials, work-in-process, finished products, supplies, accessories, packaging materials, goods or parts, in each case that are (i) used or held for use principally in the conduct or operation of the Consumables Business by the Company or its Subsidiaries (including the Transferred Subsidiaries) or (ii) in the possession of third parties, commencing at a mutually agreed upon date within ten (10) days prior to the Closing Date and be reconciled to, and completed by, the Closing Date. Any disputes with respect to the Inventory Count shall be submitted to the Independent Accounting Firm in accordance with the provisions of Section 3.3(c).

(b) The Buyer may dispute the Closing Date Net Working Capital Statement, the Closing Date Cash Statement, the Closing Statement and the Accounts Payable Statement by notifying the Company within thirty (30) days after its receipt thereof. During such 30-day period, and until the Closing Date Net Working Capital Statement, the Closing Date Cash Statement, the Closing Statement and the Accounts Payable Statement are finally determined, employees of the Buyer and its accountants shall be entitled to access to the Company’s and its accountants’ work papers prepared in connection with the Closing Date Net Working Capital Statement, the Closing Date Cash Statement, the Closing Statement and the Accounts Payable Statement and shall be entitled to review and discuss such work papers with the Company and its accountants. Any notice delivered in accordance with this Section 3.3(b) shall specify in reasonable detail the nature of any disagreement so asserted. If the Buyer does not so notify the Company within such period, the Closing Date Net Working Capital Statement, the Closing Date Cash Statement, the Closing Statement and the Accounts Payable Statement shall be final, binding and conclusive on the parties. If the Buyer does so notify the Company, the Buyer and the Company and their respective accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties thereto.

(c) If the Buyer and the Company are unable to reach a resolution with respect to all of the items specified in a notice provided pursuant to Section 3.3(b) within twenty (20) days after receipt by the Company of such notice, then either party may submit the items remaining in dispute for resolution to KPMG LLP, provided that if at such time either party has a conflict with respect to KPMG LLP, the parties shall select another mutually acceptable firm (such firm, the “Independent Accounting Firm”), which shall, within twenty (20) days after such submission or such longer period as the Independent Accounting Firm may reasonably require, determine and report to the Buyer and the Company upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Company in such manner that the Buyer shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accounting Firm that are resolved against the Buyer (as finally determined by the Independent Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted, and the Company shall be responsible for the remainder of such fees and expenses.

(d) Following the determination of the Closing Date Net Working Capital pursuant to this Section 3.3, (i) if the Closing Date Net Working Capital exceeds the Preliminary Closing Date Net Working Capital, (A) the Purchase Price shall be increased dollar-for-dollar by the amount of such surplus (the “Surplus”) and (B) the Buyer shall pay to the Company the Surplus, with interest thereon as calculated pursuant to Section 3.3(e) plus the total amount reflected on the Closing Date Cash Statement, (ii) if the Closing Date Net Working Capital is less than the Preliminary Closing Date Net Working Capital, (A) the Purchase Price shall be decreased dollar-for-dollar by such deficiency (the “Deficiency”) and (B) (x) if the total amount reflected on the Closing Date Cash Statement is greater than the amount of the Deficiency, the Buyer shall pay to the Company the excess of the total amount reflected on the Closing Date Cash Statement over the Deficiency, or, (y) if the total amount reflected on the Closing Date Cash Statement is less than the amount of the Deficiency, the Company shall pay to the Buyer the excess of the Deficiency over the total amount reflected on the Closing Date Cash Statement, and (iii) if the Closing Date Net Working Capital is the same as the Preliminary Closing Date Net Working Capital, the Buyer shall pay to the Company the total amount reflected on the Closing Date Cash Statement, in each case with interest thereon as calculated pursuant to Section 3.3(e), in each case, within five (5) Business Days after the Buyer and the Company agree to the Closing Date Net Working Capital and the Closing Date Cash Statement or within five (5) Business Days after the Independent Accounting Firm finally determines the Closing Date Net Working Capital and the Closing Date Cash Statement. In the event the amount of the accounts payable of the Process Business on the Closing Date calculated in accordance with GAAP and as finally determined pursuant to this Section 3.3 is greater than $350,000, the excess over $350,000 shall be subtracted from any amounts owed by the Buyer to the Company pursuant to this Section 3.3(d) or added to any amounts owed by the Company to the Buyer pursuant to this Section 3.3(d), as the case may be. Any Surplus or Deficiency, as applicable, together with interest thereon, and any payment with respect to the Closing Date Cash Statement payable pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price.

(e) The party making such payment pursuant to Section 3.3(d), shall pay interest thereon to the other party for the period from the Closing Date to the date of payment at the London Inter-Bank Offer Rate (“LIBOR”) for six (6) month deposits in U.S. dollars as quoted on Telerate Page 3750 on the Closing Date. Such payment and interest thereon shall be made by wire transfer in immediately available funds to such account or accounts as are designated in writing by the party entitled to receive such payment no later than the second Business Day prior to the date on which such payment is due.

3.4 Allocation of Purchase Price. The Buyer and the Company agree to allocate the Purchase Price (and any Liabilities assumed hereunder that are properly treated as purchase price) in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be mutually agreed upon between the parties. The Buyer and the Company agree to act in accordance with the computations and allocations as determined pursuant to this Section 3.4 in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury

Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law. Any issues with respect to the allocation which have not been finally resolved within 60 days following Closing shall be referred to the Independent Accounting Firm in accordance with the provisions of Section 3.3(c). Notwithstanding the foregoing, the Buyer and the Company shall agree to a tentative allocation of the Purchase Price (and any Assumed Liabilities) between the Transferred Shares, on the one hand, and the Transferred Assets, on the other hand, within 20 days after the Amendment Date, and if the parties cannot mutually agree upon such a tentative allocation, such tentative allocation shall be prepared by the Buyer in good faith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Company. Except as set forth in applicable section of the Company Disclosure Schedule and subject to Section 11.15, the Company hereby represents and warrants to Buyer as follows:

(a) Due Organization. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and each of its Subsidiaries (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. The copies of the certificate of incorporation and by-laws or similar organizational documents of the Company and the Transferred Subsidiaries which were previously made available to the Buyer, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The register of members of the Transferred Subsidiaries contain accurate records of the members of the Transferred Subsidiaries and the Transferred Subsidiaries have not received any notice of any application or intended application for rectification. The statutory books of the Transferred Subsidiaries and their registers are up to date in all material respects and contain records which are complete and accurate in all material respects of all matters required to be dealt with in such books.

(b) Subsidiaries.

(i) Except for the Transferred Shares, the Company does not own or hold, directly or indirectly, any equity interest of any kind in any Person that owns assets or properties or conducts operations used or held for use in the Consumables Business or the Transferred Process Operations. All of the Transferred Shares and all of the shares of capital stock of the other Transferred Subsidiaries have been duly authorized and validly issued and are fully paid-up and non-assessable, to the extent such terms are applicable, with no personal liability attaching to ownership thereof, and such shares or other securities are owned by the Company or, in the case of the other Transferred Subsidiaries, the Transferred Subsidiary, in each case free and clear of any Lien. Upon consummation of the transactions contemplated hereby, the Buyer and/or the Designated Purchaser will acquire good and valid title to the Transferred Shares free and clear of all Liens. Except for this Agreement there are no outstanding options, warrants, stock appreciation rights, rights to subscribe to, calls, rights of first offer, rights of first refusal or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, shares of any capital stock or other equity securities of the Transferred Subsidiaries, and there are no Contracts or other arrangements by which the Transferred Subsidiaries may be or become bound to issue additional shares of its capital stock or other equity securities, or options, warrants or rights to purchase, acquire, subscribe to, calls on, or rights of first offer, rights of first refusal or commitments for, any shares of its capital stock or other equity securities.

(ii) Neither the Company nor any of its Subsidiaries has, owns or controls (of record or beneficially), directly or indirectly, any interest in any other Person, or is a party to or participant in any partnership, joint venture or other similar investment related to the Consumables Business or the Transferred Process Operations. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any Person related to the Consumables Business or the Transferred Process Operations.

(iii) The authorized capital stock of the Transferred Subsidiary consists of 500,000 ordinary shares of 100 pence each. At the close of business on February 15, 2005, 179,018 shares were outstanding and no shares were held in treasury. Section 4.1(b)(iii) of the Company Disclosure Schedule sets forth (i) the authorized capital stock of each of the Transferred Subsidiaries (other than the Transferred Subsidiary) and the par value of such shares, to the extent applicable, and (ii) the number of shares of such capital stock outstanding and number of shares held in treasury, in each case, for each of the Transferred Subsidiaries (other than the Transferred Subsidiary) as of February 15, 2005. The Transferred Subsidiary owns all of the shares of capital stock of each of the other Transferred Subsidiaries. There are no outstanding obligations of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Transferred Subsidiaries or pursuant to which the Transferred Subsidiaries is or could be required to register any shares of its capital stock or any other securities under the Securities Act or under any other Laws. No bonds, debentures, notes or other indebtedness having the right to vote, or being convertible into or exercisable or exchangeable for any securities having the right to vote, on any matters on which stockholders may vote (“Voting Debt”) of the Transferred Subsidiaries are issued or outstanding.

(c) Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Company is or will be necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (other than the approval of the Acquisition and the consummation of the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote thereon (the “Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law). The Company’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that the Acquisition and the transactions contemplated by this Agreement are expedient and in the best interests of the Company and its stockholders and declared the Acquisition and the transactions contemplated by this Agreement advisable, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Acquisition, and (iii) recommended that the stockholders of the Company approve this Agreement and the consummation of the transactions contemplated hereby and directed that such matter be submitted for consideration by the stockholders of the Company at the meeting of the stockholders to obtain the Stockholder Approval. The only vote of the stockholders of the Company required to approve the Acquisition and the consummation of the transactions contemplated by this Agreement is the Stockholder Approval.

(d) No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation, liability or fee or the loss of a material benefit under, or the creation of a Lien on the Transferred Assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) result in any Violation of any of the Contracts or any other material contract to which the Company or any of its Subsidiaries is a party, or (iii) result in any Violation of any Licenses and Permits, Order or Law applicable to the Consumables Business, the Transferred Process Operations, the Transferred Assets or the Transferred Subsidiaries or their respective properties, rights or assets or otherwise applicable to the Company, except in the case of clauses (ii) and (iii) for any Violation which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e) Consents. No consent, approval, Order, Licenses and Permits, or registration, declaration or filing with, or notice to, any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement (as defined herein) and the filing with the SEC of such reports and other materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (ii) such other consents, approvals, Orders, Licenses and Permits, registrations and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Consumables Business or the Transferred Process Operations as currently conducted.

(f) Conduct of the Consumables Business and the Transferred Process Operations. Except as expressly contemplated hereby, since September 30, 2004 (or as otherwise indicated in subclause (ii) below) to the date of this Agreement, (i) the Company and its Subsidiaries have conducted the operations of the Consumables Business and the Transferred Process Operations only in the ordinary course of business consistent with past practice, (ii) have not taken any action that would have been prohibited by Section 5.2 if this Agreement had been in effect at the time such action was taken (other than with respect to subclauses (ix) and (xi) (excluding the proviso) in which case the reference date shall be December 31, 2004, and subclause (xxii) which shall not be deemed covered by this representation) and (iii) there has not been any Material Adverse Effect.

(g) Financial Statements; Undisclosed Liabilities.

(i) As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of such filing), all of the reports, prospectuses, registrations statements, proxy and information statements and all other documents required to be filed by the Company with the SEC since January 1, 2002 (including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”) complied as to form in all material respects with the applicable requirements of the Securities Act, the 1934 Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents when filed contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Section 4.1(g)(i) of the Company Disclosure Schedule contains a true and complete copy of the (A) unaudited Consumables Business Balance Sheet and (B) the Argonaut Technologies, Inc. Worldwide 2004 Unaudited Revenue Split Statement (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, on a pro forma basis, the financial condition and results of operations of the Consumables Business as of the respective dates and for the respective periods indicated therein. The Financial Statements were prepared from, and are in accordance with, the Books and Records of the Consumables Business and using the same methodologies and principles as used to prepare the financial statement filed by the Company with the SEC, except as expressly stated therein. The Financial Statements have been prepared based on management’s good faith belief of the results, and/or financial position, of the Consumables Business.

(iii) All of the Liabilities reflected on the Consumables Business Balance Sheet are related to the Consumables Business and arose out of or were incurred in the ordinary course of business. Except (i) to the extent reflected or reserved against in the Consumables Business Balance Sheet, or (ii) for Liabilities that are incurred after the date of the Consumables Business Balance Sheet in the ordinary course of business, there are no material Liabilities or other obligations of any nature whatsoever relating to the Consumables Business.

(iv) The Accounts of the Transferred Subsidiaries incorporated in England and Wales:

(A) have been prepared in accordance with the generally accepted accounting practice commonly adopted by companies carrying on businesses similar to those carried on by such Transferred Subsidiaries in the United Kingdom as of the Accounts Date;

(B) show a true and fair view of the state of affairs of such Transferred Subsidiaries as of the Accounts Date and of their respective profits or losses for the accounting reference period ended on that date;

(C) comply with the requirements of the United Kingdom Companies Act 1985, as amended; and

(D) (except as the Accounts expressly disclose) are prepared using estimation techniques and accounting policies which are the same in all material respects as those adopted in preparing the Previous Accounts.

(v) Since the Accounts Date apart from the dividends provided for in the Accounts, no dividend or other distribution has been declared, paid or made by the Transferred Subsidiaries incorporated in England and Wales.

(vi) Section 4.1(g)(vi) of the Company Disclosure Schedule contains a true and complete copy of the unaudited balance sheet of the Process Business dated as of December 31, 2004 (the “Process Business Balance Sheet”). The Process Business Balance Sheet presents fairly, in all material respects, on a pro forma basis, the financial condition of the Process Business as of the respective dates and for the respective periods indicated therein. The Process Business Balance Sheet was prepared from, and is in accordance with, the Books and Records of the Process Business using the same methodologies and principles as used to prepare the financial statement filed by the Company with the SEC, except as expressly stated therein. The Process Business Balance Sheet has been prepared based on management’s good faith belief of the results, and/or financial position, of the Process Business.

(h) Takeover Statutes. The Company has taken all corporate action necessary to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on business combinations set forth in Section 203 of the DGCL and any similar Laws.

(i) Properties.

(i) The Owned Real Property is all of the real property legally and beneficially owned by the Company or any of its Subsidiaries and used in connection with the Consumables Business (other than the real property located at Tir-Y-Berth Industrial Estate, New Road, Hengoed, Wales) and neither the Company nor any Transferred Subsidiary has any estate, right, interest or Liability in any other land. The Company or one of the Transferred Subsidiaries has good, marketable and insurable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. The existing use of each parcel of Owned Real Property is the lawful use. Neither the Company nor the Transferred Subsidiaries has disposed of, or taken any steps to dispose of, the Owned Real Property and are not under any commitment to dispose of it in whole or in part. All certificates of occupancy, permits, licenses, approval and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities having jurisdiction over the Owned Real Property or any portion thereof have been obtained and are in full force and effect to operate and occupy such Owned Real Property, except to the extent the absence or invalidity of any Real Property Permit does not materially and adversely affect the value or operation and occupancy of such Owned Real Property. As of the date hereof, neither the Company nor the Transferred Subsidiaries has received any written notice from any Governmental Authority having jurisdiction over any of the Owned Real Property suspending, revoking or canceling any Real Property Permit, or modifying any Real Property Permit in a manner which materially and adversely affects the operation of the Consumables Business or the occupancy of the Owned Real Property. As of the date hereof, there are no disputes, actions or orders pending, or to the Knowledge of the Company, threatened against or relating to the condemnation, use, occupation or condition of the Owned Real Property (whether contingent or otherwise), or any portion thereof.

(ii) Section 4.1(i)(ii) of the Company Disclosure Schedule contains a complete and accurate list of (A) all real property leased by the Company and its Subsidiaries in connection with the operation of the Consumables Business, (B) all real property leased by the Company and its Subsidiaries in connection with the operation of the Process Business and (C) the agreements under which such real property is leased (the “Leases”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to interfere in any material respect with the conduct of the Consumables Business, (A) each Lease has been executed and is in full force and effect, (B) none of the Company or any of its Subsidiaries is in breach or default in any respect under any such Lease, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default of such Lease, (C) each Lease will continue to be binding in accordance with its terms immediately following the Closing, except those Leases which would no longer be binding as a result of actions that are taken by the Buyer or its Affiliates, and (D) to the Knowledge of the Company, no party to such Lease is in breach or default under such Lease or has repudiated any material provision thereof.

(iii) Where necessary, (A) all titled deeds are either (1) fully stamped with ad valorem stamp duty and a particulars delivered stamp or (2) accompanied by a valid certificate from the Inland Revenue evidencing submission of a land transaction return and (B) all documents of title include the consents for the grant of the Leases.

(j) Title to Transferred Assets; Sufficiency of Assets. The Company or one of the Transferred Subsidiaries has good, valid and marketable title, of record and beneficially, to all of the Transferred Assets and at the Closing will transfer and deliver to the Buyer and/or the respective Designated Purchaser legal and valid title to the Transferred Assets, free and clear of all Liens, other than Permitted Liens. The Transferred Assets constitute all of the assets necessary for the Buyer (i) to conduct the Consumables Business in the manner in which it is currently being conducted and (ii) to satisfy the Liabilities it is assuming relating to the Process Business in due course. All of the machinery, equipment and other tangible assets included in the Transferred Assets are in good and usable condition, ordinary wear and tear excepted, have been maintained in accordance with normal industry practice and are otherwise suitable for the purposes for which they are currently used.

(k) Taxes.

(i) All material Tax Returns required to be filed by each of the Transferred Subsidiaries or in connection with the Acquired Businesses have been timely filed. All material Taxes required to be paid (whether or not shown to be due on such Tax Returns) by each of the Transferred Subsidiaries or in connection with the Acquired Businesses have been timely paid. All such Tax Returns are true, correct and complete in all material respects.

(ii) There is no material Proceeding, investigation, audit or examination proposed in writing or currently ongoing against or with respect to any of the Transferred Subsidiaries or in connection with the Acquired Businesses in respect of any Tax. No deficiencies for any Taxes have been proposed, asserted or assessed against any of the Transferred Subsidiaries or in connection with the Acquired Businesses.

(iii) All Taxes required to have been withheld by each of the Transferred Subsidiaries or in connection with the Acquired Businesses have been withheld and paid over to the proper Governmental Authority.

(iv) There are no material Liens for Taxes upon any property or assets of any of the Transferred Subsidiaries or the Acquired Businesses (other than for Taxes not yet due and payable).

(v) None of the Transferred Subsidiaries has any material liability for the Taxes of any Person (other than the Transferred Subsidiaries) including (A) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by Contract.

(vi) None of the Transferred Subsidiaries is a party to, is bound by or has any obligation under, any tax sharing agreement or similar Contract or any agreement that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other Person.

(vii) None of the Transferred Subsidiaries have within the last six (6) years acquired any asset from any other company (other than another of the Transferred Subsidiaries) which was, at the time of such acquisition, a member of the same group of companies as the relevant Transferred Subsidiary for the purposes of any Tax.

(viii) No liability for Taxes or deficit for any Tax purposes would arise for any of the Transferred Subsidiaries from the loan relationships to which the relevant Transferred Subsidiary is party being repaid to the extent of the amounts shown in respect of such loan relationships in the books of the relevant Transferred Subsidiary as of the date hereof.

(ix) Each of the Transferred Subsidiary and International Sorbent Technology Limited is a registered and taxable person for the purposes of the United Kingdom Value Added Tax Act 1994 and neither is nor has ever been treated for such purposes as a member of a group for the purposes of United Kingdom value added tax.

(x) All documents in the possession or under the control of the Transferred Subsidiaries or to the production of which any of the Transferred Subsidiaries are entitled which are necessary to establish title to any asset or to effect registration in respect of the holding of an asset or to produce the relevant instrument as evidence in civil proceedings or in a hearing before an arbitrator or referee and which, in the United Kingdom or elsewhere, attract either stamp duty or transfer Tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped or the transfer Tax duly paid and there are no circumstances in which any of the Transferred Subsidiaries will or may after Closing be liable to pay an amount of United Kingdom stamp duty land tax, submit a United Kingdom stamp duty land transaction return or a United Kingdom stamp duty land tax self certificate in respect of any transaction entered into or action taken prior to Closing.

(xi) None of the Transferred Subsidiaries is liable to Tax in any jurisdiction other than the jurisdiction in which it is incorporated, and none of the Transferred Subsidiaries or the Company has or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of its incorporation.

(l) Legal Proceedings. There are no Proceedings which are pending or, to the Knowledge of the Company, threatened against, affecting or involving the Company, the Consumables Business, the Process Business, any of the Transferred Assets or any of the Transferred Subsidiaries or challenging the validity of this Agreement or any of the transactions contemplated hereby which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order affecting or involving the Consumables Business, the Process Business or the Transferred Assets, except for those that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Consumables Business or the Transferred Process Operations as currently conducted or the use of the Transferred Assets. There are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending, or to the Knowledge of the Company with respect to SEC or other governmental inquiries or investigations, threatened, relating to, affecting or involving the Consumables Business, the Process Business or the Transferred Assets, including the Transferred Subsidiaries.

(m) Licenses and Permits; Compliance with Laws. Except (other than in the case of clauses (i) and (ii) below) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i) the Company or the Transferred Subsidiaries owns or possess all material Licenses and Permits, and have made all filings, applications and registrations with all Governmental Authorities (including all authorizations required by the Drug Enforcement Administration and under the Federal Food, Drug and Cosmetic Act, the regulations of the United States Food and Drug Administration and Environmental Laws and all other similar Laws in other applicable jurisdictions) and all such Licenses and Permits are in full force and effect;

(ii) no loss of any such material Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law and all such Licenses and Permits may be transferred to the Buyer or its Subsidiaries;

(iii) the Company and each of the Transferred Subsidiaries have complied with (A) all terms and conditions of all Licenses and Permits and (B) all Laws applicable to the operation of each of the Consumables Business and the Process Business and ownership or use of the Transferred Assets, and it has not received any written notice of any pending Proceeding alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 4.1(m)(iii);

(iv) there are no (A) unresolved violations, criticisms or exceptions noted by any Governmental Authority in any report, comment letter or other written statement relating to or based on any examinations of the Consumables Business, the Process Business, the Transferred Subsidiaries or, with respect to the Consumables Business, the Process Business and the Transferred Assets, the Company or its Subsidiaries or (B) written agreements, memoranda of understanding, commitment letters or similar undertakings to which the Consumables Business, the Process Business, the Transferred Subsidiaries or, with respect to the Consumables Business, the Process Business and the Transferred Assets, the Company or its Subsidiaries is a party, or Orders from, or any resolution adopted at the request of, any Governmental Authority; and

(v) to the Knowledge of the Company, each third party at any time engaged in the testing, manufacturing, storage, packaging, labeling, sale or distribution of a product on behalf of the Consumables Business, the Process Business, the Transferred Subsidiaries or, with respect to the Consumables Business, the Process Business and the Transferred Assets, the Company or its Subsidiaries has been, in compliance with all applicable Laws and Licenses and Permits which have jurisdiction over the products being tested, manufactured, stored, packaged, labeled, sold or distributed on behalf of the Consumables Business, the Process Business, the Transferred Subsidiaries or, with respect to the Consumables Business, the Process Business and the Transferred Assets, the Company or its Subsidiaries; provided, that with respect to this Section 4.1(m)(v), the term “Knowledge of the Company” shall mean, with respect to any such matter, the actual knowledge, without due inquiry, of the individuals listed in Section 1.1(i) of the Company Disclosure Schedule.

(n) Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i) The Company, its Subsidiaries, the Consumables Business and the Process Business have complied with all Environmental Laws and, to the Knowledge of the Company, there is no condition that would, individually or in the aggregate, reasonably be expected to prevent or interfere with compliance with all Environmental Laws (in effect on the date hereof) in the future;

(ii) the Transferred Real Property and all property operated by the Company or any of its Subsidiaries or otherwise owned, used, occupied or operated in connection with the Consumables Business or the Process Business (including soils, groundwater, surface water, buildings, equipment or other structures or facilities) do not contain and are not contaminated with any Hazardous Substance and no foreseen or proposed alterations or improvements are required within three (3) years from the date hereof in relation to such properties in order to maintain compliance with Environmental Laws;

(iii) the properties formerly owned or operated by the Company or any of its Subsidiaries or otherwise owned or operated in connection with the Consumables Business or the Process Business were not contaminated with any Hazardous Substance during the period of ownership or operation by the Company or any of its Subsidiaries;

(iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property under Environmental Laws;

(v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that the Company, any of its Subsidiaries, the Consumables Business or the Process Business may be in violation of or subject to liability under any Environmental law;

(vi) neither the Company nor any of its Subsidiaries is subject or a party to any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substances; and

(vii) there are no other circumstances or conditions involving the Company, any of its Subsidiaries, the Consumables Business or the Process Business that could be reasonably likely to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries used or held for use in the conduct or operation of the Acquired Businesses pursuant to any Environmental Law.

(o) Employee Benefit Plans.

(i) Section 4.1(o)(i) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including “multiemployer plans” within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, consulting, independent contractor, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pensions, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which (A) any Consumables Business Employee or Process Business Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or its Affiliates or (B) any of the Transferred Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”.

(ii) With respect to each Company Plan, the Company has provided or made available to the Buyer with a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument, (B) the most recent determination letter, if applicable, (C) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Affiliates to the Consumables Business Employees or Process Business Employee concerning the extent of the benefits provided under a Company Plan, and (D) to the extent applicable, for the most recent year, audited financial statements and actuarial valuation reports.

(iii) (A) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws for which any of the Transferred Subsidiaries, Buyer or any Designated Purchaser would reasonably be expected to be liable, and (B) no Company Plan is subject to Title IV of ERISA.

(iv) With respect to any Company Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service, Inland Revenue or other Governmental Authority are pending, threatened or in progress which, in any such case, individually or in the aggregate, could reasonably be expected to result in a material liability to any of the Transferred Subsidiaries, Buyer or any Designated Purchaser.

(v) No Company Plan exists that, as a result of the execution of this Agreement, the Stockholder Approval, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (A) result in any bonus payment, any severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (C) limit or restrict the right of any of the Transferred Subsidiaries or Buyer to merge, amend or terminate any of the Company Plans.

(vi) No Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Closing Statement, and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 4.1(o)(vi) of the Company Disclosure Schedule.

(vii) Other than the Group Personal Pension Plan administered by Standard Life, no agreement or arrangement exists for the provision by the Transferred Subsidiaries of any relevant benefits (as defined in section 612(1) of the Income and Corporation Taxes Act 1988 of the United Kingdom Parliament, with the omission of the exception in that definition) for any officer or employee or former officer or employee of the Consumables Business or for Process Business Employee or any dependant of any of such persons and the Transferred Subsidiaries have never participated in any agreement or arrangements providing such relevant benefits (as defined above).

(p) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract (or is subject to any statutory scheme of similar import) applicable to all or any of the Consumables Business Employees or Process Business Employees, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any Consumables Business Employees or Process Business Employees.

(ii) The Company and its Subsidiaries are, with respect to the Consumables Business and the Process Business, in compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement, except where the failure to comply, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Except for any such event which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, there is no unfair labor practice charge or other employment related complaint pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority, nor is there any Proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s or any of its Subsidiaries’ employees pending or, to the Knowledge of the Company, threatened against the Company, in each case, with respect to the operation of the Consumables Business or the Process Business. Neither the Company nor any of its Subsidiaries is a party to or bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices of, or in connection with, the Consumables Business or the Process Business. Except for any such event which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, there is no labor strike, slowdown or work stoppage, lockout or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor is there any grievance currently being asserted. Neither the Company nor any of its Subsidiaries has experienced any material work stoppage or work slowdown at any time during the five (5) years immediately preceding the date of this Agreement with respect to the operation of the Acquired Businesses. The Company and its Subsidiaries have paid in full to all Consumables Business Employees and all Process Business Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees and neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any current or former Process Business Employee or Consumables Business Employee arising from the termination of employment. Neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has any such party planned or announced any such action or program for the future affecting, in whole or in part, Consumables Business Employees or the Process Business Employees. The Company and its Subsidiaries are, and have operated the Consumables Business and the Process Business, in compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar applicable Laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

(iii) The Transferred Subsidiary Employees who are currently employed by the Transferred Subsidiaries, the US Consumables Employees and the Process Business Employees constitute all employees who are wholly or predominantly engaged for purposes of conducting, and required in connection with the operation of, the Acquired Businesses.

(q) Intellectual Property.

(i) Section 4.1(q)(i)(A) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered Intellectual Property used or held for use in the conduct or operation of the Consumables Business and the Process Business, including (A) each patent, trademark or copyright registration and (B) each pending patent application or application for trademark or copyright registration. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect: (A) the Company or one of the Transferred Subsidiaries owns or, pursuant to an agreement set forth in Section 4.1(q)(iii) of the Company Disclosure Schedule, has the right to use all the Intellectual Property used or held for use in the conduct or operation of the Consumables Business and the Process Business free and clear of all Liens (except Permitted Liens), and the Company has taken commercially reasonable actions to maintain and protect each item of owned Intellectual Property that is used or held for use in the conduct or the operation of the Consumables Business and the Process Business; (B) the owned Intellectual Property and, to the Knowledge of the Company, the licensed Intellectual Property, in each case used or held for use in the conduct or operation of the Consumables Business and the Process Business is valid, unexpired, subsisting and enforceable, and, except as set forth in Section 4.1(q)(i)(B), no actions are necessary (including filing of documents or payments of fees) within ninety (90) days after the Closing Date to maintain or preserve the validity or status of any material registered Intellectual Property; and (C) as of the date hereof, no Proceeding is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of any Intellectual Property used or held for use in the conduct or operation of the Consumables Business and the Process Business. The Company or one of the Transferred Subsidiaries, as applicable, has taken all necessary actions (including requiring that current and past employees, contractors and agents execute confidentiality and non-disclosure agreements and assign to the Company or the Transferred Subsidiaries all of their right, title and interest in any owned Intellectual Property used or held for use in the conduct or operation of the Consumables Business and the Process Business) to protect, preserve and maintain the owned Intellectual Property used or held for use in the conduct or operation of the Consumables Business and the Process Business.

(ii) (A) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed or misappropriated any Intellectual Property rights of third parties, (B) neither the Company nor any of its Subsidiaries has received any complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that the Company must license or refrain from using any

Intellectual Property rights of any third party) nor, to the Knowledge of the Company, is there any valid basis for any such complaint, claim, demand or notice and (C) to the Knowledge of the Company, no third party has materially infringed or materially misappropriated, or is currently infringing or misappropriating, any of the Intellectual Property used or held for use in the conduct or operation of the Consumables Business and the Process Business.

(iii) Section 4.1(q)(iii) of the Company Disclosure Schedule identifies each material agreement (including all amendments and revisions thereto) pursuant to which (A) the Company or its Subsidiaries has granted a license or similar rights to any third party with respect to any of the registered Intellectual Property identified or required to be identified in Section 4.1(q)(i) of the Company Disclosure Schedule, excluding consumer end-user licenses or (B) the Company or its Subsidiaries has received a license or similar rights to any Intellectual Property owned by a third party, excluding shrink-wrap or other Intellectual Property generally commercially available, that is used or held for use in the conduct or operation of the Consumables Business and the Process Business. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, each such material agreement (A) is valid and enforceable and in full force and effect, except to the extent it has previously expired in accordance with its terms and (B) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under such agreement.

(iv) The Transferred Assets include all of the Intellectual Property necessary to enable Buyer to operate the Consumables Business and the Transferred Process Operations in substantially the same manner as it is currently operated, without infringing or misappropriating any rights of any third party.

(r) Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except SG Cowen & Co., LLC, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such advisor.

(s) Insurance. Section 4.1(s) of the Company Disclosure Schedule contains a complete and accurate list of all material policies or binders of insurance currently maintained by the Company or any of its Subsidiaries that provide coverage with respect to the Transferred Subsidiaries, the Consumables Business, the Transferred Process Operations or the Transferred Assets showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided (including whether it is a “claims made” or “occurrence” based policy). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect, all such policies are in full force and effect.

(t) Transactions with Related Persons. The Consumables Business, the Transferred Process Operations and the Transferred Assets do not include any Contracts with any of the stockholders, directors, officers or employees (or any relative or spouse of any of the foregoing Persons or any other Affiliate of the foregoing Persons) (collectively, “Related Persons”) of the Company. Neither the Company nor any Related Person has any interest, directly or indirectly, in any Contract, Lien or other agreement relating to the Consumables Business, the Transferred Process Operations or the Transferred Assets or to which the Consumables Business, the Transferred Process Operations or the Transferred Assets are subject.

(u) Books and Records. The Books and Records are complete and correct in all material respects, have been maintained in accordance with good practice, and reflect the basis for (i) the financial position and results of operations of the Consumables Business as set forth in the Financial Statements and (ii) the financial position of the Process Business as set forth in the Process Business Balance Sheet.

(v) Certain Contracts. Section 4.1(v) of the Company Disclosure Schedule sets forth all of the Contracts to which the Company or any of its Subsidiaries (including the Transferred Subsidiaries) is a party or by which it is bound, in each case, relating to or in connection with the Consumables Business, the Process

Business, the Transferred Assets or the Assumed Liabilities, (i) with respect to the employment or termination of, or severance or retirement arrangements relating to, any Consumables Business Employees or Process Business Employees involving the payment of $100,000 or more per annum, or with any consultants involving the payment of $100,000 or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which provides for any payment by or to the Company or any of its Subsidiaries in excess of $100,000 in any year or which is not terminable within one year without penalty, (iv) which limits (or purports to limit) in any way the ability of the Company, any of the Transferred Subsidiaries or any of its Affiliates or of the Consumables Business or the Process Business to compete or engage in any line of business, in any geographic area or with any person, or which requires referrals of any business or requires any of the Transferred Subsidiaries or Affiliates or the Consumables Business or the Process Business to make available investment opportunities to any Person on a priority, equal or exclusive basis, (v) which provides for or requires any aggregate future payments in excess of $100,000 with respect to, or in connection with, any capital expenditures or the acquisition or construction of fixed assets, (vi) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person, (vii) which contains any ongoing indemnification obligation by the Company or any of its Subsidiaries which could reasonably require the payment by such entity in excess of $100,000 in the aggregate (excluding product warranties and indemnities to the extent consistent with the Company’s Standard Terms and Conditions), (viii) relating to, or evidencing, indebtedness for borrowed money or any guarantee of indebtedness for borrowed money, in each case involving an amount in excess of $100,000, (ix) since January 1, 2002, relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) which involves an asset value or purchase price in excess of $100,000, (x) between the Company or any wholly-owned Subsidiary of the Company (other than the Transferred Subsidiaries) and any of the Transferred Subsidiaries, (xi) relating to, or evidencing, any indemnity or any guarantee of obligations of any Person, (xii) which imposes any confidentiality, non-disclosure or standstill obligation on the Company or its Affiliates (except confidentiality provisions entered into in the ordinary course of business consistent with past practice) or the Consumables Business or the Process Business, or (xiii) any of the benefits or liabilities of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously made available to the Buyer complete and accurate copies of each Contract of the type described in this Section 4.1(v). All of the Contracts are valid and in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor the Consumables Business nor the Process Business, and to the Knowledge of the Company, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Each Contract will be a valid and binding obligation of the Consumables Business or the Process Business, as applicable, and upon consummation of the transactions contemplated hereby will be in full force and effect.

(w) Customers and Suppliers. Section 4.1(w) of the Company Disclosure Schedule contains a list of the top ten customers and the top ten suppliers for each of the Consumables Business and the Process Business for each of the last two fiscal years. None of such customers or suppliers has ceased to do business with the Company (with respect to the Consumables Business or the Process Business) or any of the Transferred Subsidiaries and, to the Knowledge of the Company, as of the date hereof, no such customer or supplier is currently threatening any material modification or change in, or termination of, the business relationship (i) with respect to the Consumables Business, with the Company or any of its Subsidiaries (other than the Transferred Subsidiaries) or (ii) with any of the Transferred Subsidiaries.

(x) Products Liability.

(i) Neither the Company nor any of its Subsidiaries has received any written notice relating to, nor, to the Knowledge of the Company, are there any facts or circumstances which could reasonably be expected to give rise to, any material claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company or any of its Subsidiaries relating to or in connection with the conduct or operation of the Consumables Business or the Process Business, resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws, other than routine service obligations in the ordinary course of business.

(ii) There has been no product recall, rework or post-sale warning or similar action (collectively, a “Recall”) conducted by the Company or any of its Subsidiaries with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Consumables Business or the Process Business, or any investigation or consideration of or decision made by any director, officer or key employee thereof concerning whether to undertake or not undertake any Recall.

(y) Inventory. The Inventory as reflected in each of the Consumables Business Balance Sheet and the Process Business Balance Sheet is stated at the lower of cost or market, with adequate allowances for excess and obsolete materials and materials below standard quality in accordance with GAAP. The quantity and quality of the Inventory is such that the Inventory is readily usable and saleable in the normal course of the operation of the Consumables Business or the Process Business, as the case may be, except for such amounts as are reserved in accordance with GAAP and except for the discontinued products, service and spare parts inventory with respect to the Quest, Trident and Nautalis Discontinued Systems, Consumables and Services line of the Consumables Business; provided, that the Quest finished good units are saleable in connection with the operation of the Consumables Business.

(z) Consumables Business Receivables. All of the accounts receivable and notes receivable relating to or in connection with the Consumables Business as reflected in the Consumables Business Balance Sheet constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of the operations of the Consumables Business, and there are no contingent or asserted claims, rights of return or other rights of set-off against any thereof, except to the extent appropriately reserved for in the Consumables Business Balance Sheet in accordance with GAAP.

(aa) Opinion of Financial Advisor. SG Cowen & Co., LLC has delivered to the Company’s Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the Amendment Date, that, as of such date, the Purchase Price is fair, from a financial point of view, to the Company.

(bb) Grace Acquisition. No claims for indemnification, reimbursement, breach or other disputes, or any inquiries or correspondence relating or reasonably expected to lead thereto, have been received or made with respect to the Grace Acquisition, and to the Company’s Knowledge, there are no facts, events or circumstances which exist, as of the date hereof, that could give rise to any such claim or right of indemnification.

(cc) Acquisition Proposals. The Company has complied with all the provisions of Section 5.3(a) and (b) of this Agreement, and has terminated all discussions with any Person who has made an Acquisition Proposal with respect to the Consumables Business, the Process Business or the Company.

(dd) Solvency. (a) Immediately after giving effect to the transactions contemplated by this Agreement, (i) the fair value of the assets of the Company on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company on a consolidated basis; (ii) the present fair saleable value of the property of the Company on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company on a consolidated basis on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company on a consolidated basis will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such business is now conducted and is proposed to be conducted following the Acquisition.

4.2 Representations and Warranties of the Buyer. Except as set forth in applicable section of the Buyer Disclosure Schedule and subject to Section 11.15, the Buyer hereby represents and warrants to the Company as follows:

(a) Due Organization and Power. The Buyer is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b) Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the board of directors and, prior to the Closing, will be duly and validly authorized by all necessary action by the Buyer, and no other corporate action or proceeding on the part of the Buyer is or will be necessary for the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).

(c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) result in any Violation of any provision of the articles or certificate of incorporation, by-laws or similar organizational documents of the Buyer or any of its Subsidiaries, (ii) result in any Violation of any material loan or credit agreement, note, bond, mortgage, guarantee, deed of trust, indenture, lease, to which the Buyer or any of its Subsidiaries is a party, or (iii) result in any Violation of any license, permit, concession, exemption, consent, franchise, certificate, variance, approval, Order or Law applicable to the Buyer or any of its Subsidiaries or their respective properties, rights or assets, except in the case of clauses (ii) or (iii) for any Violation which, individually or in the aggregate, would not reasonably be expected to materially adversely effect the ability of the Buyer to perform its obligations under this Agreement.

(d) Brokers, Finders, etc. Neither the Buyer nor any of its Affiliates has employed any agent, broker, investment banker, financial advisor or other firm or Person in connection with the transactions contemplated by this Agreement who is entitled to a fee or commission in connection with such transactions.

(e) Financing. The Buyer will have available to it, at the Closing, immediately available funds necessary to pay the Purchase Price.

(f) Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries, or any of their respective properties, assets or rights, and neither the Buyer nor any of its Subsidiaries is subject to any Order rendered specifically against the Buyer or any of its Subsidiaries which, in either case, would or seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder the Buyer from timely complying with the terms and provisions of this Agreement.

(g) Board Approvals. The Board of Directors of the Buyer, by resolutions duly adopted at a meeting duly called and held, has (A) determined that this Agreement and the Acquisition are advisable and in the best interests of the Buyer and its stockholders and (B) approved the transactions contemplated by this Agreement, including the Acquisition. No other corporate proceedings on the part of the Buyer are necessary to authorize the transaction contemplated by this Agreement.

(h) Investment Intent. The Buyer is acquiring the Transferred Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any applicable federal or state securities Laws. The Buyer acknowledges that the Transferred Shares have not been registered under the Securities Act or the securities or “blue sky” laws of any state or province and that the Transferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, provincial and foreign securities Laws, in each case to the extent applicable.

ARTICLE V

COVENANTS

5.1 Access; Information and Records; Confidentiality.

(a) From the date hereof to the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, and use its reasonable best efforts to cause its and its Subsidiaries’ officers, directors and employees to, afford the officers, employees, auditors and other Representatives of the Buyer reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and Books and Records relating to the Transferred Assets, the Assumed Liabilities, the Consumables Business, the Process Business and the Transferred Subsidiaries, and shall furnish the Buyer with all financial, operating and other data and information as the Buyer, through its officers, employees or other Representatives, may from time to time reasonably request in writing and any reports and other documents filed by the Company during such period with any Governmental Authority pursuant to the requirements of applicable Law relating to the Acquired Businesses. At the request of the Buyer, the Company shall, and shall cause its Subsidiaries, to take all reasonable actions to facilitate contact, including arranging meetings, between the Buyer or its Representatives and the customers and suppliers of the Consumables Business and the Process Business.

(b) Promptly following execution of this Agreement, the parties shall establish a transition planning team (the “Transition Team”) to be led by Dave Patteson (the “Leader”), of the Buyer, and comprised of 3 representatives of the Buyer and 1 representative of the Company, who shall be Steve Nelson. The Transition Team shall be responsible for, subject to the oversight of the Leader, facilitating a transition and integration planning process designed to ensure the efficient transfer of the Acquired Businesses to the Buyer, which shall include taking, or causing to be taken, those actions specified in Section 5.1(b) of the Company Disclosure Schedule. To the extent the actions set forth in Section 5.1(b) of the Company Disclosure Schedule, or any other actions identified by the Transition Team, are not accomplished prior to the Closing Date, the Company and the Buyer shall agree upon a commercially reasonable arrangement in order to ensure that such actions are completed promptly following the Closing, giving credit to the Buyer for payments in respect of such services and those referred to in the last sentence of this paragraph in the amounts set forth below. The Buyer and the Company shall enter into an agreement under which the Buyer shall pay the Company $40,000 per month for four months after the Closing Date for occupancy arrangements and interim transition services to be agreed upon, which amounts shall be payable whether or not the Buyer occupies the facilities or requests the services. The interim transition services to be provided may include, but shall not be limited to, transition and support services necessary to conduct operations relating to the Transferred Assets and Assumed Liabilities, including production, packing, dispatch, shipping, receiving, accounting, service administration, ordering and other services incidental to the operation of the Transferred Assets and Assumed Liabilities.

(c) The Buyer agrees that all communications by the Buyer to any Consumables Business Employees or Process Business Employees currently employed by the Company or the Transferred Subsidiaries shall be coordinated through the Company’s representative on the Transition Team, unless the Company shall otherwise consent (such consent not to be unreasonably withheld).

(d) The Buyer will hold, and will use its reasonable best efforts to cause its officers, employees and other Representatives to hold, any nonpublic information in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(e) No such investigation under this Section 5.1 by the Buyer shall affect the representations and warranties of the Company and its Subsidiaries herein.

5.2 Conduct of the Business Prior to the Closing Date.

(a) During the period commencing on the date hereof and continuing until the Closing, the Company agrees as to itself and its Subsidiaries that, except as expressly permitted or required by this Agreement, including pursuant to the Reorganization, or as set forth in Section 5.2(a) of the Company Disclosure Schedule, or to the extent that the Buyer shall otherwise consent in writing, the Company and its Subsidiaries shall carry on the Consumables Business and the Transferred Process Operations only in the ordinary course of business and consistent with past practice, including using reasonable best efforts to:

(i) preserve intact, protect and maintain the Consumables Business and the Transferred Process Operations;

(ii) keep available and continue to provide all services currently provided to the Consumables Business and the Transferred Process Operations;

(iii) (A) maintain all rights, privileges, licenses and other authorizations (including all Intellectual Property) necessary or desirable for the operation of the Consumables Business and the Transferred Process Operations, (B) keep available the services of the Consumables Business Employees and the Process Business Employees, (C) maintain the relationship with, and goodwill of, customers, suppliers, vendors, distributors and other Persons with whom the Company or any of its Subsidiaries otherwise has business relationships relating to the Consumables Business or the Transferred Process Operations, (D) continue in all material respects the current sales, marketing and promotional activities relating to the Consumables Business and the Transferred Process Operations, (E) keep and maintain the Transferred Assets, including the properties and assets of the Transferred Subsidiaries, in good operating condition and repair to permit their use in the continuing operation of the Consumables Business and the Transferred Process Operations, ordinary wear and tear excepted, (F) perform all of its obligations under the Contracts and the Leases included within the Transferred Assets in accordance with the terms thereof, and (G) maintain in place its insurance policies (or replacement policies in similar amounts and protecting against similar risks) as in effect as of the date hereof;

(iv) pay and discharge all Liabilities as they become due and all payables in the ordinary course of business and in the same manner as previously paid (subject to the Company’s ability to pursue in good faith any bona fide disputes);

(v) cause the Books and Records to be maintained in the usual, regular and ordinary manner; and

(vi) comply in all material respects with all Laws applicable to the Consumables Business and the Process Business and, promptly following receipt thereof, give to the Buyer copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws.

(b) Without limiting the generality of clause (a) above and subject to (x) the exceptions therein and in Section 5.2(b) of the Company Disclosure Schedule and (y) the Reorganization, from the date of this Agreement to the Closing, the Company shall not and shall not permit any of its Subsidiaries to do any of the following, unless approved or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed):

(i) (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other Person or business organization or division thereof, (B) otherwise acquire any property or assets (except as set forth in Section

5.2(b)(xviii) or (xxii)), or (C) make any investment, either by purchase of stock or securities, contribution to capital, property transfer or otherwise;

(ii) sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, any of the Transferred Assets, other (A) than the property located at Tir-Y-Berth Industrial Estate, New Road, Hengoed, Wales, which sale shall take place only on a “VAT exclusive” basis to the extent lawful and (B) sales of Inventory in the ordinary course of business consistent with past practice;

(iii) enter into any new line of business or modify, change or otherwise alter in any material respect the fundamental nature of the Consumables Business or the Transferred Process Operations;

(iv) enter into, cancel, rescind, terminate, renew, assign or make any material change to any Contract, other than the expiration of a Contract in accordance with its terms as of the date hereof;

(v) enter into any Contract that limits or otherwise restricts the Company or any of its Subsidiaries or Affiliates (or any successors thereto) or that by its terms could, after the Closing, limit or restrict the Buyer or any of their respective Subsidiaries or Affiliates (or any successors thereto), from engaging or competing in any line of business or in any geographic area, or require referrals of any business or require the Company or any of its Subsidiaries or Affiliates to make available any investment opportunities to any Person on a priority, equal or exclusive basis;

(vi) make any prepayment or other payment on or in respect of any Liabilities of the Acquired Businesses unless required by the terms thereof on the date of this Agreement, or incur, create or assume any indebtedness or Liabilities for borrowed money or guarantee any such obligation or issue or sell any debt securities or warrants or enter into any “keepwell” or other similar arrangements which would constitute an Assumed Liability;

(vii) incur, create, assume or suffer to exist any Lien on any Transferred Asset (except for Permitted Liens) unless such Lien is released upon or prior to Closing;

(viii) except as required by any applicable Law, Governmental Authority or any Company Plan: (A) increase the compensation or benefits of any Consumables Business Employee or any Process Business Employee, (B) loan or advance any money or other property, or make any payment or distribution of any compensation, to any Consumables Business Employee or to any Process Business Employee, (C) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (D) grant any severance or termination pay, other than in accordance with the terms of any agreement in effect as of the date hereof, or (E) grant any equity or equity-based awards in any of the Transferred Subsidiaries;

(ix) terminate any Consumables Business Employees (except as provided for in the Reorganization or for cause) or any Process Business Employee or hire any new Consumables Business Employees, or terminate any other employees of the Process Business to the extent the Company would become incapable of adequately delivering the transition services contemplated by Section 5.1(b);

(x) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of, any shares of capital stock or rights to purchase the capital stock of any of the Transferred Subsidiaries, any Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(xi) other than cash dividends, (A) declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof) in respect of any of the capital stock of the Transferred Subsidiaries, (B) split, combine or reclassify any of the capital stock of the Transferred Subsidiaries, or (C) repurchase, redeem or otherwise acquire, or permit the Subsidiaries to purchase, redeem or otherwise acquire, any shares of the capital stock of the Transferred Subsidiaries or any securities convertible into or exercisable or exchangeable for any shares of the capital stock of the Transferred

Subsidiaries; provided, however, that no cash dividends may be paid which would result in the Transferred Subsidiary having less than $300,000 in cash or cash equivalents as of the Closing Date;

(xii) transfer, abandon or grant any material right under, or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing right with respect thereto, except to the extent that the Company’s sale or disposition of Inventory in the ordinary course of business consistent with past practice constitutes the grant of an implied license or an exhaustion of remedies under the Intellectual Property;

(xiii) enter into or amend any collective bargaining agreement or union contract or other agreement covering the Consumables Business Employees or the Process Business Employees or enter into any negotiations for the purposes of entering into any such agreement, except as required by applicable Law, Governmental Authority or any Company Plan;

(xiv) effectuate a “plant closing,” “mass layoff” or other similar triggering event as those terms are defined in WARN or any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Consumables Business or any of the Transferred Subsidiaries or any Process Business Employee;

(xv) (A) institute, settle or agree to settle any Proceeding by or before any Governmental Authority that creates or imposes any continuing obligation or restriction on the Consumables Business or the Transferred Process Operations or would otherwise constitute an Assumed Liability or (B) waive, release or relinquish any material claims or rights relating to the Consumables Business or the Transferred Process Operations or the Transferred Assets;

(xvi) amend or propose to amend the certificate of incorporation, by-laws, articles of association, memorandum of association or other organizational documents of the Transferred Subsidiaries or enter into, or permit any of the Transferred Subsidiaries to enter into a reduction of capital, a plan of consolidation, a scheme of arrangement, merger or reorganization with any Person;

(xvii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization or resolutions providing for or authorizing the foregoing, other than the Reorganization or a plan of liquidation pursuant to which no formal actions are taken in furtherance of the implementation or completion of such liquidation, other than the approval of such plan, prior to the Closing Date;

(xviii) incur any capital expenditures in excess of $5,000 individually or $50,000 in the aggregate relating to the Consumables Business or the Transferred Process Operations;

(xix) make or permit any change to its accounting methods or principles, except as required by changes in GAAP as concurred in by the Company’s independent auditors;

(xx) enter into any agreement with a Related Person relating to the Consumables Business or the Transferred Process Operations;

(xxi) (A) accelerate the delivery or sale of products or (B) offer discounts or price protection on the sale of products or premiums on the purchase of raw materials that are, in the case of this clause (B), greater on an absolute or proportionate basis than the Company’s past practice;

(xxii) (A) purchase, order or otherwise acquire Inventory unless such inventory is (1) necessary to meet a delivery obligation to a customer prior to the Closing Date or (2) necessary to meet a required customer support or service or (B) write down the value of any Inventory or Transferred Asset, except as may be required by GAAP;

(xxiii) (A) make, rescind or change any Tax election, annual Tax accounting period or method of Tax accounting, (B) settle or compromise any Tax claim or assessment, (C) file any amended Tax Return or (D) surrender any right to claim a Tax refund, in each case, with respect to any of the Transferred Subsidiaries;

(xxiv) amend, modify or alter the Rights Agreement, dated as of May 24, 2004, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, or take any action to exempt any third Person from all or any provisions thereof;

(xxv) with respect to the Process Business, accelerate the shipment of backlog or the delivery of products fabricated or manufactured for delivery to customers, or delay the payment of accounts payable or the performance of customer service, warranty and support obligations other than in the ordinary course of business; or

(xxvi) otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

5.3 Acquisition Proposals.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement, the Company agrees that (i) it and its officers and directors shall not, (ii) its Subsidiaries and their officers and directors shall not, and (iii) its Representatives and controlled Affiliates shall not, take any action to, directly or indirectly (x) solicit, initiate or knowingly facilitate or encourage, or respond to, any inquiries with respect to, or the making, submission or reaffirmation of any Acquisition Proposal, or (y) engage in any discussions, negotiations or other communications relating to an Acquisition Proposal, or (z) furnish to any Person (other than the Buyer, its officers, directors, employees or Representatives), or provide any Person (other than the Buyer, its officers, directors, employees or Representatives) access to, its properties, Books and Records or any non-public information or data with respect to the Company or its Subsidiaries, this Agreement or any agreement entered into by the Buyer or the Company in connection therewith or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, prior to the approval of the Acquisition and the transactions contemplated by this Agreement by the Company’s stockholders in accordance with this Agreement, the Company may (A) provide access to its properties and Books and Records in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company’s Board of Directors receives from the party so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) or (B) engage in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) with respect to an Acquisition Proposal, (x) the Company’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would violate the fiduciary duties of the Company’s Board of Directors under applicable Law and that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal from the party that made the applicable Acquisition Proposal and (y) the Company shall have informed the Buyer promptly following (and in no event later than 24 hours after) the taking by it of any such action.

(b) Except as set forth in this Section 5.3(b), the Company may not (i) withhold, withdraw, amend, qualify, modify or change in a manner adverse to the Buyer (or propose to do any of the foregoing), or fail to make, all or any portion of its recommendation that the Company’s stockholders approve the Acquisition and the consummation of the transactions contemplated by this Agreement, (ii) approve or recommend any Acquisition Proposal or (iii) take any other action or make any other public statements in connection with the Company Special Meeting inconsistent with its recommendation (collectively, a “Change in Company Recommendation”). Notwithstanding the foregoing, if, prior to the receipt of the Stockholder Approval, if and to the extent the Company’s Board of Directors concludes in good faith, after consultation with its financial advisors and the Company’s outside legal counsel, in response to a bona fide written Acquisition Proposal which was unsolicited and did not otherwise result from a breach of Section 5.3(a), that such proposal is a Superior Proposal and that not terminating this Agreement to accept such Superior Proposal and/or failure to recommend such Superior Proposal to the stockholders of the Company would violate the fiduciary duties of the Company’s Board of Directors under applicable Law, the Company may terminate this Agreement and/or the Company’s Board of Directors may effect a Change in Company Recommendation, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 5.3(b) the Company pays to the Buyer the Termination Fee payable pursuant to Section 9.2(b); provided, further, however, that the Company shall not exercise its rights to terminate this Agreement and the Company’s Board of Directors shall not effect a Change in Company Recommendation pursuant to this Section 5.3(b) unless the Company shall have delivered to the Buyer a prior written notice advising the Buyer that the Company or the Company’s Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, this notice to be delivered not less than five (5) Business Days prior to the time the action is taken, and during this five (5) Business Day period, the Company and its directors, officers, employees and other Representatives shall negotiate in good faith with the Buyer to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(c) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also shall, if it has not already done so, promptly request that each Person that has received any confidential information or data concerning the Company and its Subsidiaries in connection with its consideration of any Acquisition Proposal return or destroy all such information or data heretofore furnished.

(d) Nothing contained in this Agreement shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable Law with regard to an Acquisition Proposal.

(e) Promptly after receipt by the Company, its Subsidiaries, or any of their respective directors, officers, employees or other Representatives of an Acquisition Proposal, or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its Subsidiaries or any of their respective directors, officers, employees or other Representatives, the Company shall provide the Buyer with written notice of the material terms and conditions of any Acquisition Proposal or the identity of any party requesting non-public information or seeking discussions or negotiations, and thereafter shall keep the Buyer informed, on a current basis, of the status and material terms and conditions of any proposals or offers. The Company shall make available to the Buyer (to the extent it has not previously done so) all non-public information made available to any Person making an Acquisition Proposal.

5.4 Non-Solicitation. The Company agrees that for a period of two (2) years from and after the Closing Date it shall not, and its shall cause its Subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause to seek to cause to leave the employ of the Buyer or its Subsidiaries) (i) any US Consumables Employee, any Process Business Employee or any Transferred Subsidiary Employee or (ii) any Person employed by the Buyer or any of its Subsidiaries who became known to or was identified to the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of the Buyer or its Subsidiaries prior to such action by the Company or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with the Buyer or its Subsidiaries, at least three months prior to such action by the Company or any of its Subsidiaries. Notwithstanding the foregoing, the restrictions set forth in this Section 5.4 shall not apply to bona fide public advertisements for employment placed by the Company or its Subsidiaries and not specifically targeted at the employees of the Buyer or its Subsidiaries.

5.5 Non-Competition.

(a) In consideration of the Buyer entering into this Agreement and in order that the Buyer may enjoy the full benefit of the Transferred Assets and the Acquired Businesses, for a period of three (3) years from and after the Closing Date (the “Noncompetition Period”), neither the Company nor any of its controlled Affiliates shall, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in, perform services for, or otherwise carry on, a business which, directly or indirectly, is in competition with the Consumables Business or the Transferred Process Operations in North America, Europe, Japan and any other jurisdiction where the Consumables Business or the Transferred Process Operations are currently conducted.

(b) The Company acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.5 will be inadequate and, accordingly, the Company covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Company and the Buyer agree that the terms of the covenant in this Section 5.5 are fair and reasonable in light of the Buyer’s plans for the Transferred Assets, the Consumables Business and the Transferred Process Operation and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.5 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.5 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

5.6 Further Actions; Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Acquisition and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable, all documentation, if any, to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b) In the event that any Proceeding or Order is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Acquisition or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of the Buyer, the Company and its Subsidiaries shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Proceeding or Order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of the Buyer, the Company and its Subsidiaries shall use their respective reasonable best efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

5.7 Stockholder Approval; Preparation of Proxy Statement.

(a) As promptly as reasonably practicable following the date hereof, the Buyer and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable definitive proxy materials (the “Proxy Statement”) relating to the matters to be considered by the stockholders in connection with the Company Special Meeting (as defined below). The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement will be made by the Company without providing the Buyer a reasonable opportunity to review and comment thereon. The Company will advise the Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will cause the final Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable subsequent to its filing with the SEC. If at any time prior to the Company Special Meeting any information relating to the Company or the Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Buyer and that should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) As soon as practicable following the execution and delivery of this Agreement, the Company shall duly take all lawful action to set a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Special Meeting”) for the purpose of considering the approval of the Acquisition and the transactions contemplated by this Agreement and such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. The Company’s Board of Directors shall recommend that the stockholders of the Company approve the Acquisition and the consummation of the transactions contemplated by this Agreement and the Company shall include such recommendation in the Proxy Statement and shall not make or effect any Change in Company Recommendation. Unless this Agreement is terminated in accordance with the provisions hereof, this Agreement shall be submitted to the stockholders of the Company at the Company Special Meeting for the purpose of approving the Acquisition and the consummation of the transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to secure the vote or consent of stockholders required by the DGCL to effect the transactions contemplated by this Agreement.

5.8 Public Announcements. Each of the Company and the Buyer shall use its respective reasonable best efforts to develop a joint communications plan and each party shall use its respective reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with, or the rules of, any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.9 Company Employee Benefits.

(a) Buyer shall, or shall cause the Designated Purchaser to, offer employment, commencing on the Closing Date, to only those US Consumables Employees and Process Business Employees who are actively employed by the Company or an Affiliate in the Consumables Business or the Process Business, respectively on the day immediately preceding the Closing Date (the “Closing Date Employees”), at a wage and salary level that is the same as that provided to such employees of the Company on the day preceding the Closing Date. With respect to the Liabilities relating to the Closing Date Employees who accept the offer of employment described above (the “Transferred Employees”) and arising out of the Company Plans, Buyer shall, as of the Closing Date, assume only those Liabilities that are both (i) described in Section 2.3(a)(viii) of this Agreement and (ii) directly related to such Transferred Employees’ employment with the Consumables Business or the Process Business, as applicable. In addition to the foregoing, Buyer shall reimburse the Company for all Severance Costs (as such term is hereinafter defined) incurred by the Company in a lump sum within thirty (30) days after Buyer receives from the Company an invoice stating the name of each applicable Closing Date Employee whose employment with the Company was terminated as a result of such employee not accepting the Buyer’s offer of employment, his or her years of service with the Company through such date of termination, his or her annual rate of base salary as in effect immediately prior to the Closing Date, and the total amount of severance paid or payable to such employee by the Company. For purposes of this Agreement, the term “Severance Costs” shall mean, for each Closing Date Employee who does not accept the offer of employment described above and whose employment with the Company or any Affiliate thereof is involuntarily terminated thereby within thirty (30) days after the Closing Date, the amount of severance payments to which such employee would be entitled under the

Seller Plan (as such term is defined in Section 5.9(d)) that is a severance plan (as in effect on the date hereof) applicable to such employee, if his employment were involuntarily terminated on the Closing Date; provided, however, that such amount shall only be included in the definition of Severance Costs to the extent that the Company or one of its Affiliates, as applicable, provides such employee with severance payments that are at least equal to such amount. For the avoidance of doubt, Buyer shall not assume any Liabilities relating to change in control agreements or arrangements between the Company or its Affiliates and any Company Employee, or any Liabilities relating to severance and other similar agreements or arrangements between the Company or its Affiliates and any Company Employee who is not a Transferred Employee.

(b) From and after the Closing Date until the first anniversary of the Closing Date, the Buyer shall, or shall cause the Transferred Subsidiaries or Designated Purchaser(s), as applicable, to, provide the Transferred Employees and Transferred Subsidiary Employees who are employed by the Transferred Subsidiary immediately prior to the Closing, for so long as such employees remain so employed by the Buyer or any Subsidiary of the Buyer during such time, health benefits which are no less favorable, in the aggregate, than those provided to employees of a division of the Buyer or any Subsidiary of the Buyer, that is of a size, nature and in a geographic location that is substantially similar to the Company, who are in positions comparable to positions held by such employees with the Buyer or its Subsidiaries from time to time after the Closing Date.

(c) From and after the Closing Date, the Buyer shall, or shall cause the Transferred Subsidiaries or Designated Purchaser, as applicable, to, recognize the prior service with the Company or its Affiliates of each Transferred Employee and Transferred Subsidiary Employee employed as of immediately prior to the Closing Date in connection with all employee benefit plans, programs or policies (including vacation) of the Buyer or any of its Affiliates in which any such employees are eligible to participate following the Closing Date for purposes of eligibility, vesting and levels of vacation and severance benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Closing Date, and to the extent permitted by applicable Law and/or applicable insurance providers, the Buyer will, or will cause the Transferred Subsidiaries or Designated Purchaser, as applicable, to, cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company and any of its Affiliates), under any group health plans of the Buyer or its Affiliates in which Transferred Employees and Transferred Subsidiary Employees who are employed by the Transferred Subsidiary immediately prior to the Closing, are otherwise to become eligible to participate in after the Closing Date, to be waived with respect to such employees and their eligible dependents. The Buyer shall, or shall cause the Transferred Subsidiaries or Designated Purchaser, as applicable, to, give each Transferred Employee and Transferred Subsidiary Employee credit for any deductibles and annual out-of-pocket limits for medical expenses paid during the applicable plan year in which the Closing occurs under any welfare plans maintained or contributed to by the Company or the Transferred Subsidiaries prior to the Closing in satisfying any deductibles and annual out-of-pocket limits for medical expenses for the same plan year under any welfare plans maintained or contributed to by the Buyer or its Affiliates in which such employees participate during such year.

(d) Except as required by applicable Law, as of the Closing Date the Transferred Employees and Transferred Subsidiary Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by the Company or any of its Affiliates (excluding any such plans maintained solely by any of the Transferred Subsidiaries) (the “Seller Plans”); provided, however, that the Company shall, or shall cause its Affiliates to, take such actions as may be necessary to, effective immediately prior to the Closing Date, cause (i) the US Consumables Employees and the Process Business Employees who become Transferred Employees to be fully vested in any unvested portion of their account balances under any Seller Plans that are defined contribution plans and (ii) all Transferred Subsidiary Employees who are employed by the Transferred Subsidiary immediately prior to the Closing to become fully vested in any unvested benefits under any Seller Plans that are pension plans. From and after the Closing Date, the Company and its Affiliates shall remain solely responsible for any and all Liabilities in respect of the Seller Plans, except as otherwise provided herein. In addition to the foregoing, the Company shall indemnify and hold harmless each Buyer Indemnified Party from and against, and shall reimburse each Buyer Indemnified Party for any and all Losses incurred by the Buyer Indemnified Party in respect of any claim or Liabilities arising from or related to any suit or claim of violation brought against Buyer under WARN and other similar applicable Laws for any actions taken by the Company in connection with, on or prior to the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement.

(e) Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including the right of any Company Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with the Buyer or any of its Affiliates.

5.10 Insurance. To the extent that any insurance policies or binders cover any loss, liability, claim, damage or expense relating to the Consumables Business, the Transferred Process Operations, the Transferred, the Transferred Assets, the Assumed Liabilities or the Transferred Subsidiaries and relating to or arising out of occurrences or wrongful acts prior to the Closing Date and such policies continue after the Closing Date to permit claims to be made thereunder with respect to such occurrences or acts prior to the Closing Date, the Company and its Affiliates shall cooperate with the Buyer and its Affiliates (including the Transferred Subsidiaries post-Closing) to submit any such claims, including filing and furnishing required notices for the benefit of or on behalf of the Buyer or its Affiliates under such policies or pursuing claims previously made. The Company shall use its reasonable best efforts so that, on and after the Closing Date, the Buyer and its Affiliates (including the Transferred Subsidiaries post-Closing) will be able to have the right to make claims for indemnification to the extent possible under the terms of such policies and, to the extent assignable, shall assign the right to make such claims to the Buyer.

5.11 Reorganization. Notwithstanding anything to the contrary contained in this Article V or any other provision of this Agreement, it is the explicit intent of the Buyer and the Company that the Company and its Subsidiaries shall consummate at or prior to the Closing certain transactions, including asset transfers, to ensure that the Transferred Subsidiaries only own assets used or held for use principally in the conduct or operation of the Consumables Business or the Transferred Process Operations or that otherwise constitute Transferred Assets, and are subject only to Liabilities that fall within the definition of Assumed Liabilities, in furtherance of the transactions contemplated hereby and as set forth in Section 5.11 of the Company Disclosure Schedule (the “Reorganization”), and the Company agrees to cause the Reorganization to occur prior to the Closing. The Company shall provide the Buyer copies of, and the opportunity to review and comment on, the documents relating to the Reorganization prior to their execution and shall not make any such transfers or take other similar actions without the prior written consent of the Buyer.

5.12 Certain Notices. From and after the date of this Agreement until the Closing, the Company and the Buyer shall promptly notify each other orally and in writing of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Acquisition and the other transactions contemplated by this Agreement, (b) any Proceedings commenced or, to the Knowledge of the Company or the Knowledge of the Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article IV, or that relate to the transactions contemplated by this Agreement, (c) in the case of the Company, any customer, supplier, vendor or distributor threatening any material modification or change in, or termination of, its business relationship with the Consumables Business or the Process Business and (d) in the case of the Company, any fact, event, change or circumstance known to it that (i) individually or taken together with all other facts, events, changes and circumstances known to it, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) would result in, or would reasonably be expected to result in, any of the conditions to the Acquisition set forth in Article VIII not being satisfied or which would adversely affect, in any material respect, the ability of the parties to consummate the Acquisition and the other transactions contemplated by this Agreement on a timely basis.

5.13 Certain Intellectual Property Covenants.

(a) The Company shall and shall cause its Subsidiaries to, at their expense, take such actions prior to and after the Closing as reasonably required, or as requested by Buyer, to duly execute, deliver and file as of the Closing Date or as soon thereafter as practicable all instruments and documents necessary to ensure that the records and registrations of all Intellectual Property used or held for use in the conduct or operation of the Acquired Businesses, in the United States Patent and Trademark Office or the United States Copyright Office and all counterpart or similar agencies wherever such Intellectual Property is registered, correctly reflect all transactions affecting the ownership by Buyer of such Intellectual Property.

(b) Buyer hereby grants the Company for a period of up to three years following the Closing a non-exclusive, worldwide, royalty free and fully paid-up, non-assignable and sublicensable only to Affiliates of the Company, license to use the name “ARGONAUT TECHNOLOGIES, INC.” in connection with the sale and offering for sale of products and the provision of services by the Company or its Affiliates solely to the extent that such name was used prior to the Closing.

5.14 WARN. The Company shall not, at any time within the 60-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN or any other similar triggering event under similar applicable Laws, affecting in whole or in part any site of employment, facility or operating unit of the Consumables Business or the Process Business.

5.15 Intercompany Accounts. The Company shall take any and all actions necessary so that, as of the Closing, there will not be outstanding any Liabilities, and there shall have been settled all intercompany accounts, between the Company and its Affiliates (other than the Transferred Subsidiaries), on the one hand, and the Acquired Businesses or the Transferred Subsidiaries, on the other hand.

5.16 Confidentiality. The Company recognizes that by reason of its ownership of the Consumables Business, the Process Business, the Transferred Assets and the Transferred Shares, it and its Affiliates have acquired confidential information and trade secrets concerning the Consumables Business and the Process Business, the use or disclosure of which could cause the Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Company covenants and agrees with the Buyer that the Company and its Affiliates will not at any time, except in performance of the Company’s obligations to the Buyer or with the prior written consent of the Buyer, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Consumables Business or the Process Business that any such Person may learn or has learned by reason of its ownership of the Consumables Business, the Process Business, the Transferred Assets and the Transferred Shares, unless (i) such information becomes known to the public generally through no fault of the Company or of its Affiliates or (ii) disclosure is required in the opinion of its independent counsel, by applicable Law. The parties hereto agree that the covenant contained in this Section 5.16 imposes a reasonable restraint on the Company, its Affiliates and its employees.

5.17 Successors.

(a) In the event that the Company (or any of its respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any other person, or (iii) decide to dissolve or liquidate, or adopt a plan of dissolution or liquidation, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, or such liquidating trust or other agent, as the case may be, shall expressly assume all of the Company’s obligations under this Agreement, including pursuant to Articles II and X. Prior to any such transaction, the Company shall notify the Buyer of any transaction that would trigger the terms of this Section 5.17 and the terms thereof, including the identity of the purchaser.

(b) In the event that the Buyer (or any of its respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall expressly assume all of the Buyer’s obligations under this Agreement, including pursuant to Articles II and X.

ARTICLE VI

TAX MATTERS

6.1 Control of Tax Audits. The Company shall have the right to represent the interests of the Transferred Subsidiaries in any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Tax covered by Sections 10.1(a)(iv) and (vi) and to employ counsel of its choice; provided that if the results of such Tax audit or proceeding could reasonably be expected to have a material adverse effect on the Buyer, any of the Buyer’s Affiliates or any of the Transferred Subsidiaries for any Post-Closing Tax Period, then the Company and the Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld or delayed. The Company shall promptly notify the Buyer if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and the Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding. With respect to any Tax Proceeding of any of the Transferred Subsidiaries relating to a Straddle Period, the Company and the Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall not be entitled to settle the UK Tax Proceeding without the prior written consent of the Buyer if the amount of such settlement would exceed (a) the amount of Escrow Funds available at such time to satisfy such claim, plus (b) the amount tendered by the Company to the Buyer to satisfy its indemnification obligation under this Agreement with respect to such proposed settlement.

6.2 Tax Returns. The Buyer shall, or cause the Transferred Subsidiaries to, properly prepare or cause to be properly prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Transferred Subsidiaries that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices, unless such past practices are not in accordance with applicable law. The Company shall pay all Taxes shown as due and owing on such Tax Returns or otherwise levied or assessed upon any of the Transferred Subsidiaries to the extent such Taxes relate to a Pre-Closing Tax Period.

6.3 Cooperation; Other Tax Matters. The Company and the Buyer shall cooperate fully with each other in connection with the preparation and timely filing of any Tax Returns required to be prepared and filed by the Buyer or the Company, or in connection with the preparation or filing of any election, claim for refund, consent or certification. For the avoidance of doubt, with respect to the Transferred Subsidiaries, all Tax Returns and other records and information relating to Taxes shall be retained by the Transferred Subsidiaries and constitute part of the Transferred Assets and shall be transferred to the Buyer through the sale of the Transferred Shares pursuant to Section 2.1; provided, however, the Buyer shall provide the Company with copies of such Tax Returns upon reasonable request. The Company will provide copies of all Tax Returns of the Company that are reasonably requested by the Buyer or its Subsidiaries in connection with a Tax Proceeding.

6.4 Transfer Taxes. The Company and the Buyer shall share equally and be responsible for the timely payment of (on an after-tax basis) all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, UK Stamp Duty Land Tax and other similar Taxes and fees (“Transfer Costs”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Company and the Buyer shall use their respective commercially reasonable efforts to deliver certain of the Transferred Assets, as appropriate, through an electronic delivery or in such other manner reasonable calculated and legally permitted, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of Transfer Costs.

6.5 Straddle Periods. Taxes attributable to Straddle Periods (including any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of the Company as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such Tax is transaction based (such as sales, transfer and other similar Taxes) in which case such Tax shall be apportioned to the period in which the related transaction occurred/occurs.

6.6 Proration of Taxes. Real and personal property Taxes and ad valorem Taxes (and related Tax refunds or credits) (collectively, “Periodic Taxes”) relating to the Transferred Assets shall be prorated between the Company and the Buyer for any Straddle Period. Periodic Taxes relating to the Transferred Assets and attributable to Straddle Periods shall be prorated between the Buyer and the Company based on the relative periods such assets of the Company were owned by each respective party during the fiscal period of the taxing jurisdiction for which such Taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). On the Closing Date, the Buyer and the Company shall pay or be reimbursed, on this prorated basis, for Periodic Taxes relating to the Transferred Assets that have been paid prior to the Closing Date. The Buyer or the Company shall promptly forward an invoice to the other party for its reimbursable pro rata share, if any, of any Periodic Taxes relating to the Transferred Assets paid after the Closing Date.

6.7 Section 338 Elections. Neither the Buyer nor any of its Affiliates shall make an election under Section 338 of the Code with respect to the Transferred Subsidiaries without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed; provided that, if requested by the Company, and at the Company’s expense, the Buyer shall cause the purchaser of the Transferred Shares to make an election under Section 338 of the Code with respect to any or all of the Transferred Subsidiaries (other than any of the Transferred Subsidiaries that is a United States corporation for United States tax purposes) so long as making such election would not be reasonably expected to have an adverse impact on the Buyer or its Affiliates.

6.8 Tax Refunds. Any Tax refunds that are received by the Transferred Subsidiaries relating to a Pre-Closing Tax Period (excluding Tax refunds attributable to a loss originating in a Post-Closing Tax Period) shall be for the account of the Company, and the Buyer shall pay or shall cause the relevant Transferred Subsidiary to pay over to the Company any such refund within fifteen (15) days after receipt; provided, however, that the Company shall be responsible for all Taxes resulting from the disallowance of such Tax refunds; provided, further, that any amounts payable under this Section 6.8 shall be subject to any right of offset and/or setoff pursuant hereto.

ARTICLE VII

CLOSING

7.1 Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article IX hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP at 10:00 a.m. New York City time on the date (the “Closing Date”) that is two (2) Business Days after satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in Article VIII, or at such other time or date as agreed to in writing by the parties hereto. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business in New York, New York on the Closing Date.

7.2 Deliveries by the Buyer. At the Closing, the Buyer shall execute, deliver to the Company and/or file, or shall cause the respective Designated Purchaser to execute, deliver to the Company and/or file the following in such form and substance (except for clause (a)) as are reasonably acceptable to the Company:

(a) the Purchase Price as provided in Section 3.1 hereof (as adjusted pursuant to Section 3.2(b)) less the Escrow Funds to be deposited by Buyer with the escrow agent at Closing;

(b) the assignment and conveyance instruments described in Article II hereof;

(c) the documents described in Article VIII hereof;

(d) the Escrow Agreement; and

(e) such other documents and instruments as counsel for the Buyer and the Company mutually agree to be reasonably necessary to consummate the transactions described herein.

7.3 Deliveries by the Company. At the Closing, the Company shall execute, deliver to the Company and/or file the following in such form and substance as are reasonably acceptable to the Buyer:

(a) deeds transferring the Owned Real Property to Buyer and/or the Designated Purchaser subject to any and all Permitted Liens;

(b) the Books and Records (which Books and Records pertaining to any of the Transferred Subsidiaries organized under the laws of the United Kingdom shall be transferred to the Buyer in the United Kingdom);

(c) transfers of all of the Transferred Shares duly executed by the Company and endorsed or accompanied by stock powers and such other instruments or assignment and conveyance as may be appropriate pursuant to Section 2.1 hereof together with definitive share certificates for the Transferred Shares each showing the name of the Company as registered holder;

(d) share certificates showing the name of the Transferred Subsidiary as registered holder of all of the shares in each of the other Transferred Subsidiaries;

(e) the Escrow Agreement;

(f) all of the Tax Returns of the Transferred Subsidiaries;

(g) the documents described in Article VIII hereof;

(h) all such deeds, endorsements, Consents and other instruments as shall be necessary to vest in Buyer or the Designated Purchaser good title, rights and interest to the Transferred Assets (other than the properties, assets, rights and claims of the Transferred Subsidiaries which shall be transferred through the Purchase of the Transferred Shares pursuant to Sections 2.1 and 7.3(c)), including the assignment and conveyance instruments described in Article II hereof;

(i) such deeds, leases, licenses and other documents as may be in the possession of the Company or its Subsidiaries in relation to the Owned Real Property;

(j) resignations and releases, effective as of the Closing Date, of all members of the board of directors of each of the Transferred Subsidiaries;

(k) a notice of resignation of the existing auditors of the Transferred Subsidiaries;

(l) duly executed powers of attorney reasonably acceptable to the Buyer in favor of the Buyer or the applicable Designated Purchaser with respect to the Transferred Shares; and

(m) such other documents and instruments as counsel for the Buyer and the Company mutually agree to be reasonably necessary to consummate the transactions described herein.

7.4 Actions at Closing Meeting. The Company shall procure that the following business is transacted at the meetings of the board of directors of each of the Transferred Subsidiaries prior to the Closing:

(a) the directors of the Transferred Subsidiary shall approve registration of the transfers of the Transferred Shares to the Buyer or the applicable Designated Purchase and the entry of such Person in the register of the members of the Transferred Subsidiary, in each case subject to the transfers being presented duly stamped;

(b) the situation of the registered office of each of the Transferred Subsidiaries shall be changed to that nominated by the Buyer;

(c) all existing mandates for the operation of the bank accounts of each of the Transferred Subsidiaries shall be revoked and new mandates issued giving authority to persons nominated by the Buyer;

(d) the accounting reference date of each of the Transferred Subsidiaries shall be changed to December 31;

(e) Messrs. Jeff Bork, Mats-Olof Wallin and David Patteson are appointed directors of each of the Transferred Subsidiaries, and Mr. Edward P. Connell is appointed as secretary of each of the Transferred Subsidiaries in each case, subject to such persons having consented to act; and

(f) Deloitte Touche Tohmatsu shall be appointed to replace the existing auditors of the Transferred Subsidiaries.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the Acquisition are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions; Illegality. At the Closing Date, there shall be no Order or other legal restraint or prohibition of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Acquisition. There shall not be any action taken, or any statute, rule or regulation enacted, entered, enforced or deemed applicable to the Acquisition, by any Governmental Authority which makes the consummation of the Acquisition illegal.

(b) Stockholder Approval. The Company shall have obtained the Stockholder Approval at the Company Special Meeting.

8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement (read without regard to any qualifications regarding materiality or Material Adverse Effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date, other than such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(c) Governmental Consents. All consents, approvals and authorizations of any Governmental Authority required to be made or obtained by the Company or the Buyer or any of their respective Subsidiaries to consummate the Acquisition the failure of which to be made or obtained would, individually or in the aggregate, have a Material Adverse Effect shall be in full force and effect at the Closing.

(d) FIRPTA Certificate. The Company shall have delivered to Buyer a certificate(s) in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(e) Licenses and Permits. The Buyer shall have received, or shall receive as of the Closing, all material Licenses and Permits necessary to conduct the Acquired Businesses in all material respects with past practices and in all material respects in compliance with all applicable Laws.

(f) No Proceedings. There shall not be pending or threatened any investigation or Proceeding to which a Governmental Authority is a party or, in the case of clause (i), otherwise pending in a court of competent jurisdiction (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by the Buyer or the Company of any material portion of the Consumables Business, the Transferred Process Operations or the Transferred Assets (including the Transferred Subsidiaries).

(g) Material Adverse Change. There shall not have occurred or arisen after the date hereof, and prior to Closing, any Material Adverse Change.

(h) Lease. The Company shall have obtained the lawful assignment of the lease held by International Sorbent Technology Limited in relation to Unit 40, Duffryn Industrial Estate, Ystrad Mynach, Caerphilly, Wales (the “Wales Lease”) to Argonaut Technologies Limited on or prior to Closing.

8.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement (read without regard to any qualifications regarding materiality or Material Adverse Effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date, other than such failures to be true and correct that individually or in the aggregate would not reasonably be expected to materially adversely affect the ability of the Buyer to perform its obligations under this Agreement, and the Company shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer and the Chief Financial Officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed or complied with in all material respects all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer and Chief Financial Officer of the Buyer to such effect.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Closing, whether before or after approval of the Acquisition and the consummation of the transactions contemplated by this Agreement by the stockholders of the Company:

(a) By mutual written consent of the Buyer and the Company;

(b) By either the Company or the Buyer, upon written notice to the other party, if the Acquisition shall not have been consummated on or before July 1, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before such date;

(c) By either the Company or the Buyer, upon written notice to the other party, if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

(d) By the Buyer, upon written notice to the Company, if the Company shall have (i) effected a Change in Company Recommendation (or resolved to take any such action) whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Company Special Meeting in accordance with Section 5.7 or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.7 (provided that, in the event the Company fails to file its Proxy Statement by March 8, 2005, so long as the Company has diligently worked to do so and continues to diligently work to file the Proxy Statement promptly, the Buyer agrees that the Company shall not be in material breach of its obligations under Section 5.7 for purposes of this Section 9.1(d)), or (iii) otherwise failed to comply with or perform in any material respect its obligations under Section 5.3;

(e) By either the Buyer or the Company if the stockholders do not vote to approve the Acquisition and the other transactions contemplated by this Agreement at the duly convened Company Special Meeting (or any adjournment or postponement thereof);

(f) By the Company, if prior to the vote of the stockholders at the Company Special Meeting and after compliance in all material respects with the applicable provisions of Section 5.3, the Company elects to enter into a binding agreement with respect to a Superior Proposal and prior to such termination, the Company pays the Termination Fee required pursuant to Section 9.2(b)(iii);

(g) By the Buyer, upon written notice provided to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches by the Company, constitute grounds for the conditions set forth in Section 8.2(a) or (b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Buyer has provided to the Company written notice of such breach and (B) three (3) Business Days prior to the Termination Date; or

(h) By the Company, upon written notice provided to the Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches, constitute grounds for the conditions set forth in Section 8.3(a) or (b) not to be satisfied at the Closing Date and, such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) thirty (30) days after the Company has provided to the Buyer written notice of such breach and (B) three (3) Business Days prior to the Termination Date.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Company or their respective officers or directors except for Sections 4.1(r), 4.2(d), 5.8, this Section 9.2 and Article XI each of which shall survive termination; provided, however, that nothing herein shall relieve any party from liability for any intentional and material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

(b) The Company shall pay the Buyer, by wire transfer of immediately available funds, $950,000 (Nine Hundred Fifty Thousand Dollars) (the “Termination Fee”) in the event that this Agreement is terminated as follows:

(i) if the Buyer shall terminate this Agreement pursuant to Section 9.1(d)(i), then the Company shall pay the Termination Fee on the Business Day immediately following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 9.1(e), and (B) at any time after the date of this Agreement and at or before the date of the Company Special Meeting (or any adjournment or postponement thereof), an Acquisition Proposal shall have been publicly announced or otherwise disclosed or communicated to the Company’s Board of Directors (a “Public Proposal”) and shall not have been withdrawn prior to the time of the Company Special Meeting, and (C) within twelve (12) months following such termination, the Company either (1) enters into an agreement or letter of intent providing for an Acquisition Proposal (other than the Public Proposal) or an Acquisition Proposal (other than the Public Proposal) is consummated or (2) consummates the transaction contemplated by the Public Proposal, then the Company shall pay the Termination Fee concurrently with the consummation of such transaction, less any amounts paid to the Buyer pursuant to Section 9.2(c);

(iii) if the Company shall terminate this Agreement pursuant to Section 9.1(f), then the Company shall pay the Termination Fee prior to such termination; and

(iv) if (A) the Buyer shall terminate this Agreement pursuant to Sections 9.1(b) (but only if the Public Proposal referred to in clause (B) shall have been made or solicited by a stockholder or group of stockholders holding 5% or more of the Company’s common stock), 9.1 (d)(ii), (d)(iii) or 9.1(g) (but only if such termination under Section 9.1(g) is due to an intentional breach of any representation, warranty or covenant by the Company), and (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to the Company, and (C) within twelve (12) months following such termination, the Company either (1) enters into an agreement or letter of intent providing for an Acquisition Proposal (other than the Public Proposal) or an Acquisition Proposal (other than the Public Proposal) is consummated or (2) consummates the transaction contemplated by the Public Proposal, then the Company shall pay the Termination Fee concurrently with the consummation of such transaction, less in any of the foregoing cases amounts paid to the Buyer pursuant to Section 9.2(c);

provided, however, that for the purposes of this Section 9.2(b), the term Acquisition Proposal shall have the meaning assigned to such term, except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “40% or more.”

(c) In the event this Agreement is terminated by (i) the Buyer pursuant to Section 9.1(d)(ii) or (iii), (ii) the Company or the Buyer pursuant to Section 9.1(e) or (iii) the Buyer pursuant to Section 9.1(g) (but only if such termination under Section 9.1(g) is due to an intentional breach of any representation, warranty or covenant by the Company), the Company shall reimburse the Buyer for all its reasonable costs and expenses (including reasonable legal, consulting and account fees and expenses) incurred by the Buyer or its Affiliates in connection with this Agreement (the “Buyer Expenses”); provided, the Company shall not be required to reimburse the Buyer for any such Buyer Expenses exceeding $550,000 (Five Hundred Fifty Thousand Dollars); provided, further, the Company shall not be required to pay any Buyer Expenses in the event that the Company has previously paid the Termination Fee with respect to any such termination. The Company shall promptly, but in no event later than three (3) Business Days after it receives notice from the Buyer setting forth the amount of such costs and expenses, pay such amount by wire transfer of same day funds to an account designated by the Buyer.

(d) The Company hereby acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement; accordingly, if the Company fails to pay all amounts due to the Buyer on the dates specified, then the Company shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the Buyer in connection with any Proceeding taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amount were required to be paid until the date actually received by the Buyer. Payment of the fees described in this Section 9.2(d) shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Article X.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification.

(a) Following the Closing and subject to the terms and conditions of this Article X, the Company shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Buyer Indemnified Party”) from and against, and shall reimburse each Buyer Indemnified Party for, any and all losses (but not lost profits and consequential or punitive damages, except to the extent awarded by a court of competent jurisdiction in respect of a third party claim), Taxes, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Buyer Indemnified Party (“Buyer Losses”), with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Company (other than the representations and warranties set forth in Sections 4.1(k)(i) – (vi));

(ii) any breach of any covenant or agreement made by the Company herein;

(iii) any Liabilities, other than the Assumed Liabilities, of the Company or any of its Affiliates, including any Excluded Liabilities;

(iv) the UK Tax Liability;

(v) any Liability arising out of or related to the Asset Purchase Agreement, dated July 29, 2003 between Grace Construction Products Limited, The Separations Group, Jones Chromatography U.S.A., Inc., Argonaut Technologies Limited and the Company and the transactions contemplated thereby (the “Grace Acquisition”);

(vi) except for Transfer Costs, which are covered in Section 6.4: (A) all Taxes imposed (whether payable in cash or by use of a loss carryback or tax credit that is generated in a Post-Closing Tax Period) on any of the Transferred Subsidiaries for any Pre-Closing Tax Period and (B) all Taxes (whether payable in cash or by use of a loss carryback or tax credit that is generated in a Post-Closing Tax Period) of any Person (other than the Transferred Subsidiaries) imposed on any of the Transferred Subsidiaries (1) as a result of being a member on or prior to the Closing Date of any consolidated, combined, affiliated or unitary Tax Group or (2) as a transferee or successor, by contract, or otherwise, which Taxes, with respect to this clause (2), relate to an event or transaction occurring before the Closing;

(vii) any Liability arising from or related to the Wales Lease including any Liability, fines or penalties arising in connection with any assignment or purported assignment of the Wales Lease to Argonaut Technologies Limited.

(b) Following the Closing and subject to the terms and conditions provided in this Article X, the Buyer shall indemnify, defend and hold harmless, the Company and its Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Company Indemnified Party”) from and against, and shall reimburse each Company Indemnified Party for, any and all losses (but not lost profits and consequential or punitive damages, except to the extent awarded by a court of competent jurisdiction in respect of a third party claim), damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Company Indemnified Party (“Company Losses”), with respect to:

(i) any inaccuracy or breach of any representation or warranty made by the Buyer;

(ii) any breach of any covenant or agreement made by the Buyer herein;

(iii) any of the Assumed Liabilities;

(iv) except for Transfer Costs, which are covered in Section 6.4 and Taxes for which the Company is responsible pursuant to Section 10.1(a): (A) all Taxes imposed on any of the Transferred Subsidiaries for any Post-Closing Tax Period and (B) all Taxes of any Person (other than the Transferred Subsidiaries) imposed on any of the Transferred Subsidiaries (1) as a result of being a member after the Closing Date of any consolidated, combined, affiliated or unitary Tax Group or (2) as a transferee or successor, by contract, or otherwise, which Taxes, with respect to this clause (2), relate to an event or transaction occurring after the Closing or

(v) except for those matters with the Company has indemnified the Buyer Indemnified Parties pursuant to Section 10.1(a), the conduct of the Acquired Businesses by the Buyer or the use or operation of the Transferred Assets, in each case after the close of business on the Closing Date.

10.2 Limitations on Indemnity Payments. Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of (a) the Company to all Buyer Indemnified Parties taken together for all Buyer Losses under Section 10.1(a)(i) and (b) the Buyer to all Company Indemnified Parties taken together for all Company Losses under Section 10.1(b)(i) shall, in each such case, be limited to a maximum of $1,000,000 (One Million Dollars), and (c) the Company’s obligations with respect to the UK Tax Liability, shall be limited to a maximum of $1,000,000 (One Million Dollars). Notwithstanding anything contained herein to the contrary, (x) the Company shall not be obligated to make any indemnification payment under Section 10.1(a)(i) unless and until the aggregate Buyer Losses sustained by Buyer Indemnified Parties and (y) the Buyer shall not be obligated to make any indemnification payment under Section 10.1(b)(i) unless and until the aggregate Company Losses sustained by Company Indemnified Parties, in each such case, collectively exceeds $200,000 (Two Hundred Thousand Dollars), and then any indemnification with respect to such Buyer Losses or Company Losses shall be made only to the extent of such excess. Notwithstanding the foregoing, the limitations and qualifications set forth in this Section 10.2 shall not apply to indemnification for breaches of the representations and warranties contained in Sections 4.1(a), (b), (c) and (r) and 4.2(a), (b) and (d). The Buyer Indemnified Parties’ remedies with respect to Buyer Losses specified in (i) Sections 10.1(a)(i) and (vii) shall be satisfied by application of the Escrow Funds held pursuant to the Escrow Agreement in accordance with the terms herein and therein, (ii) in Section 10.1(a)(iv) shall be satisfied first by application of the Escrow Funds held pursuant to the Escrow

Agreement in accordance with its terms herein and therein, and if any such Buyer Losses shall be in excess of the amount of the Escrow Funds, then the Company shall be obligated to satisfy any such excess amounts, and (iii) Sections 10.1(a)(ii), (iii), (v) and (vi) shall be satisfied by the Company; provided that, if the Company fails to pay amounts due pursuant to this Section 10.2(iii), such amounts may be satisfied by application of the Escrow Funds held pursuant to the Escrow Agreement in accordance with the terms herein and therein. The amount of any Buyer Losses or Company Losses for which indemnification is provided under this Article X shall be reduced to take into account any net Tax benefit actually realized by the indemnified party as a result of the payment of such losses. In computing the amount of any such Tax benefit actually realized, an indemnified party shall be deemed to actually realize the benefit arising from the payment of such losses after the use of all other losses, deductions, credits or items of such indemnified party. In no event shall any Buyer Indemnified Party or Company Indemnified Party, as applicable, be entitled to indemnification in respect of Liabilities, Buyer Losses or Company Losses, as the case may be, for which such Buyer Indemnified Party or Company Indemnified Party, as the case may be, has already been compensated pursuant to Section 3.3 or this Article X; provided that such restriction on indemnification shall only apply to the extent that such Buyer Indemnified Party or Company Indemnified Party, as the case may be, has actually received payment in respect of such Liabilities, Buyer Losses or Company Losses, as applicable.

10.3 Notice of Indemnity Claims. If any Buyer Indemnified Party or Company Indemnified Party entitled to or seeking indemnification hereunder (an “Indemnified Party”) (i) determines that any event, occurrence, fact, condition or claim has given or could give rise to any Buyer Losses or Company Losses, as applicable, for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (ii) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (iii) with respect to any Third Party Claim (as defined herein), becomes aware of the assertion of any claim or of the commencement of any Proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing the facts giving rise to the claim for indemnification under this Agreement and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection with this Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.

10.4 Indemnification Procedures. Any obligation to provide indemnification hereunder with respect to any Proceeding at law or in equity by or against any third party, including any Governmental Authority (a “Third Party Claim”), except with respect to Tax Proceedings, which shall be governed by Article VI, shall be subject to the following terms and conditions:

(a) Within ten (10) days after receipt of a Claim Notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the Indemnity Claim and whether it will defend against such Indemnity Claim. The Indemnifying Party shall be entitled, at its sole cost and expense, subject to Section 10.5, to assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any Proceeding relating thereto, and to employ and engage counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall at all times have the right to fully participate in the defense of an Indemnity Claim at its own cost and expense directly or through counsel; provided, however, that if the named parties to a Proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that (i) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, then, in either case, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together). Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 10.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification under this Agreement.

(b) If the Indemnifying Party exercises the right to undertake the defense and investigation of any such Indemnity Claim as provided in Section 10.4(a), then (i) the Indemnified Party agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnifying Party, and (ii) the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity Claim. If the Indemnifying Party fails to undertake the defense and investigation of any such Indemnity Claim as provided in Section 10.4(a), including conducting a good faith and diligent defense, then (i) the Indemnified Party against which such Indemnity Claim has been asserted shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of, the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and make available to the Indemnified Party all witnesses, records, materials and information in the Indemnifying Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnified Party, and (iii) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

10.5 Settlement of Indemnity Claims. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (a) settle or compromise any Indemnity Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (b) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party shall be indemnified hereunder. Except in the event the Indemnified Party has assumed the defense of the Indemnified Claim pursuant to Section 10.4(b), the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or compromise any Indemnity Claim or consent to the entry of any final judgment with respect to an Indemnity Claim.

10.6 Survival. All covenants and agreement of the parties made in this Agreement shall survive the Closing Date unless otherwise expressly provided herein. The representations and warranties of the Company and the Buyer contained in this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date, notwithstanding any investigation at any time made by or on behalf of the party, except (a) the representations and warranties of the Company contained in Sections 4.1(a), (b), (c), (j), and (r) and the representations and warranties of the Buyer contained in Sections 4.2(a), (b) and (d) shall survive indefinitely and (b) the representations and warranties of the Company contained in Sections 4.1(k) shall survive until ninety (90) days following the expiration of the applicable statue of limitations or statutory tax assessment period (including all periods of extension, whether automatic or permissive). If any Claim Notice for indemnification under Section 10.1(a) or 10.1(b) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

10.7 Treatment of Indemnification Payments. Each of the Buyer and the Company agrees to treat any payment made under this Article X as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable income rather than an adjustment to the Purchase Price by any taxing authority, then the indemnifying party shall indemnify the indemnified party for any Taxes imposed on the indemnified party or by reason of the receipt of such indemnity payment (including any payments under this Section 10.7).

10.8 Remedies Exclusive. Except for any equitable relief, including injunctive relief or specific performance, to which any party to this Agreement may be entitled, the indemnification contemplated by this Article X shall be the sole and exclusive remedy of any Buyer Indemnified Party or Company Indemnified Party with respect to this Agreement or the transactions contemplated hereby or thereby, except with respect to any damages incurred by any party as a result of, or in connection with any, fraud or willful breach on the part of the other party; provided, however, that nothing in this Section 10.8 shall limit the rights or remedies expressly provided for in this Agreement or any other instrument delivered hereunder or the rights or remedies which, as a matter of applicable Law or public policy, cannot be limited or waived.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to it at:

Argonaut Technologies, Inc.

220 Saginaw Drive

Redwood City, CA 94063

Attention:  Lissa Goldenstein

Facsimile:  (650) 716-1557

with copies to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street

Suite 2600

San Francisco, CA 94111

Attention:  Michael J. Kennedy

Facsimile:  415-984-8701

(ii)	if to the Buyer, to it at:

Biotage AB

Kungsgatan 76

SE-753 18 Uppsala

Sweden

Attention:  Jeff Bork

Facsimile:  +46 70 202 98 63

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:  Richard A. Miller

                  Caroline B. Gottschalk

Facsimile:  212-455-2502

11.2 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

11.3 Bulk Sales. The parties hereto agree to waive compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transactions contemplated by this Agreement.

11.4 Further Assurances. From time to time after the Closing and without further consideration, the Company shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such documents and instruments of conveyance, assignment, transfer and delivery and take or cause to be taken such other actions as the Buyer may reasonably request in order to carry out the purpose and intention of this Agreement, including to consummate more effectively the purchase, sale, conveyance, assignment, transfer and delivery of the Transferred Shares and the Transferred Assets as contemplated by this Agreement, to vest in the Buyer and/or the Designated Purchaser title to the Transferred Shares and the Transferred Assets or to enable the Buyer and/or the Designated Purchaser to protect, exercise and enjoy all rights and benefits of the Company or its Subsidiaries with respect thereto and as otherwise appropriate to consummate the transactions contemplated by this Agreement.

11.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Escrow Agreement constitutes the entire agreement among all the parties hereto and terminates and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement as provided for herein.

11.6 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Buyer may assign in writing its rights and obligations, in whole or in part, to one or more of its wholly-owned Subsidiaries, but the Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of the Buyer hereunder.

11.8 Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Stockholder Approval, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

11.9 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Company, on the one hand, and the Buyer, on the other hand, will each bear their own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

11.12 Setoff. The Company agrees that the Buyer and its Subsidiaries may setoff against any amounts due and owing to the Company or any of its Subsidiaries hereunder any amounts due to the Buyer or its Subsidiaries under this Agreement. Each of the Company and its Subsidiaries hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against Buyer and its Subsidiaries and expressly waives the right to cause or instruct the escrow agent to do the same with respect to any payment from the Escrow Funds.

11.13 Casualty Losses. If there shall have been suffered between the date of this Agreement and the Closing Date any casualty or loss relating to the Transferred Assets or any asset of the Transferred Subsidiaries, then at the Closing all claims to insurance proceeds or other rights of the Company or any of its Subsidiaries against third parties relating from such casualty or loss shall (to the extent assignable) be separately assigned by the Company or its Subsidiaries to the Buyer and/or the Designated Purchaser. To the extent not so assignable, the Company shall, and shall cause its Subsidiaries to, remit all proceeds received from insurers or third parties in respect of such claims to the Buyer.

11.14 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

11.15 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

11.16 Disclosure Schedules. Each disclosure set forth in the Company Disclosure Schedule or Buyer Disclosure Schedule shall be deemed disclosed for purposes of, and shall qualify and be treated as an exception to, only the specific section of this Agreement specified therefor, except to the extent that disclosure in one specific section of the Company Disclosure Schedule or Buyer Disclosure Schedule, as the case may be, is specifically referred to in another specific section of the Company Disclosure Schedule or Buyer Disclosure Schedule, as applicable, or by appropriate cross-reference and except to that it would be reasonably apparent that a reference in one specific section in the Company Disclosure Schedule or Buyer Disclosure Schedule, as the case may be, also relates to another specific section of the Company Disclosure Schedule or Buyer Disclosure Schedule.

11.17 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representative as of the date first above written.

BIOTAGE AB

By:	/s/ Jeff Bork
Name:	Jeff Bork
Title:	President and CEO

ARGONAUT TECHNOLOGIES, INC.

By:	/s/ Lissa Goldenstein
Name:	Lissa A. Goldenstein
Title:	President and Chief Executive Officer

Exhibit A

Designated Purchasers

Transferred Shares pursuant to Section 2.1

  Biotage UK Ltd

Transferred Assets pursuant to Section 2.2

  Biotage, LLC

Annex B

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”) entered into as of the     th day of March, 2005, by and among Biotage AB, a corporation organized under the laws of Sweden (“Buyer”), Argonaut Technologies, Inc., a Delaware corporation (the “Company”), and             , as escrow agent (the “Escrow Agent”).

WHEREAS, pursuant to a Sale and Asset Purchase Agreement dated as of February     , 2005 (the “Purchase Agreement”), between Buyer and the Company, Buyer will acquire from the Company certain assets and shares and assume certain liabilities of the Company;

WHEREAS, the Purchase Agreement contemplates the due execution and delivery of this Agreement at, and as a condition to, the Closing;

WHEREAS, the Company has agreed to indemnify Buyer against breaches of the representations, warranties and covenants made by the Company in the Purchase Agreement and against certain other matters as specified in Articles III, VI and X of the Purchase Agreement;

WHEREAS, to secure partially the payment of the Company’s indemnification obligations and other obligations pursuant to Articles III, VI and X of the Purchase Agreement, if any, Two Million Dollars ($2,000,000) of the consideration to be received by the Company pursuant to the Purchase Agreement is being deposited, pursuant to Section 3.2(a) of the Purchase Agreement, in escrow to be held by the Escrow Agent as hereinafter provided; and

WHEREAS, the Escrow Agent is willing to act as escrow agent on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Defined Terms. Unless otherwise indicated, all capitalized terms used herein shall have the respective meanings attributed to them in the Purchase Agreement.

2. Establishment of Escrow. Pursuant to Section 3.2(a) of the Purchase Agreement, on the Closing Date, the Buyer shall deliver to the Escrow Agent Two Million Dollars ($2,000,000) (the “Closing Escrow”), and the Escrow Agent shall deposit the Closing Escrow into an escrow account (the “Escrow Account”). All amounts held in the Escrow Account shall be held, invested and distributed pursuant to the terms and conditions of this Agreement. No part of the Escrow Account or any interest accrued thereon may be withdrawn from the escrow established hereunder (the “Escrow”) without the prior written consent of the Company and the Buyer, except as expressly provided otherwise in Section 4 of this Agreement. The Escrow Agent shall hold all amounts in the Escrow Account in a separate account, apart from any other funds or accounts of the Escrow Agent or any other person. The Escrow Agent shall keep an accurate record of all transactions with respect to such amount.

3. Administration of Escrow.

3.1 Any monies held in the Escrow Account shall be invested and reinvested by the Escrow Agent as specifically directed in writing by the Company, to the extent permitted by law, in (a) direct obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof; (b) obligations (including certificates of deposit and bankers’ acceptances) of banks and savings and loan associations which at the date of their last public reporting had total assets in excess of $500 million; and (c) mutual funds sponsored by the Escrow Agent investing exclusively in the securities described in the foregoing clauses (a) and (b) (the

“Mutual Funds”). If the Company does not provide directions to the Escrow Agent for any investment or reinvestment of monies held in the Escrow Account, such monies shall be invested in the Mutual Funds. Neither the Escrow Agent, the Buyer nor the Company shall be liable or responsible for any loss resulting from any investment or reinvestment made pursuant to this Section 3. The Escrow Account shall be increased from time to time by any and all interest accrued and paid or dividends or similar return received by the Escrow Agent thereon (“Interest”) after payment of expenses incurred in connection with the investment, reinvestment or sale thereof, pursuant to this Section 3.1 and shall be distributed in accordance with this Agreement.

4. Claims by the Buyer.

4.1 Direct Claim Notices. If the Buyer wishes to make a claim for losses under this Agreement for any amount that it is entitled to receive under Article X of the Purchase Agreement (the “Direct Claim Payment”), the Buyer shall deliver to the Escrow Agent (with a copy to the Company) a written notice signed by the Buyer (i) specifying (x) in reasonable detail the amount of the Direct Claim Payment sought and nature of the Direct Claim or (y) a reasonable estimate of the amount of losses which the Buyer expect to incur with respect to any matter for which the Buyer may be entitled to submit a claim notice under Section 10.3 of the Purchase Agreement (in either case, a “Direct Claim Notice”) and (ii) that the Direct Claim Payment specified in clause (i) is the Buyer’s good faith estimate of the amount that the Buyer is entitled to receive under Article X of the Purchase Agreement. The Direct Claim Notice shall clearly state that it is a “Direct Claim Notice.” Any Direct Claim Notice to be delivered for a claim against the Closing Escrow must be given by the Buyer on or prior to the date that is three business days after the one-year anniversary of the Closing Date (the “Initial Closing Escrow Termination Date”) and must relate to a claim which arose prior to such anniversary; provided, however, that if the UK Tax Proceeding is not resolved by the Initial Closing Escrow Termination Date, such period shall be extended for claims in respect of the UK Tax Liability as provided in Section 3.2(a) of the Purchase Agreement (the date, as so extended pursuant to such Section 3.2(a), shall be the “Initial Closing Escrow Termination Date”).

4.2 If the time period required to resolve the claim underlying any Direct Claim Notice (including the time required for the Independent Accounting Firm to determine the amount to be paid or reserved from the Closing Escrow in respect of any Direct Claim Notice) extends beyond the Initial Closing Escrow Termination Date, the Escrow Agent shall retain the aggregate amount shown in such Direct Claims Notice(s), including Interest thereon, and extend the Initial Closing Escrow Termination Date by the period of time remaining until all such remaining claims are finally resolved (the “Extended Escrow Termination Date”). Funds in the Escrow Account in excess of the amounts shown in all such remaining Direct Claim Notices on the Initial Closing Escrow Termination Date (an “Overage”) including Interest thereon shall be paid to the Company within three business days after the Initial Closing Escrow Termination Date.

4.3 The Company shall have 10 business days to provide written notice of objection to the Purchaser and the Escrow Agent of any Direct Claim Notice, specifying in reasonable detail any items disputed. After receipt of any such dispute notice, the parties agree to negotiate in good faith to resolve such dispute. If any such dispute cannot be resolved by the parties within thirty days, the parties agree to appoint the Independent Accounting Firm (or if the Independent Accounting Firm is unable to resolve such dispute, another mutually acceptable third party) to settle such dispute in accordance with Section 7(d). If the Company does not provide any such written notice of objection pursuant to this Section 4.3, the Escrow Agent shall promptly pay such amount including any Interest thereon to the Buyer from the Escrow Account and deliver a copy of the Direct Claim Notice to the Company; provided that in the case of a Direct Claim Notice provided pursuant to Section 4.1(i)(y), the Escrow Agent shall pay such amount as is finally resolved to be the amount of losses actually incurred by the Buyer.

4.4 Each of the Buyer and the Company hereby agrees that it will deliver notices to the Escrow Agent only in accordance with Section 16 hereof.

5. Release and Termination of Escrow Account. On a date not later than three business days after the Initial Closing Escrow Termination Date or the Extended Escrow Termination Date, if any, the Escrow Agent shall make a cash payment to the Company from the Escrow Account of an amount equal to all funds remaining in the Escrow Account including Interest thereon, less any amounts that are paid to the Buyer as a result of each such Direct Claim Notice.

6. Fees of Escrow Agent. All fees and costs of the Escrow Agent (including reasonable attorneys’ fees) shall be paid out of the Escrow Account; provided, however, any such fees in excess of $15,000 annually (the “Fee Cap”) shall be paid by the Company. The Escrow Agent shall send copies of periodic invoices for fees and costs to the Company and the Buyer, and the Company shall pay the amount of any invoice reflecting fees in excess of the Fee Cap within 30 days of receipt of such invoice. In the event any amounts owed to the Escrow Agent remain unpaid upon the expiration of such 30-day period, the Company and the Buyer hereby authorize the Escrow Agent to disburse such unpaid fees and costs to itself from the Escrow Account. If such amounts are deducted from the Escrow Account, the Company shall promptly make such adjusting payments to the Escrow Account as shall be necessary so that it pays all such fees and costs. The Escrow Agent shall have no liability for any such fees and costs unless arising from its own bad faith, gross negligence or willful misconduct.

7. Responsibilities and Liabilities of the Escrow Agent.

(a) The Escrow Agent shall deal with the Escrow Account and any interest accrued thereon only in accordance with (a) this Agreement and, to the extent referred to herein, the Purchase Agreement or (b) written instructions given in conformity with this agreement. The Escrow Agent assumes no liabilities except those expressed in this Agreement and shall have no responsibility or liability to any person with respect to any action taken, suffered or omitted to be taken by it in good faith under this Agreement, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except to the extent that such actions constitute bad faith, gross negligence or willful misconduct.

(b) The Escrow Agent shall be protected in acting upon any notice, request, certificate, approval, consent, or other document delivery of which complies with Section 16 and that the Escrow Agent reasonably believes to be genuine and to be signed by the proper party or parties. The Escrow Agent may assume that any person purporting to give notice, receipt or advice or make any statement or execute any document with the provisions hereof has been duly authorized to do so. The Escrow Agent may act in reliance upon the advice of counsel satisfactory to it in reference to any matter in connection with this Agreement and shall not incur any liability for any action taken in good faith in accordance with such advice.

(c) The Escrow Agent shall be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any of the Escrow Agent’s authorized officers and mailed by registered or certified mail, addressed to each of the parties at its address set forth herein, or otherwise is in accordance with Section 16.

(d) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Account (which disagreement is not resolved within 30 days), or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, (i) the Escrow Agent shall be entitled, without liability on its part, to refrain from making any disbursement or taking any further action, and (ii) the parties shall appoint the Independent Accounting Firm (as such term is defined in the Purchase Agreement) to resolve such disagreement, which Independent Accounting Firm shall settle such disagreement in its sole discretion. The fees and expenses of such Independent Accounting Firm shall be allocated between the Buyer and the Company in such manner that the Buyer shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a faction the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accounting Firm that are resolved against the Buyer (as finally determined by the Independent Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted, and the Company shall be responsible for the remainder of such fees and expenses. The determination of the Independent Accounting Firm shall be set forth in writing

(such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accounting Firm by the Buyer and the Company) delivered to each of the Buyer and the Company and shall be final, binding and non-appealable on the parties hereto. The Escrow Agent shall retain any disputed amounts in the Escrow Fund until the Escrow Agent shall have received either the final decision of the Independent Accounting Firm as described above or written instructions jointly executed by the Buyer and the Company directing delivery of the amounts of the Escrow Account in dispute, in which event the Escrow Agent shall deliver the amounts of the Escrow Account in dispute in accordance with such order and instructions. The Escrow Agent shall act on such order without further questions. In any event, the Escrow Agent shall not be liable by reason of such action or omission to act to any of the parties hereto or to any other person, firm, association, or corporation, even if thereafter any such order, judgment, decree or levy be reversed, modified, annulled, set aside, or vacated.

(e) The Escrow Agent shall have no responsibility for and makes no representation as to the validity, genuineness or sufficiency of this Agreement or the value, validity or genuineness of any check for payment of money deposited with the Escrow Agent under this Agreement.

(f) The Buyer and the Company hereby appoint the Escrow Agent as their attorney-in-fact for the purposes of causing effective transfers of property from the Escrow Account in accordance with the terms of this Agreement.

(g) The Escrow Agent or any successor Escrow Agent hereunder may resign hereunder (i) at any time, with the consent of the Buyer and the Company and the appointment of a substitute Escrow Agent by the Buyer and the Company; (ii) upon the petitioning of a court of competent jurisdiction seeking the appointment of a substitute Escrow Agent and the appointment by such court of a substitute Escrow Agent; or (iii) upon 60 days’ written notice to the Buyer and the Company and the appointment of a substitute Escrow Agent by the Buyer and the Company, and such resignation shall be effective from the date specified in such notice. After receipt of notice of the Escrow Agent’s intent to resign, the Buyer and the Company will work in good faith to select a substitute Escrow Agent. In case the office of the Escrow Agent shall become vacant for any reason, the Buyer and the Company shall appoint a bank or trust company with an office in New York City having a net worth (as reflected in its latest publicly available certified financial statements) in excess of $500,000,000 as successor Escrow Agent hereunder by an instrument or instruments in writing delivered by the Buyer and the Company to such successor Escrow Agent, whereupon such successor Escrow Agent shall succeed to all rights and obligations of the retiring Escrow Agents as if this Agreement were originally executed by such successor Escrow Agent, and the retiring Escrow Agent shall deliver to such successor Escrow Agent the Escrow Account and any interest accrued thereon.

(h) Subject to Sections 4, 8 and 14 hereof, the Escrow Agent shall not have any interest in the Escrow Account, but shall serve as escrow holder only and have possession thereof. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax identification number certification or non-resident alien certifications.

8. Indemnification. The Escrow Agent shall be indemnified by the Buyer and the Company against any claim or charge made against the Escrow Agent by reason of any action or failure to act in connection with any of the transactions contemplated by this Agreement, and against any loss the Escrow Agent may sustain in carrying out the terms of this Agreement, except as a result of the Escrow Agent’s bad faith, gross negligence or willful misconduct. The Buyer and the Company shall each be liable for one-half of any such claims, charges or losses.

9. Termination Date. This Agreement shall terminate on the date when all claims pursuant to Section 4 hereof are resolved and all funds have been disbursed from the Escrow Account in accordance with the provisions of this Agreement.

10. Interpleader. In the event that the Escrow Agent shall at any time be confronted with inconsistent claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine such respective rights of the parties with respect to this Agreement, and upon doing so, the Escrow Agent automatically shall be released from any obligations or liability as a consequence of any such claims or demands, except that the Escrow Agent shall not be released from any liability for its bad faith, gross negligence or willful misconduct occurring during the time that it served as Escrow Agent.

11. Removal of the Escrow Agent. The Buyer and the Company, together, shall have the right to remove the Escrow Agent hereunder by giving notice in writing to the Escrow Agent, specifying the date upon which such removal shall take effect. In the event of such removal, the Buyer and the Company agree that, prior to the effective date of removal of the Escrow Agent, they will jointly appoint a successor to the Escrow Agent (the “Successor Escrow Agent”), and the Escrow Agent hereby agrees that, upon receiving joint written instructions from the Buyer and the Company, it shall turn over and deliver to such Successor Escrow Agent all of the funds in the Escrow Account and other amounts held by it pursuant to this Agreement in accordance with the terms of such written instructions and render the accounting required by Section 13 hereof.

12. Successor Escrow Agent. Upon receipt of the Escrow Fund and any other amounts held by the Escrow Agent pursuant to this Agreement, the Successor Escrow Agent shall thereupon be bound by all of the provisions hereof, and the term “Escrow Agent” as used herein shall mean the Successor Escrow Agent.

13. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand under reasonable circumstances, the Escrow Agent shall render to the Buyer and the Company and the Successor Escrow Agent(s), if any, an account in writing of the property constituting the Escrow Fund and all distributions therefrom unless waived in writing by both the Buyer and the Company. The Buyer and the Company together shall each pay one-half of all reasonable fees and expenses of the Escrow Agent for the preparation of such accounting, including the reasonable fees and disbursements of counsel.

14. Tax Matters. The parties agree that to the extent permitted by applicable law, the Buyer and the Company and their respective assigns will include the Interest in their respective gross incomes for federal, state and local income tax (collectively, “Income Tax”) purposes in accordance with their respective percentage interest in the Escrow Fund, and pay any Income Tax resulting therefrom. The parties also agree for Income Tax purposes to treat all payments from the Buyer to the Escrow Fund as payments of purchase price to the Company. Notwithstanding the foregoing, the Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect. The Escrow Agent shall remit such taxes to the appropriate authorities.

15. Amendments. This Agreement may only be amended by the mutual written agreement of the Buyer, the Company and the Escrow Agent.

16. Notices. Any notices or other communications given hereunder shall be delivered personally or sent by telecopy or telefax, a reputable overnight courier service, or registered or certified mail, addressed as follows or to such other address of which the parties may have given notice:

If to the Company	Argonaut Technologies, Inc.
220 Saginaw Drive
Redwood City, CA 94063
Attention:
Fax No.:

Copy to:	O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street
Suite 2600
San Francisco, CA 94111
Attention: Michael J. Kennedy
Facsimile: 415-984-8701

If to the Buyer:	Biotage AB
Kungsgatan 76
SE-753 18 Uppsala
Sweden
Attention: Jeff Bork
Fax No.: +46 70 202 98 63

Copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Richard A. Miller
Caroline B. Gottschalk
Facsimile: 212-455-2502
If to Escrow Agent:
Attn:
Fax No.:

Such notices or other communications shall be deemed received (a) on the date delivered or sent, if delivered personally or sent by telecopy or telefax transmission confirmed, (b) the day after being sent, if sent by a reputable overnight receipted courier service, or (c) three business days after being sent, if sent by registered or certified mail.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than (i) a federal court located in the State of New York or (ii) if no such court has jurisdiction over any such suit, action or proceeding, any other court of competent jurisdiction in the State of New York. Each of the parties submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the suit, action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19. Entire Agreement, Modification. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and except as specifically provided herein there are no prior representations, warranties, or agreements relating thereto. No change in, addition to, or waiver of the terms and conditions hereof shall be binding upon the parties hereto unless approved in writing by the parties.

20. Captions. The captions contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect the meaning or interpretation hereof.

21. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Buyer may assign their rights hereunder to any person to whom they may assign their rights under the Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:	ARGONAUT TECHNOLOGIES, INC.

By:

BUYER:	BIOTAGE AB

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ESCROW AGENT:

By:
Name:
Title:

Annex C

[SG Cowen Letterhead]

February 21, 2005

Board of Directors

Argonaut Technologies, Inc.

220 Saginaw Drive

Redwood City, CA 94063

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Argonaut Technologies, Inc. (the “Company”) of the Consideration (as defined below) to be paid by Biotage AB (the “Acquirer”) pursuant to the terms of the draft Stock and Asset Purchase Agreement dated February 17, 2005 (the “Agreement”), by and between the Company and the Acquirer.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth therein, the Company proposes to divest certain assets and related liabilities (the “Consumables Business”) to the Acquirer (the “Transaction”) for cash consideration of $19.93 million (the “Consideration”). The Agreement contemplates that the Acquirer would acquire the Company’s Consumables Business through the purchase of (i) the stock of Argonaut, Ltd. (U.K. subsidiary) less Argonaut, Ltd.’s cash, a facility located at Tir-Y-Berth Industrial Estate, New Road, Hegoed, Wales, and any Process Development Business assets or liabilities (defined as those other than consumables business-related assets and liabilities) and (ii) the Consumables Business U.S. assets and liabilities.

SG Cowen & Co., LLC (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may have actively traded the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated August 21, 2002, as amended through February 7, 2005, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided services to the Company and have received fees for the rendering of such services. In the future, SG Cowen and its affiliates in the ordinary course of business may provide investment banking services to the Company or the Acquirer and may receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters with respect to the Consumables Business as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated February 17, 2005;

•	certain financial and other information on the Consumables Business and certain other relevant financial and operating data furnished to SG Cowen by the Company’s management;

•	certain publicly available financial and other information for the Acquirer;

Board of Directors

Argonaut Technologies, Inc.

February 21, 2005

•	certain internal financial analyses, financial projections, reports and other information concerning the Consumables Business, prepared by the management of the Company;

•	discussions we have had with certain members of the Company’s management concerning the historical and current business operations, financial conditions and prospects of the Consumables Business and such other matters we deemed relevant;

•	certain operating results and multiples of the Consumables Business as compared to operating results and multiples of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected acquisition transactions we deemed relevant;

•	based on the projections prepared by the Company’s management, the cash flows generated by the Consumables Business on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Consumables Business. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. We have, with your consent, assumed that the financial projections that we examined were reasonably prepared by the Company’s management on bases reflecting the best currently available estimates and good faith judgment of management as to the future performance of the Consumables Business, and that such projections provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Consumables Business, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s use of the proceeds from the Transaction or the financial viability of the Company following the Transaction. In addition, we have assumed, in all respects material to our analysis, that the Company will not be subject to any claims pursuant to the indemnification provisions of the Agreement, that all amounts held in escrow pursuant thereto will be returned to the Company and that the Consideration will not be reduced as a result of any pre- or post-closing purchase price adjustments contemplated by the Agreement. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also

Board of Directors

Argonaut Technologies, Inc.

February 21, 2005

assumed, in all respects material to our analysis, that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

Signed by SG Cowen & Co., LLC

PROXY

ARGONAUT TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 1, 2005, 9 A.M. LOCAL TIME

This proxy is solicited by the Board of Directors

The undersigned stockholder of ARGONAUT TECHNOLOGIES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders (the “Special Meeting”) and Proxy Statement in connection with the Special Meeting, each dated May 3, 2005, and hereby appoints Lissa A. Goldenstein and Gordon B. Tredger, and each of them individually, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting to be held on June 1, 2005 at 9 a.m. local time, at 220 Saginaw Drive, Redwood City, California and at any adjournment or adjournments thereof, and to vote all shares of common stock of Argonaut Technologies, Inc. which the undersigned would be entitled to vote if then and there personally present, in accordance with the instructions on the matters set forth on the reverse side of this card. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 (UNLESS THIS PROXY IS VOTED AGAINST PROPOSAL 1, IN WHICH CASE IT WILL BE VOTED AGAINST PROPOSAL 2) AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

There are two ways to vote your Proxy:

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Argonaut Technologies, Inc., c/o U. S. Stock Transfer, 1745 Gardena Avenue, Glendale, California 91204-2991.

VOTE AT THE MEETING

Attend the Special Meeting of Stockholders on June 1, 2005 and cast your vote.

See reverse side.

Please detach here

Ú    DETACH PROXY CARD HERE    Ú

ARGONAUT TECHNOLOGIES, INC.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Proposal to approve the proposed sale of substantially all of our assets to Biotage AB.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to grant discretionary authority to adjourn or postpone the Argonaut special meeting to another time or place for the purpose of soliciting additional proxies.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, to transact any other business as may properly come before the Special Meeting or any adjournment or postponements thereof. If there are amendments or variations on the matters proposed at the Special Meeting or at any adjournment or postponement thereof, or if any other business properly comes before the Special Meeting, this Proxy confers discretionary authority on the proxy nominees named herein to vote on such amendments, variations or other business.

Address change?Mark Box	☐	Indicate changes below:

Dated:	, 2005

SIGNATURE OF SHAREHOLDER

SIGNATURE(S) IF HELD JOINTLY

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please Detach Here

Ú    You Must Detach This Portion of the Proxy Card    Ú

Before Returning it in the Enclosed Envelope